UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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THE COCA-COLA COMPANY

2019 Proxy Statement
Notice of Annual Meeting of Shareowners

Wednesday, April 24, 2019
8:30 a.m., local time
World of Coca-Cola
Atlanta, Georgia

THE COCA-COLA COMPANY
ONE COCA-COLA PLAZA
ATLANTA, GEORGIA 30313

1	Notice of 2019 Annual Meeting of Shareowners

MEETING INFORMATION
WHEN Wednesday, April 24, 2019 8:30 a.m., local time
WHERE World of Coca-Cola 121 Baker Street NW Atlanta, Georgia 30313
RECORD DATE Holders of record of our Common Stock as of February 25, 2019 are entitled to notice of, and to vote at, the meeting.
AUDIOCAST OF THE MEETING Access links to vote, listen to a live audiocast of the meeting, submit questions and learn more about our Company at www.coca-colacompany.com/annual-meeting-of-shareowners
ATTENDING THE MEETING If you plan to attend the 2019 Annual Meeting of Shareowners in person, you must register in advance. See page 102 for details.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2019 ANNUAL MEETING OF SHAREOWNERS TO BE HELD ON APRIL 24, 2019.
The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2018 are available at www.edocumentview.com/coca-cola.

ITEMS OF BUSINESS
	Our Board’s Recommendation	Further Information (page)
ITEM 1 To elect the 13 Director nominees identified in the accompanying Proxy Statement to serve until the 2020 Annual Meeting of Shareowners.	FOR each Director Nominee	14
ITEM 2 To hold an advisory vote to approve executive compensation.	FOR	46
ITEM 3 To ratify the appointment of Ernst & Young LLP as Independent Auditors of the Company to serve for the 2019 fiscal year.	FOR	90
ITEM 4 To vote on a shareowner proposal regarding an independent Board Chair, if properly presented at the meeting.	AGAINST	93
ITEM 5 To vote on a shareowner proposal on sugar and public health, if properly presented at the meeting.	AGAINST	95
Shareowners will also transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.
ADVANCE VOTING METHODS
Please vote using one of the following advance voting methods. Make sure to have your proxy card or voting instruction form in hand and follow the instructions.

SHAREOWNERS OF RECORD (your shares are registered on the books of the Company via Computershare)
Internet	Telephone	Mail
www.investorvote.com/coca-cola	Call 1-800-652-VOTE or the telephone number on your proxy card	Sign, date and return your proxy card
BENEFICIAL OWNERS (your shares are held through your bank or brokerage account)
Internet	Telephone	Mail
www.proxyvote.com	Call 1-800-454-8683 or the telephone number on your voting instruction form	Sign, date and return your voting instruction form
Not all beneficial owners may vote at the web address and phone number provided above. If your control number is not recognized, please refer to your voting instruction form for specific voting instructions.

IT IS VERY IMPORTANT THAT YOU VOTE to play a part in the future of the Company. Please carefully review the proxy materials for the 2019 Annual Meeting of Shareowners and follow the instructions above to cast your vote on all of the voting matters.

We are making this Proxy Statement and the form of proxy first available on or about March 7, 2019.
March 7, 2019 By Order of the Board of Directors Jennifer D. Manning Associate General Counsel and Secretary

2019 Proxy Statement 3

2	A Letter from our Chairman on behalf of the Board of Directors

James is the right leader to take the Coca-Cola system to the next level.

Dear Fellow Shareowners:

On behalf of the Board of Directors, I want to thank you for your investment in The Coca-Cola Company. This Board represents you as shareowners, and we take this role very seriously. We appreciate the trust you place in us to oversee your interests in our business.

Chairman Succession
We had a notable year in 2018, including announcing our Board leadership succession plan. In December, the Board of Directors elected James Quincey to become the 14th Chairman of the Board of The Coca-Cola Company. Assuming his reelection at the 2019 Annual Meeting of Shareowners, James will succeed me as Chairman of the Board, and I will retire following the meeting. James will then serve as Chairman and Chief Executive Officer.

I am delighted that the Board elected James as Chairman. James is the right leader to take the Coca-Cola system to the next level. Without question, his ideas and instincts will continue to change our Company and system in important ways.

As our business moves through the next decade, I can assure you that our Board will continue its oversight of the Company’s long-term business strategy. This is one of the most important jobs of the Board. The Directors of our Company are actively engaged with James in executing a vision to continue evolving and growing as a total beverage company.

2018 Business Developments
Over the last year, a great deal has been accomplished in our ongoing journey to position our business for continued growth. We ramped up investments to grow and diversify our portfolio through innovations, acquisitions and strategic partnerships. This work included: acquisitions like Costa Limited, which provides capabilities to build a global coffee platform, and investments such as BODYARMOR, one of the fastest-growing beverage trademarks in the U.S.; expanding existing brands like FUZE TEA and smartwater; and launching innovative new offerings like Coca-Cola with Coffee. We also continued to strengthen our bottling system, with actions including the completion of refranchising in North America, and we enhanced value for our customer partners worldwide.

Importantly, we maintained our focus on doing business the right way. We know our business thrives when the communities we serve are also thriving. In 2018, we worked to create more community value in many ways, from supporting opportunities for women business owners, to promoting recycling globally through our World Without Waste initiative.

4 2019 Proxy Statement

A LETTER FROM OUR CHAIRMAN ON BEHALF OF THE BOARD OF DIRECTORS 2

Board Composition
I became Chairman in 2009, and one of my priorities from day one was to ensure that the Board was made up of the most capable set of Directors possible. It is vital to have a Board that is equipped to oversee the success of the business and effectively represent the interests of our shareowners.

As I retire, I’m very pleased with our current Board. We have a diverse, well-functioning Board composed of skilled, high-integrity Directors.

The positive evolution of our Board over the last few years could not have been possible without Sam Nunn, who played an integral role as Lead Independent Director and who will retire following the 2019 Annual Meeting. I am confident our Board will continue to evolve under the leadership of James and our new Lead Independent Director, Maria Elena “Mel” Lagomasino, who will succeed Sam in that important role.

I encourage you to review the qualifications, skills and experiences of all our Director nominees beginning on page 17.

Farewell
After more than 40 amazing years in the Coca-Cola system, my time with the Company is drawing to a close. It has been a journey that I have thoroughly enjoyed and loved.

I’ll take with me many dear friendships, fond memories and vital lessons learned along the way. I’m honored to have done my part for a business with a shining past and an even brighter future. Indeed, as a fellow shareowner, I am very confident that the best years for this business are ahead.

I am very confident that the best years for this business are ahead.

Muhtar Kent
Chairman of the Board of Directors
The Coca-Cola Company
March 7, 2019

2019 Proxy Statement 5

3	Q&A with our Chief Executive Officer

The complexity of the global marketplace has increased exponentially; consumer tastes have evolved and will continue to do so; and our portfolio has grown to adapt to our changing environment.

The Board of Directors has elected you the next Chairman of the Board, pending your reelection to the Board at the 2019 Annual Meeting of Shareowners. Could you talk about your expanded role as Chairman and Chief Executive Officer of The Coca-Cola Company?

First, I appreciate the Board’s confidence, and I value our partnership in leading the Company. I also greatly value the support I’ve received from our outgoing Chairman, Muhtar Kent. Muhtar has laid a foundation for success, and I’m excited to build on it.

We are evolving as a total beverage company. This is a deliberately broad objective because the consumer landscape is changing very quickly, and we aim to be dynamic and anticipate evolutions in consumer tastes. One of the Board’s most important jobs is oversight of our business strategy and, as Chairman, I will focus on pursuing that strategy.

I can’t overstate how greatly our Company has already changed in the last couple of decades. We were essentially a one-product company for much of our history, and we became highly successful by executing a model of selling more Coke in more places.

The challenges and opportunities we see today are far different than ever before. The complexity of the global marketplace has increased exponentially; consumer tastes have evolved and will continue to do so; and our portfolio has grown to adapt to our changing environment.

We are shaping a company that is equipped to deal with rapid changes and constant uncertainty. It’s about taking a long-term view of the Company and where we should be headed, and as such, I will ensure that we relentlessly evaluate our portfolio, focusing on what works and stopping what doesn’t.

What strategic progress did the Company make in 2018?

We had a strong year. Starting with our portfolio, it’s always important to take a look at our core sparkling beverages. A strong core provides the fuel to grow the portfolio.

The growth in sparkling soft drinks was part of an overall strategy to give consumers what they want. More consumers want drinks with no- or low-sugar, and that’s one reason Coca-Cola Zero Sugar has done so well. We also innovated with existing products, notably through the relaunch of the Diet Coke brand in North America. We introduced new flavors and packaging, which helped to rejuvenate the brand.

In fact, innovation launched over the past three years across our categories contributed to over 15% of total unit case volume in 2018.

It’s also important to innovate in how you drink, not just what you drink. This ranges from our equipment, like the debut of the latest-and-greatest Coca-Cola Freestyle machine, to our many forays and experiments in e-commerce.

Without question, 2018 was a busy year for acquisitions. This included our acquisition of Costa Limited, which we announced in 2018 and closed in early 2019. We also invested in BODYARMOR and several other brands around the world.

Finally, we continued to lift, shift and scale successful brands. FUZE TEA, for example, became a truly global brand through its roll-out across Europe at the beginning of 2018. Our smartwater brand was also introduced in more markets.

6 2019 Proxy Statement

Q&A WITH OUR CHIEF EXECUTIVE OFFICER 3

You have almost entirely new leaders in key positions running the business. How is this changing how the Company is managed?

I’ve mentioned all the initiatives to evolve our portfolio, from introducing new products to acquiring new brands. We have also made a number of management changes to help us implement our strategy.

We named Brian Smith as President and Chief Operating Officer in part to ensure we can execute our strategy. Brian oversees all of the Company’s business units. I am pleased to have Brian in this role. He is a highly experienced operational leader. This will allow me to focus on our long-term business strategy, while remaining highly involved in key business initiatives and in our operations.

Under Brian, we have made many other changes in group presidents and business unit presidents. I’m excited about our new operational leadership team. Brian also oversees our newly created Global Ventures Group. Global Ventures will, among other things, ensure that our investments in Costa Limited, innocent, Monster Beverage Corporation and other areas are successful.

In other senior leadership changes, we appointed John Murphy to succeed Kathy Waller as Chief Financial Officer when she retires. John has extensive operational and financial experience in major markets around the world.

Altogether, we have a deep management team that puts us in a strong position for the future.

You were personally involved in the introduction of the Company’s packaging initiative, World Without Waste. Why is this important to the business? What progress was made during the campaign’s first year?

Stakeholders now expect more from us and all businesses. They want us to help find solutions and make a measurable and meaningful difference in the world. Investors at all levels continue to be interested in sustainability.

World Without Waste is important to our Company. Our goal is to help collect and recycle a bottle or can for each one we sell by 2030. We also aim to make our packaging 100% recyclable by 2025 and to use 50% recycled material in our bottles and cans by 2030.

The first year of the strategy yielded strong results. Today, 87% of our packaging globally is recyclable. Some of our markets are using more than 25% recycled material in bottles and cans. Four countries are already selling a plastic bottle made from 100% recycled material. Internally, we are rapidly scaling our knowledge and skills to meet the challenge.

In December 2018, we announced that we will allow other companies, including competitors, to access our PlantBottle technology.

We believe a World Without Waste is possible. We are actively choosing to make a difference.

You travel around the world to visit the Company’s operations. What’s one of the most interesting things you saw in 2018?

I visited many countries in 2018, and I saw a lot of changes in the marketplace. For example, our top leaders traveled to China toward the end of the year. China has been a fast-growing market overall, of course, and it is an important growth engine for our Company in particular. I’ve visited China a number of times, but I’m always amazed at how much is new each time I go. You see more and more consumers making purchases that are entirely digital – where no cash is involved. It’s also a place where our system is really embracing the rapid changes that are happening all around them. We’re continually working to foster a growth-oriented culture at The Coca-Cola Company. We believe the best days are ahead of us, and that means we expect to continue to grow. When I see the changes our people are making in places like China, I am really encouraged.

James Quincey
Chief Executive Officer
The Coca-Cola Company

2019 Proxy Statement 7

4	Proxy Statement Summary

This summary highlights information contained in the Proxy Statement. This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement before voting.

We also encourage you read our latest Annual Report on Form 10-K available at www.coca-colacompany.com/annual-meeting-of-shareowners

ABOUT THE COCA-COLA COMPANY

The Coca-Cola Company (the “Company”) is the world’s largest nonalcoholic beverage company. We own and market numerous valuable nonalcoholic beverage brands, including the following:

sparkling soft drinks	water, enhanced water and sports drinks	juice, dairy and plant-based beverages	tea and coffee
Coca-Cola, Diet Coke/ Coca-Cola Light, Coca-Cola Zero Sugar, Fanta, Schweppes*, Sprite, Thums Up	Aquarius, Dasani, glacéau smartwater, glacéau vitaminwater, Ice Dew, I LOHAS, Powerade	AdeS, Del Valle, innocent, Minute Maid, Minute Maid Pulpy, Simply, ZICO	Ayataka, Costa, FUZE TEA, Georgia, Gold Peak, HONEST TEA

*	Schweppes is owned by the Company in certain countries other than the U.S.

Finished beverage products bearing our trademarks, sold in the United States since 1886, are now sold in more than 200 countries and territories. We make our branded beverage products available to consumers throughout the world through our network of independent bottling partners, distributors, wholesalers and retailers as well as Company-owned or -controlled bottling and distribution operations — the world’s largest beverage distribution system. Beverages bearing trademarks owned by or licensed to us account for more than 1.9 billion of the approximately 61 billion servings of all beverages consumed worldwide every day.

THE COCA-COLA SYSTEM

We are a global business that operates on a local scale, in every community where we do business. We are able to create global reach with local focus because of the strength of the Coca-Cola system, which comprises our Company and our approximately 225 bottling partners worldwide.

HOW WE ARE GROWING OUR BUSINESS

In 2018, we pursued five strategic priorities to drive accelerated growth for our Company, fuel our results and create value for our shareowners. We encourage you to refer to pages 50 and 51 for a snapshot on how each of our priorities fueled our results for fiscal year 2018.

1	Accelerating growth of a leading consumer-centric brand portfolio	2	Driving revenue growth algorithm	3	Strengthening our system’s value creation advantage	4	Digitizing the enterprise	5	Unlocking the power of our people

“Beverages for Life” is our vision to leverage our brand-building expertise with a nimbler, test-and-learn approach to launching more of the drinks that consumers want.		We are refining our revenue growth management practices to ensure we have the right price and package combinations to meet consumer desires.		We are re-energizing our bottling system to support the growth of our evolved product portfolio.		We are adapting to digital with a focus on improving our interactions with consumers and customers, and enhancing our internal systems.		We are fostering a growth culture that encourages accountability, performance and ownership, and where our employees are curious, inclusive, empowered and embrace a test-and-learn mentality.

8 2019 Proxy Statement

PROXY STATEMENT SUMMARY 4

ROADMAP OF VOTING ITEMS

ITEM 1 ELECTION OF DIRECTORS
The Board and the Committee on Directors and Corporate Governance believe that the 13 Director nominees possess the necessary qualifications and experiences to provide quality advice and counsel to the Company’s management and effectively oversee the business and the long-term interests of shareowners.	Our Board recommends a vote FOR each Director Nominee
See page 14 for further information

DIRECTOR NOMINEES

			Committee Memberships
Nominee	Age	Years of Tenure	A	C	DCG	E	F	MD	PIDR	Other Boards[1]
HERBERT A. ALLEN President, Chief Executive Officer and Director, Allen & Company Incorporated	79	37								0
RONALD W. ALLEN Independent Former Chairman of the Board, President and Chief Executive Officer, Aaron’s, Inc.	77	28								2
MARC BOLLAND Independent Head of European Portfolio Operations, The Blackstone Group L.P.	59	4								2
ANA BOTÍN Independent Executive Chair, Banco Santander, S.A.	58	6								2
CHRISTOPHER C. DAVIS Independent Chairman, Davis Selected Advisers–NY, Inc.	53	1								4
BARRY DILLER Independent Chairman of the Board and Senior Executive, IAC/InterActiveCorp and Expedia Group, Inc.	77	17								2
HELENE D. GAYLE Independent Chief Executive Officer, The Chicago Community Trust	63	6								1
ALEXIS M. HERMAN Independent Chair and Chief Executive Officer, New Ventures LLC	71	12								3
ROBERT A. KOTICK Independent Chief Executive Officer and Director, Activision Blizzard, Inc.	56	7								1
MARIA ELENA LAGOMASINO Lead Independent Director[2] Chief Executive Officer and Managing Partner, WE Family Offices	69	11								1
JAMES QUINCEY[3] Chief Executive Officer, The Coca-Cola Company	54	2								0
CAROLINE J. TSAY Independent Chief Executive Officer, Compute Software, Inc.	37	1								1
DAVID B. WEINBERG Independent Chairman and Chief Executive Officer, Judd Enterprises, Inc.	67	4								0
A Audit Committee	E Executive Committee	PIDR Public Issues and	Chair	Chair (following 2019
C Compensation Committee	F Finance Committee	Diversity Review Committee	Member	Annual Meeting)
DCG Committee on Directors and	MD Management Development			Member (following 2019
Corporate Governance	Committee			Annual Meeting)

[1]	Other public company boards. For Mr. Davis, includes investment company directorships in Selected Funds, Davis Funds and Clipper Funds Trust, three fund complexes which are advised by Davis Selected Advisers, L.P. and other entities controlled by Davis Selected Advisers, L.P.
[2]	If reelected, Ms. Lagomasino will serve as Lead Independent Director immediately following the 2019 Annual Meeting of Shareowners (the “2019 Annual Meeting”).
[3]	If reelected, Mr. Quincey will serve as Chairman of the Board of Directors immediately following the 2019 Annual Meeting.

2019 Proxy Statement 9

4 PROXY STATEMENT SUMMARY

SNAPSHOT OF 2019 DIRECTOR NOMINEES

ALL DIRECTOR NOMINEES EXHIBIT:
►High integrity	►Innovative thinking
►An appreciation of multiple cultures	►A proven record of success
►A commitment to sustainability and social issues	►Knowledge of corporate governance requirements and practices

OUR DIRECTOR NOMINEES EXHIBIT AN EFFECTIVE MIX OF SKILLS, EXPERIENCES, DIVERSITY AND FRESH PERSPECTIVES

High Level of Financial Experience	Relevant Senior Leadership/Chief Executive Officer Experience

Risk Oversight/Management Expertise	Broad International Exposure/Emerging Market Experience

Marketing Experience	Governmental or Geopolitical Expertise

Innovation/Technology Experience	Extensive Knowledge of the Company’s Business and/or Industry

GOVERNANCE HIGHLIGHTS

We are committed to good corporate governance, which promotes the long-term interests of shareowners, strengthens Board and management accountability and helps build public trust in the Company. The Governance section beginning on page 13 describes our governance framework, which includes the following highlights:

BOARD PRACTICES
11 of 13 Director nominees independent
Commitment to Board refreshment (since 2009, 11 new Directors joined, including two new directors in the past year, and 13 Directors resigned)
Robust Director nominee selection process
Regular Board, committee and Director evaluations
Annual election of Directors with majority voting standard
Lead Independent Director, elected by the independent Directors
Independent Audit, Compensation and Governance Committees
Regular executive sessions of non-employee Directors
Strategy and risk oversight by full Board and committees
SHAREOWNER MATTERS
Long-standing active shareowner engagement
Annual “say on pay” advisory vote
Proxy access right
Shareowner right to call special meetings
OTHER BEST PRACTICES
Long-standing commitment toward sustainability
Transparent public policy engagement
Stock ownership guidelines for executives
Anti-hedging, anti-short sale and anti-pledging policies

10 2019 Proxy Statement

PROXY STATEMENT SUMMARY 4

ITEM 2 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
The Company seeks a non-binding advisory vote to approve the compensation of its Named Executive Officers as described in the Compensation Discussion and Analysis beginning on page 48 and the Compensation Tables beginning on page 69.	Our Board recommends a vote FOR this Item
See page 46 for further information

2018 FINANCIAL HIGHLIGHTS
REVENUE GROWTH
(10)%	5%	Organic revenues is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural items, as applicable, the impact of changes in foreign currency exchange rates as well as the impact of accounting changes. Comparable currency neutral operating income (adjusted for structural items and accounting changes) is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability, the impact of changes in foreign currency exchange rates, and the impact of structural and accounting changes. See Annex C for a reconciliation of non-GAAP financial measures to our results as reported under accounting principles generally accepted in the U.S. (“GAAP”).
Reported Net Revenues	Organic Revenues (Non-GAAP)
OPERATING INCOME GROWTH
14%	11%
Reported Operating Income	Comparable Currency Neutral Operating Income (adjusted for structural items and accounting changes) (Non-GAAP)

COMPENSATION HIGHLIGHTS

CHANGES TO OUR ANNUAL AND LONG-TERM
COMPENSATION METRICS

	2017 Performance Metrics	2018 Performance Metrics
Annual Incentive Plan	Net operating revenue Profit before tax Unit case volume	Net operating revenue Operating income

	2015, 2016 and 2017 Grant Performance Metrics	2018 Grant Performance Metrics
Long-Term Performance-Based Awards	Economic profit Net operating revenue Total shareowner return modifier	Net operating revenue Earnings per share Free cash flow Total shareowner return modifier

Note: To evaluate performance in a manner consistent with how management evaluates our operating results and trends, the key financial metrics in our annual and long-term incentive plans are measured on a non-GAAP basis (see page 52).

2018 PAY AT A GLANCE

Named Executive Officer	2018 Base Salary ($)	2018 Annual Incentive Award ($)	2018 Long-Term Incentive Award Value ($)	2018 Total Direct Compensation ($)
James Quincey	$1,450,000	$5,040,000	$9,642,480	$16,132,480
Kathy N. Waller	850,000	1,731,875	3,278,444	5,860,319
Muhtar Kent	1,000,000	3,260,000	4,628,414	8,888,414
John Murphy	550,000	1,127,500	3,309,317	4,986,817
Brian J. Smith	650,000	1,365,000	2,800,180	4,815,180

2019 Proxy Statement 11

4 PROXY STATEMENT SUMMARY

ITEM 3 RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS
The Audit Committee and the Board believe that retention of Ernst & Young LLP to serve as the Independent Auditors for the fiscal year ending December 31, 2019 is in the best interest of the Company and its shareowners. As a matter of good corporate governance, shareowners are being asked to ratify the Audit Committee’s selection of the Independent Auditors.	Our Board recommends a vote FOR this Item
See page 90 for further information

	2018 Fees (In thousands)	2017 Fees (In thousands)
Audit Fees	$27,210	$30,286
Audit-Related Fees	4,801	6,479
Tax Fees	6,169	5,514
All Other Fees	—	—
TOTAL	$38,180	$42,279

ITEMS 4-5 SHAREOWNER PROPOSALS, IF PROPERLY PRESENTED
The following two proposals were submitted by shareowners: ►Proposal regarding an independent Board Chair (Item 4) ►Proposal on sugar and public health (Item 5)	Our Board recommends a vote AGAINST each of these Items.
See page 93 for further information

QUESTIONS AND ANSWERS

Please see Questions and Answers in Annex A beginning on page 97 for important information about the proxy materials, voting, the 2019 Annual Meeting, Company documents, communications and the deadlines to submit shareowner proposals and Director nominees for the 2020 Annual Meeting of Shareowners. Additional questions may be directed to Shareowner Services at (404) 676-2777 or shareownerservices@coca-cola.com.

LEARN MORE ABOUT OUR COMPANY

You can learn more about the Company by visiting our website, www.coca-colacompany.com. Please also visit our 2019 Annual Meeting website, www.coca-colacompany.com/annual-meeting-of-shareowners, to easily access the Company’s interactive proxy materials, vote through the Internet, submit questions in advance of the 2019 Annual Meeting, register to attend the 2019 Annual Meeting, access the live audiocast of the meeting and learn more about free admission to World of Coca-Cola on April 24, 2019.

12 2019 Proxy Statement

5	Governance

Message From Sam Nunn, Lead Independent Director

At the end of last year, I announced my intention not to stand for reelection to the Board at the 2019 Annual Meeting. It has been my honor to serve as a Director of The Coca-Cola Company for the past 22 years, including the last five as Lead Independent Director.

I am pleased with our accomplishments as a Company, including the Board’s partnership with management in long-term value creation for our shareowners. Most recently, the Board has provided oversight and guidance during the Company’s evolution as a total beverage company.

This included ensuring an orderly and seamless management succession process, with James Quincey now set to succeed Muhtar Kent as Chairman following the 2019 Annual Meeting, assuming James’ reelection. I know that I speak for the entire Board when I express sincere thanks to Muhtar for his outstanding leadership as Chief Executive Officer and Chairman of the Company, including his role in the transition to new leadership.

Together, Muhtar and James have led the effort to successfully position the business for continued growth. They have done this in a sustainable manner by maintaining focus on doing business the right way. In addition, they have assured that the Coca-Cola system is more aligned today than ever before. We have great confidence in James and the very capable management team he has put in place to steward the Company going forward.

As I retire, I can assure
shareowners that this is
a well-functioning Board
comprised of highly
capable Directors with the
right mix of skills to work
closely with management
to help this business
succeed.

As I retire, I can assure shareowners that this is a well-functioning Board comprised of highly capable Directors with the right mix of skills to work closely with management to help this business succeed.

It has been a priority of mine as Lead Independent Director to ensure that the Board has the right experience and the sound judgment to effectively represent the interests of shareowners and work with management to assure that we have the culture and strategy in place for sustainable success. We have instituted Board refreshment steps that include a robust Director selection process and regular Board, committee and Director evaluations.

I am particularly proud that in the last five years, five new Directors have been elected. If shareowners elect the nominees listed in this Proxy Statement, the average tenure for our Directors will stand at 10 years, and our Board’s gender diversity average will be 38%. Our Board is now younger and more diverse with a strong reservoir of experience.

The Board, with great confidence, plans to assign the responsibility of Lead Independent Director to Mel Lagomasino. I want to briefly share what I believe this role means for the Company and for Board governance.

The Lead Independent Director plays a key role in helping guide the Board as it exercises its core duties in overseeing the Company’s performance; strategic planning; risk management; succession planning; and talent development for senior executive positions.

The Lead Independent Director provides a key point of contact at the Board level for shareowners; leads the performance evaluation of the Chairman and Chief Executive Officer; leads the annual Board evaluation process; and plays a key role in Board and management succession. The full set of responsibilities appears on page 28 of this Proxy Statement.

In cases where the role of the Chairman is combined with the role of Chief Executive Officer, many of our investors have said that a Lead Independent Director with clearly defined responsibilities provides an important, independent balance. As a Board, we agree. This will be the case once again when James and Mel, if reelected, become Chairman and Lead Independent Director, respectively, in April.

We know that the Board leadership structure is an important issue for many shareowners. Our Board believes that ensuring strong, independent Board leadership is a crucial requirement to building long-term shareowner value. Today, we believe the Company’s traditional Board leadership structure with a combined Chairman and Chief Executive Officer, alongside a strong Lead Independent Director, will deliver the best results for our business and our shareowners.

I am grateful for the trust you have placed in me as a member of the Board of this great Company. Thank you for your support and for your interest and investment in The Coca-Cola Company.

Sam Nunn

2019 Proxy Statement 13

5 GOVERNANCE   Item 1 — Election of Directors

ITEM 1	ELECTION OF DIRECTORS ►What am I voting on? Shareowners are being asked to elect 13 Director nominees for a one-year term. ►Voting recommendation:

FOR the election of each Director nominee. The Board and the Committee on Directors and Corporate Governance believe the 13 Director nominees possess the necessary qualifications and experiences to provide quality advice and counsel to the Company’s management and effectively oversee the business and the long-term interests of shareowners.

Our Board currently has 16 members. Richard M. Daley, Muhtar Kent and Sam Nunn are not standing for reelection and will retire from the Board immediately following the 2019 Annual Meeting, at which time the size of the Board will be reduced to 13 members. Upon the recommendation of the Committee on Directors and Corporate Governance, the Board has nominated all the remaining 13 Directors for election at the 2019 Annual Meeting. All the nominees are independent under New York Stock Exchange (“NYSE”) corporate governance rules, except Herbert A. Allen and James Quincey (see Director Independence and Related Person Transactions beginning on page 38).

Each of the Director nominees was elected by the shareowners at the 2018 Annual Meeting of Shareowners. If elected, each nominee will hold office until the 2020 Annual Meeting of Shareowners and until his or her successor is elected and qualified. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of Directors.

BOARD MEMBERSHIP CRITERIA

The Board and the Committee on Directors and Corporate Governance believe that there are general qualifications that all Directors must exhibit and other key qualifications and experiences that should be represented on the Board as a whole, but not necessarily by each individual Director.

QUALIFICATIONS REQUIRED OF ALL DIRECTORS

The Board and the Committee on Directors and Corporate Governance require that each Director be a recognized person of high integrity with a proven record of success in his or her field and be able to devote the time and effort necessary to fulfill his or her responsibilities to the Company. Each Director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition, potential Director candidates are interviewed to assess intangible qualities, including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

CONSIDERATION OF DIVERSITY

The Board does not have a specific diversity policy but fully appreciates the value of Board diversity. Diversity is important because a variety of points of view improves the quality of dialogue, contributes to a more effective decision-making process and enhances overall culture in the boardroom.

In evaluating candidates for Board membership, the Board and the Committee on Directors and Corporate Governance consider many factors based on the specific needs of the business and what is in the best interests of the Company’s shareowners. This includes diversity of professional experience, race, ethnicity, gender, age and cultural background. In addition, the Board and the Committee on Directors and Corporate Governance focus on how the experiences and skill sets of each Director nominee complement those of fellow Director nominees to create a balanced Board with diverse viewpoints and deep expertise.

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Item 1 — Election of Directors   GOVERNANCE 5

KEY QUALIFICATIONS AND EXPERIENCES TO BE REPRESENTED ON THE BOARD

The Board has identified key qualifications and experiences that are important to be represented on the Board as a whole, in light of the Company’s business strategy and expected future business needs. The table below summarizes how these key qualifications and experiences are linked to our Company’s business.

LINKING BUSINESS CHARACTERISTICS WITH KEY QUALIFICATIONS AND EXPERIENCES REPRESENTED ON THE BOARD

Business Characteristics	Key Qualifications and Experiences
The Company’s business is multifaceted and involves complex financial transactions in many countries and in many currencies.	High level of financial experience
Relevant senior leadership/Chief Executive Officer experience
Marketing and innovation are core focuses of the Company’s business and the Company seeks to develop and deploy the world’s most effective marketing and innovative products and technology.	Marketing experience
Innovation/technology experience
The Company’s business is truly global and multicultural, with its products sold in over 200 countries and territories around the world.	Broad international exposure/emerging market experience

The Company’s business requires compliance with a variety of regulatory requirements across a number of countries and relationships with various governmental entities and non-governmental organizations.

Governmental or geopolitical expertise
The Company’s business is a complicated global enterprise and most of the Company’s products are manufactured and sold by bottling partners around the world.	Extensive knowledge of the Company’s business and/or industry
The Board’s responsibilities include understanding and overseeing the various risks facing the Company and ensuring that appropriate policies and procedures are in place to effectively manage risk.	Risk oversight/management expertise

DIRECTOR NOMINATION PROCESS

Sources for Candidate Pool ►Directors ►Management ►Shareowners ►Independent Search Firm
In Depth Review by Committee on
Directors and Corporate Governance
►Screen qualifications
►Examine overall Board composition and balance
►Review independence and potential conflicts
►Consider diversity
►Interview potential candidate
	Recommend Slate of Nominees Full Board Review Nomination/Election	Result We have added five highly qualified Directors in the past five years

The Committee on Directors and Corporate Governance is responsible for recommending to the Board a slate of nominees for election at each Annual Meeting of Shareowners. Nominees may be suggested by Directors, members of management, shareowners or, in some cases, by a third-party firm.

2019 Proxy Statement 15

5 GOVERNANCE   Item 1 — Election of Directors

The Committee on Directors and Corporate Governance considers a wide range of factors when assessing potential Director nominees. This assessment includes a review of the potential nominee’s judgment, experiences, independence, understanding of the Company’s business or other related industries and such other factors as the Committee concludes are pertinent in light of the current needs of the Board. A potential nominee’s qualifications are considered to determine whether they meet the qualifications required of all Directors and the key qualifications and experiences to be represented on the Board, as described above. Further, the Committee on Directors and Corporate Governance assesses how each potential nominee would impact the skills and experiences represented on the Board as a whole in the context of the Board’s overall composition and the Company’s current and future needs.

BOARD COMPOSITION AND REFRESHMENT

When recommending to the Board the slate of Director nominees for election at the Annual Meeting of Shareowners, the Committee on Directors and Corporate Governance strives to maintain an appropriate balance of tenure, turnover, diversity and skills on the Board.

The Board believes that refreshment, including periodic committee rotation, is important to help ensure that Board composition is aligned with the needs of the Company and the Board as our business evolves over time, and that fresh viewpoints and perspectives are regularly considered. The Board also believes that over time Directors develop an understanding of the Company and an ability to work effectively as a group. Because this provides significant value, a degree of continuity year-over-year is beneficial to shareowners and generally should be expected.

Directors are elected each year, at the Annual Meeting of Shareowners, to hold office until the next Annual Meeting and until their successors are elected and qualified. Because term limits could cause the loss of experience or expertise important to the optimal operation of the Board, there are no absolute limits on the length of time that a Director may serve, but the Committee on Directors and Corporate Governance and the Board consider the tenure of Directors as one of several factors in nomination decisions. In addition, the Committee on Directors and Corporate Governance evaluates the qualifications and performance of each incumbent Director before recommending the nomination of that Director for an additional term. Furthermore, pursuant to our Corporate Governance Guidelines, Directors whose job responsibilities change or who reach the age of 74 are asked to submit a letter of resignation to the Board. These letters are considered by the Board and, if applicable, annually thereafter.

SHAREOWNER-RECOMMENDED DIRECTOR CANDIDATES

Shareowners who would like the Committee on Directors and Corporate Governance to consider their recommendations for nominees for the position of Director should submit their recommendations in writing by mail to the Committee on Directors and Corporate Governance in care of the Office of the Secretary, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301 or by e-mail to asktheboard@coca-cola.com. Recommendations by shareowners that are made in accordance with these procedures will receive the same consideration by the Committee on Directors and Corporate Governance as other suggested nominees.

SHAREOWNER-NOMINATED DIRECTOR CANDIDATES

We have adopted a “Proxy Access for Director Nominations” bylaw after engaging with a number of our shareowners to understand their views on the desirability of proxy access and the appropriate proxy access structure for the Company. The proxy access bylaw permits a shareowner, or a group of up to 20 shareowners, owning 3% or more of the Company’s outstanding Common Stock continuously for at least three years to nominate and include in the Company’s proxy materials Director nominees constituting up to two individuals or 20% of the Board (whichever is greater), provided that the shareowner(s) and the nominee(s) satisfy the requirements specified in Article I, Section 12 of our By-Laws. See question 33 on page 105 for more information.

MAJORITY VOTING STANDARD

Our By-Laws provide that, in an election of Directors where the number of nominees does not exceed the number of Directors to be elected, each Director must receive the majority of the votes cast with respect to that Director. If a Director does not receive a majority vote, he or she has agreed that he or she would submit a letter of resignation to the Board. The Committee on Directors and Corporate Governance would make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board would act on the resignation taking into account the recommendation of the Committee on Directors and Corporate Governance, which would include consideration of the vote and any relevant input from shareowners. The Board would publicly disclose its decision and its rationale within 100 days of the certification of the election results. The Director who tenders his or her resignation would not participate in the decisions of the Committee on Directors and Corporate Governance or the Board that concern the resignation.

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Item 1 — Election of Directors   GOVERNANCE 5

2019 DIRECTOR NOMINEES

ALL DIRECTOR NOMINEES EXHIBIT:
►High integrity ►An appreciation of multiple cultures	►A commitment to sustainability and social issues ►Innovative thinking	►A proven record of success ►Knowledge of corporate governance requirements and practices

OUR DIRECTOR NOMINEES EXHIBIT AN EFFECTIVE MIX OF SKILLS, EXPERIENCES, DIVERSITY AND FRESH PERSPECTIVES

High Level of Financial Experience	Relevant Senior Leadership/Chief Executive Officer Experience

Risk Oversight/Management Expertise	Broad International Exposure/Emerging Market Experience

Marketing Experience	Governmental or Geopolitical Expertise

Innovation/Technology Experience	Extensive Knowledge of the Company’s Business and/or Industry

Included in each Director nominee’s biography below is a description of five key qualifications and experiences of such nominee based on the qualifications described above. Many of our Director nominees have more than five qualifications, and the aggregate number for all Director nominees is reflected in the chart above. The Board and the Committee on Directors and Corporate Governance believe that the combination of the various qualifications and experiences of the Director nominees would contribute to an effective and well-functioning Board and that, individually and as a whole, the Director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

The Board of Directors recommends a vote FOR the election of each of the Director nominees.

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5 GOVERNANCE   Item 1 — Election of Directors

Herbert A. Allen
Age: 79 Director since: 1982 Committees: Executive, Finance, Management Development (Chair)
KEY QUALIFICATIONS AND EXPERIENCES
High Level of Financial Experience Extensive experience in venture capital, underwriting, mergers and acquisitions, private placements and money management services at Allen & Company Incorporated. Supervises Allen & Company Incorporated’s principal financial and accounting officers on all matters related to the firm’s financial position and results of operations and the presentation of its financial statements.

Relevant Senior Leadership/Chief Executive Officer Experience President and Chief Executive Officer of Allen & Company Incorporated, a preeminent investment firm focused on the media, entertainment, technology and other innovative industries.

Marketing Experience Significant marketing experience through ownership of a controlling interest and management of Columbia Pictures, a film production and distribution studio, from 1973 to 1982, and through a ten-year public company directorship at Convera Corporation, a company that used technology to help clients build an online community and increase their Internet advertising revenues.

Extensive Knowledge of the Company’s Business and/or Industry Director of the Company since 1982 and through Allen & Company Incorporated, has served as financial advisor to the Company and its bottling partners on numerous transactions.

Risk Oversight/Management Expertise Extensive experience managing risk as President and Chief Executive Officer of Allen & Company Incorporated, including overseeing and advising on principal investments, investing in companies with an international and emerging market presence, public and private capital markets transactions and merger and acquisition transactions.

CAREER HIGHLIGHTS
►President, Chief Executive Officer and Director of Allen & Company Incorporated, a privately held investment firm. Mr. Allen has held these positions for more than the past five years.
►Served as a Director of Convera Corporation from 2000 to 2010.
PUBLIC BOARD MEMBERSHIPS
►Other Public Company Boards: None
►Previous Public Company Boards (Past Five Years): None

Ronald W. Allen Independent
Age: 77 Director since: 1991 Committees: Audit (Chair)
KEY QUALIFICATIONS AND EXPERIENCES
High Level of Financial Experience Oversaw financial matters in his role as Chairman of the Board, President and Chief Executive Officer of Aaron’s, Inc., a leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and a variety of other products, and also served on its Audit Committee prior to becoming interim President and Chief Executive Officer. Serves on the Audit Committee of Aircastle Limited, a global company that acquires, leases and sells commercial jet aircraft to customers throughout the world. Served on the Investment Committee of Interstate Hotels & Resorts, Inc., a leading independent hotel management company of major global brands.

Relevant Senior Leadership/Chief Executive Officer Experience Served as Chief Executive Officer of Aaron’s, Inc. from February 2012 to August 2014 and as its President from February 2012 to April 2014. Served as Chief Executive Officer of Delta from 1987 to 1997. During his tenure at Delta, he managed the company through very difficult times, brought it back to sustained profitability, established a program to lower the airline’s cost structure and grew the business through expansion into foreign markets.

Broad International Exposure/Emerging Market Experience Former Chairman and Chief Executive Officer of Delta, a global airline with service to countries on six continents. Serves as a Director at Aircastle Limited and served as a Director at Interstate Hotels & Resorts, Inc. from 2006 to 2010, each of which has international operations.

Extensive Knowledge of the Company’s Business and/or Industry Director of the Company since 1991. Significant manufacturing experience as a senior executive at Aaron’s, Inc., whose business includes a furniture manufacturing division.

Risk Oversight/Management Expertise Extensive risk oversight and management experience as Chief Executive Officer of both Delta and Aaron’s, Inc., and experience overseeing risk as a member of the Audit Committee of Aircastle Limited.

CAREER HIGHLIGHTS
►Chief Executive Officer of Aaron’s, Inc. from February 2012 until his retirement in August 2014.
►President of Aaron’s, Inc. from February 2012 to April 2014 and Chairman of the Board of Aaron’s, Inc. from November 2012 to April 2014.
►Interim President and Chief Executive Officer of Aaron’s, Inc. from November 2011 to February 2012.
►Chairman of the Board and Chief Executive Officer of Delta Air Lines, Inc. (“Delta”) from 1987 until his retirement in July 1997. Also, served as President of Delta between August 1990 and April 1991 and from 1993 to July 1997. From July 1997 to July 2005, Mr. Allen was a consultant to and Advisory Director of Delta.
PUBLIC BOARD MEMBERSHIPS
►Other Public Company Boards: Aircastle Limited (since 2006); Forward Air Corporation (2011-2013 and since 2014)
►Previous Public Company Boards (Past Five Years): Aaron’s, Inc. (1997-August 2014); Guided Therapeutics Inc. (2008-January 2014)

18 2019 Proxy Statement

Item 1 — Election of Directors   GOVERNANCE 5

Marc Bolland Independent
Age: 59 Director since: 2015 Committees: Audit
KEY QUALIFICATIONS AND EXPERIENCES
High Level of Financial Experience Extensive operational and financial experience as Chief Executive Officer of Marks & Spencer, Chief Executive Officer of WM Morrison Supermarkets PLC and Chief Operating Officer of Heineken N.V., all public companies, and as head of European Portfolio Operations, The Blackstone Group L.P., a leading global alternative asset manager.

Relevant Senior Leadership/Chief Executive Officer Experience From 2010 to 2016, served as Chief Executive Officer of Marks & Spencer, an international, multi-channel retailer based in the UK. From 2006 to 2010, served as Chief Executive Officer of WM Morrison Supermarkets PLC where he successfully led the development and implementation of its long-term strategy, turning around the business.

Marketing Expertise Extensive marketing and retail expertise as Chief Executive Officer of Marks & Spencer and WM Morrison Supermarkets PLC, as well as serving as Chief Operating Officer and head of Global Marketing for Heineken N.V., where he was responsible for brand and marketing strategies.

Broad International Exposure/Emerging Market Experience Serves as lead non-executive director of the UK Department of International Development. Led international expansion of Marks & Spencer, which has stores in the UK and international locations. In addition, while at Heineken N.V., he was Managing Director in Slovakia, Managing Director for Heineken Export Worldwide and had responsibility for Western Europe, the U.S., Latin America, Northern Africa and Global Marketing. Founder of the Movement to Work charity, which provided nearly 100,000 underprivileged young people with work experience and jobs, a charity coalition of the UK’s leading employers, civil society and government.

Risk Oversight/Management Expertise Extensive experience overseeing risk as Chief Executive Officer of Marks & Spencer and WM Morrison Supermarkets PLC, and as Chief Operating Officer of Heineken N.V. Additional risk management experience as head of The Blackstone Group L.P.’s European Portfolio Operations and as Director and Safety Committee member of International Consolidated Airlines Group, S.A., one of the world’s largest airline groups.

CAREER HIGHLIGHTS
►Head of European Portfolio Operations of The Blackstone Group L.P.’s private equity businesses since September 2016.
►Chief Executive Officer and Director of Marks & Spencer Group p.l.c. (“Marks & Spencer”), an international, multi-channel retailer, from May 2010 to April 2016.
►Chief Executive Officer and Director of WM Morrison Supermarkets PLC, a leading supermarket chain in the UK, from September 2006 to April 2010.
►Chief Operating Officer of Heineken N.V., one of the world’s largest brewers, from 2005 to July 2006, and an executive board member of Heineken N.V. from 2001 to July 2006. Mr. Bolland started his career at Heineken N.V. in the Netherlands in 1987, serving in several international management positions including Managing Director of Heineken Export Group Worldwide, a subsidiary of Heineken N.V., from 1999 to 2001, and Managing Director of Heineken Slovensko, a subsidiary of Heineken N.V., from 1995 to 1998.
PUBLIC BOARD MEMBERSHIPS
►Other Public Company Boards: International Consolidated Airlines Group, S.A. (since 2016); Exor N.V. (since 2016)
►Previous Public Company Boards (Past Five Years): ManpowerGroup Inc. (2004-February 2015)

Ana Botín Independent
Age: 58 Director since: 2013 Committees: Directors and Corporate Governance, Finance
KEY QUALIFICATIONS AND EXPERIENCES
High Level of Financial Experience Internationally recognized expert in the investment banking industry with knowledge of global macroeconomic issues. Over 38 years of experience in investment and commercial banking. Has served as Executive Chair of Banco Santander, S.A. since September 2014 and a member of Banco Santander, S.A.’s Board and Executive Committee since 1989 and of its Management Committee since 1994. Began career at JP Morgan in New York in 1981 where she worked in its investment banking and treasury service areas until 1988. Joined Banco Santander, S.A. in 1988, and subsequently served as Executive Chair of Banco Español de Crédito, S.A. from 2002 to 2010 and as Chief Executive Officer of Santander UK plc from 2010 to September 2014.

Relevant Senior Leadership/Chief Executive Officer Experience Executive Chair of Banco Santander, S.A. since September 2014. Also served as Chief Executive Officer of Santander UK plc from 2010 to September 2014.

Broad International Exposure/Emerging Market Experience Executive Chair of Banco Santander, S.A., a global financial institution with operations in Europe, North America, Latin America and Asia. Board member of the Institute of International Finance, a global association of the financial industry. Founder and Vice Chair of Fundación Empresa y Crecimiento, which finances small and medium sized companies in Latin America, and founder and Chair of CyD Foundation, a nonprofit organization that supports and promotes the contribution of Spanish universities to the country’s economic and social development. Co-founder and Chair of Fundación Empieza Por Educar, the Spanish member of the global Teach For All network.

Governmental or Geopolitical Expertise Extensive experience with the regulatory framework applicable to banking institutions throughout the globe during her 30-year tenure with Banco Santander, S.A.

Risk Oversight/Management Expertise Extensive experience in the oversight and management of risks associated with retail and commercial banking activities as Executive Chair of Banco Santander, S.A., Chief Executive Officer of Santander UK plc and Executive Chair of Banco Español de Crédito, S.A.

CAREER HIGHLIGHTS
►Executive Chair of Banco Santander, S.A., the parent bank of Grupo Santander, since September 2014.
►Chief Executive Officer of Santander UK plc, a leading financial services provider in the UK and subsidiary of Banco Santander, S.A., from December 2010 to September 2014.
►Executive Chair of Banco Español de Crédito, S.A., also a subsidiary of Banco Santander, S.A., from 2002 to 2010.
►Started her 38-year career in the banking industry at JP Morgan in New York in 1981 and in 1988 joined Banco Santander, S.A., where she established and led its international corporate banking business in Latin America in the 1990s.
►Served as a Director of Assicurazioni Generali S.p.A., a global insurance company based in Italy, from 2004 to 2011.
PUBLIC BOARD MEMBERSHIPS
►Other Public Company Boards: Banco Santander, S.A. (since 1989) and Santander UK plc (since 2010)
►Previous Public Company Boards (Past Five Years): None

2019 Proxy Statement 19

5 GOVERNANCE   Item 1 — Election of Directors

Christopher C. Davis Independent
Age: 53 Director since: 2018 Committees: Compensation, Finance
KEY QUALIFICATIONS AND EXPERIENCES
High Level of Financial Experience More than 29 years of experience in investment management and securities research at Davis Advisors, an investment counseling firm that oversees approximately $20 billion of client assets, including ETFs, mutual funds, variable annuities and institutional separate accounts. Also serves as a portfolio manager for the Davis Large Cap Value Portfolios and a member of the research team for other portfolios.

Relevant Senior Leadership/Chief Executive Officer Experience Served as Chairman of Davis Selected Advisers–NY, Inc. since 1997, and as a Director and officer of a number of mutual funds advised by Davis Advisors, as well as other entities controlled by Davis Advisors.

Marketing Experience Under the leadership of Mr. Davis, Davis Advisors is widely recognized as a premier investment manager serving individual investors worldwide, identifying investment opportunities both within and outside the U.S. in developed and developing markets and providing investors access to these investment opportunities.

Broad International Exposure/Emerging Market Experience Davis Advisors, under the leadership of Mr. Davis, seeks investment growth opportunities and diversification potential that international companies in both developed and developing markets provide.

Risk Oversight/Management Expertise Extensive experience evaluating strategic investments and transactions and managing risk against the volatility of equity markets during his 29-year career at Davis Advisors. Serves on the Audit Committee of Graham Holdings Company.

CAREER HIGHLIGHTS
►Chairman of Davis Selected Advisers–NY, Inc., a registered investment advisory firm, since 1997.
►Joined Davis Selected Advisers, L.P. (“Davis Advisors”) in 1989 as a financial analyst and in 1995, became a portfolio manager of the firm’s flagship funds, Davis New York Venture Fund and Selected American Shares.
►Director and officer of a number of mutual funds advised by Davis Advisors, as well as other entities controlled by Davis Advisors.
PUBLIC BOARD MEMBERSHIPS
►Other Public Company Boards: Graham Holdings Company (since 2006); Selected Funds (consisting of two portfolios) (since 1998); Davis Funds (consisting of 13 portfolios) (since 1997); Clipper Funds Trust (consisting of one portfolio) (Trustee since 2014)
►Previous Public Company Boards (Past Five Years): None

Barry Diller Independent
Age: 77 Director since: 2002 Committees: Directors and Corporate Governance, Executive, Finance (Chair), Management Development
KEY QUALIFICATIONS AND EXPERIENCES
High Level of Financial Experience Extensive experience in financings, mergers, acquisitions, investments and strategic transactions, including transactions with Silver King Broadcasting, QVC, Inc., Ticketmaster Entertainment, Inc. and Home Shopping Network, Inc. Served on the Finance Committee of Graham Holdings Company, a diversified education and media company.

Relevant Senior Leadership/Chief Executive Officer Experience Served as Chief Executive Officer of IAC/InterActiveCorp (and its predecessors) from 1995 to 2010. Beginning with QVC, Inc. in 1992, served as chief executive for a number of predecessor companies engaged in media and interactivity prior to the formation of IAC/InterActiveCorp. Previously served as Chief Executive Officer of Fox, Inc. (“Fox”) from 1984 to 1992 and was responsible for the creation of Fox Broadcasting Company, in addition to Fox’s motion picture operations. Prior to joining Fox, served for ten years as Chief Executive Officer of Paramount Pictures Corporation.

Marketing Experience Chairman and Senior Executive of IAC/InterActiveCorp, a leading media and Internet company comprised of widely known consumer brands, such as HomeAdvisor, Vimeo, Dictionary.com, The Daily Beast, Investopedia, and Match Group’s online dating portfolio. Chairman and Senior Executive of Expedia, which markets a variety of leisure and business travel products.

Innovation/Technology Experience Extensive experience and leadership roles in the media and Internet sectors, including experience at IAC/InterActiveCorp, with businesses in the marketing and technology industries, with brands such as Ask.com, About.com, Match, HomeAdvisor, DailyBurn and Vimeo, at Expedia, which empowers business and leisure travelers through technology with tools to efficiently research, plan, book and experience travel, and at TripAdvisor, Inc., which operates the flagship TripAdvisor-branded websites and numerous other travel brands.

Broad International Exposure/Emerging Market Experience Chairman of the Board and Senior Executive of IAC/InterActiveCorp, a leading media and Internet company focused on the areas of search and applications, dating, education and fitness businesses, media and e-commerce. Chairman of the Board and Senior Executive of Expedia, an online travel company. Served as Chairman of the Board and Senior Executive of TripAdvisor, Inc., an online travel company. Served as a member of the Council on Foreign Relations.

CAREER HIGHLIGHTS
►Chairman and Senior Executive of IAC/InterActiveCorp, a leading media and Internet company, since December 2010. Prior to that time, Mr. Diller held the positions of Chairman and Chief Executive Officer of IAC/InterActiveCorp (and its predecessor companies) since August 1995 and ceased serving as Chief Executive Officer in December 2010.
►Chairman and Senior Executive of Expedia Group, Inc. (“Expedia”), an online travel company, since August 2005.
►Served as Special Advisor to TripAdvisor, Inc., an online travel company, from April 2013 to March 2017, and served as its Chairman and Senior Executive from December 2011, when it was spun off from Expedia, Inc., until December 2012, and was a member of its Board until April 2013.
►Served as the non-executive Chairman of Live Nation Entertainment, Inc. from January 2010 to October 2010 and was a member of its Board until January 2011.
PUBLIC BOARD MEMBERSHIPS
►Other Public Company Boards: Expedia Group, Inc. (since 2005) and IAC/InterActiveCorp (since 1995)
►Previous Public Company Boards (Past Five Years): Graham Holdings Company (2000-January 2017)

20 2019 Proxy Statement

Item 1 — Election of Directors   GOVERNANCE 5

Helene D. Gayle Independent
Age: 63 Director since: 2013 Committees: Compensation, Public Issues and Diversity Review
KEY QUALIFICATIONS AND EXPERIENCES
Relevant Senior Leadership/Chief Executive Officer Experience Chief Executive Officer of The Chicago Community Trust, a community foundation with assets of $2.8 billion, and former Chief Executive Officer of McKinsey Social Initiative, a nonprofit focused on developing innovative approaches to complex social challenges. Former President and Chief Executive Officer of CARE USA, a leading humanitarian organization fighting global poverty.

Innovation/Technology Experience As former Chief Executive Officer of McKinsey Social Initiative, significant experience using innovative approaches and initiatives to solve complex social challenges. As former Chief Executive Officer of CARE USA, extensive experience working to find innovative and sustainable solutions to challenging development problems. At the CDC and the Bill & Melinda Gates Foundation, led initiatives aimed at developing innovative technologies for disease prevention and control.

Broad International Exposure/Emerging Market Experience Implemented the McKinsey Social Initiative’s Generation program, which is aimed at fighting unemployment globally, including an initial goal of connecting one million young people across five countries with skills and jobs by 2020. Experience managing international operations at CARE USA, which has long-term programs in 93 countries around the world, primarily in emerging markets. Helped develop global health initiatives in leadership roles at the CDC and the Bill & Melinda Gates Foundation. Serves on the Board of Trustees of the Center for Strategic and International Studies, the Brookings Institution and the Rockefeller Foundation. Member of the National Academy of Medicine, an organization which works to address critical issues in health, medicine and related policy through its domestic and global initiatives. Member of the Council on Foreign Relations.

Governmental or Geopolitical Expertise Extensive leadership experience in the global public health field through service at the CDC and through a leadership position with the Bill & Melinda Gates Foundation, directing programs on HIV/AIDS and other global health issues. Served as Chair of the Obama administration’s Presidential Advisory Council on HIV/AIDS. Member of the U.S. Department of State’s Advisory Committee on International Economic Policy and the Secretary of State’s Advisory Committee on Public-Private Partnerships, and served on the President’s Commission on White House Fellowships. Achieved the rank of Assistant Surgeon General and Rear Admiral in the U.S. Public Health Service. Serves on the Board of Trustees of the Brookings Institution, a think tank whose mission is to improve governance at the local, national, regional and global levels. Also serves as a Director of New America Foundation, a nonpartisan public policy institute and think tank, and ONE, an international, nonpartisan advocacy and campaigning organization that fights extreme poverty and preventable disease, particularly in Africa. Member of the Board of Trustees of the Center for Strategic and International Studies, a preeminent international policy institution.

Risk Oversight/Management Expertise Extensive risk oversight and management experience with the delivery of emergency relief and long-term international development projects as former Chief Executive Officer of CARE USA, and in the global public health field through leadership roles at the CDC and the Bill & Melinda Gates Foundation. Director of the Federal Reserve Bank of Chicago, which participates in the formulation of monetary policy, one of 12 regional reserve banks across the U.S. that, together with the Board of Governors in Washington, D.C., serves as the central bank for the U.S.

CAREER HIGHLIGHTS
►Chief Executive Officer of The Chicago Community Trust, a community foundation dedicated to improving the Chicago region through strategic grant making, civic engagement and inspiring philanthropy, since October 2017.
►Chief Executive Officer of McKinsey Social Initiative, an independent nonprofit organization founded by McKinsey & Company, which brings together expert problem solvers to develop innovative approaches to complex social challenges, from July 2015 to September 2017.
►President and Chief Executive Officer of CARE USA, a leading international humanitarian organization, from 2006 to 2015.
►Served as program director in the Global Health Program at the Bill & Melinda Gates Foundation from 2001 to 2006.
►Started her career in public health at the U.S. Centers for Disease Control and Prevention (“CDC”) in 1984 where she served for 20 years, holding various positions, ultimately becoming the director of the CDC’s National Center for HIV, STD and TB Prevention in 1995.
PUBLIC BOARD MEMBERSHIPS
►Other Public Company Boards: Colgate-Palmolive Company (since 2010)
►Previous Public Company Boards (Past Five Years): None

2019 Proxy Statement 21

5 GOVERNANCE   Item 1 — Election of Directors

Alexis M. Herman Independent
Age: 71 Director since: 2007 Committees: Compensation, Public Issues and Diversity Review (Chair)
KEY QUALIFICATIONS AND EXPERIENCES
High Level of Financial Experience Significant financial experience as Chief Executive Officer of New Ventures LLC, a risk management consulting firm and as Chair of the Working Party for the Role of Women in the Economy for the Organisation for Economic Co-operation and Development (“OECD”). Additional financial experience through former service on the Audit Committee of MGM Resorts International.

Relevant Senior Leadership/Chief Executive Officer Experience Chief Executive Officer of New Ventures LLC, a risk management consulting firm. Former U.S. Secretary of Labor from 1997 to 2001.

Broad International Exposure/Emerging Market Experience Director of Cummins Inc., a global power leader that designs, manufactures, distributes and services diesel and natural gas engines and powertrain-related component products and serves customers in more than 190 countries and territories. Serves as Chair on Toyota’s Diversity Advisory Board. Served as Chair of the Working Party for the Role of Women in the Economy for the OECD, an intergovernmental economic organization helping governments improve the economic and social well-being of people around the world.

Governmental or Geopolitical Expertise Former U.S. Secretary of Labor from 1997 to 2001. Former White House Assistant to President Clinton and Director of the White House Office of Public Liaison. Served as Director of the Labor Department’s Women’s Bureau under President Jimmy Carter. Former Chief of Staff and former Vice Chair of the Democratic National Committee. Served as a Trustee of the Clinton Bush Haiti Fund, and as Chair of the Working Party for the Role of Women in the Economy for OECD. Serves as Chair of the Corporate Social Responsibility Committee for MGM Resorts International, a global hospitality company.

Risk Oversight/Management Expertise Significant expertise in management and oversight of labor and human relations risks, including handling the United Parcel Service workers’ strike in 1997 while U.S. Secretary of Labor. Chair of the Company’s Human Resources Task Force following the November 2000 settlement of an employment lawsuit. Serves as Lead Director and Chair of the Governance and Nominating Committee of Cummins Inc. Served as Chair of the Business Advisory Board at Sodexo, Inc. and member of the Audit Committee of MGM Resorts International.

CAREER HIGHLIGHTS
►Chair and Chief Executive Officer of New Ventures LLC, a risk management consulting firm, since 2001.
►Chair of the Business Advisory Board of Sodexo, Inc., an integrated food and facilities management services company, through 2013.
►Member of Toyota Motor Corporation’s Diversity Advisory Board and Global Advisory Board.
►As Chair of the Company’s Human Resources Task Force from 2001 to 2006, Ms. Herman worked with the Company to identify ways to improve its human resources policies and practices following the November 2000 settlement of an employment lawsuit.
►Served as U.S. Secretary of Labor from 1997 to 2001.
PUBLIC BOARD MEMBERSHIPS
►Other Public Company Boards: Cummins Inc. (since 2001), Entergy Corporation (since 2003) and MGM Resorts International (since 2002)
►Previous Public Company Boards (Past Five Years): None

Robert A. Kotick Independent
Age: 56 Director since: 2012 Committees: Finance, Management Development
KEY QUALIFICATIONS AND EXPERIENCES
High Level of Financial Experience Over 27 years of experience as Chief Executive Officer of Activision Blizzard, Inc. and its predecessor, including managing complex international operations and financial transactions.

Relevant Senior Leadership/Chief Executive Officer Experience Served as Chief Executive Officer of Activision Blizzard, Inc.’s predecessor for over 17 years and has served as Chief Executive Officer of Activision Blizzard, Inc. since 2008.

Marketing Experience Significant marketing experience with Activision Blizzard, Inc. and its predecessor, bringing extensive insight about key demographic groups and utilization of technology and social media in marketing.

Innovation/Technology Experience As Chief Executive Officer of Activision Blizzard, Inc., a leading global developer and publisher of high-quality interactive entertainment content and services, is responsible for some of the most successful entertainment franchises, including Call of Duty®, Candy Crush™, Hearthstone®, Overwatch®, Skylanders® and World of Warcraft®.

Risk Oversight/Management Expertise Extensive experience overseeing risk as Chief Executive Officer of Activision Blizzard, Inc., including developing new intellectual properties and investments in complementary business opportunities.

CAREER HIGHLIGHTS
►Chief Executive Officer and Director of Activision Blizzard, Inc., a leading global developer and publisher of interactive entertainment, since 2008. Served as Chairman and Chief Executive Officer of Activision, Inc., the predecessor to Activision Blizzard, Inc., from 1991 to 2008.
►Co-founder of the Call of Duty Endowment, a nonprofit, public benefit corporation that seeks to help organizations that provide job placement and training services for veterans.
PUBLIC BOARD MEMBERSHIPS
►Other Public Company Boards: Activision Blizzard, Inc. (since 1991)
►Previous Public Company Boards (Past Five Years): None

22 2019 Proxy Statement

Item 1 — Election of Directors   GOVERNANCE 5

Maria Elena Lagomasino Independent
Age: 69 Director since: 2008 Lead Independent Director (if elected as a Director) Committees: Compensation (Chair), Directors and Corporate Governance, Management Development
KEY QUALIFICATIONS AND EXPERIENCES
High Level of Financial Experience Over 36 years of experience in the financial industry and a recognized leader in the wealth management industry. Chief Executive Officer and Managing Partner of WE Family Offices, a global family office serving high net worth families. Former Chief Executive Officer of GenSpring Family Offices, LLC, a wealth management firm. Founding member of the Institute for the Fiduciary Standard, a nonprofit formed in 2011 to provide research, education and advocacy of the fiduciary standard’s importance to investors receiving investment and financial advice.

Relevant Senior Leadership/Chief Executive Officer Experience Serves as Chief Executive Officer of WE Family Offices and served as Chief Executive Officer of GenSpring Family Offices, LLC and JPMorgan Private Bank.

Broad International Exposure/Emerging Market Experience Significant international experience as Chief Executive Officer of GenSpring Family Offices, LLC and Chairman and Chief Executive Officer of JPMorgan Private Bank. During tenure with The Chase Manhattan Bank, served as Managing Director of the Global Private Banking Group, Vice President of private banking in the Latin America region and head of private banking for the western hemisphere. Over 40 years of experience working with Latin America. Exposure to international issues as a former Board member of the Americas Society and the Cuba Study Group, as a former Trustee of the National Geographic Society and as a member of the Council on Foreign Relations.

Governmental or Geopolitical Expertise Experience with regulatory framework applicable to banking institutions in Latin America while serving as Managing Director of the Global Private Banking Group, Vice President of private banking in the Latin America region and head of private banking for the western hemisphere during tenure with The Chase Manhattan Bank, and as Chief Executive Officer of JPMorgan Private Bank. Exposure to international geopolitical issues as a former Board member of the Americas Society and the Cuba Study Group, and as a member of the Council on Foreign Relations.

Risk Oversight/Management Expertise Extensive oversight of risk associated with wealth management and investment strategies as Chief Executive Officer and Managing Partner of WE Family Offices, and as Chief Executive Officer of GenSpring Family Offices, LLC and JPMorgan Private Bank.

CAREER HIGHLIGHTS
►Chief Executive Officer and Managing Partner of WE Family Offices, a global family office serving high net worth families, since March 2013.
►Chief Executive Officer of GenSpring Family Offices, LLC, an affiliate of SunTrust Banks, Inc., from November 2005 to October 2012.
►Chairman and Chief Executive Officer of JPMorgan Private Bank, a division of JPMorgan Chase & Co., a global financial services firm, from 2001 to 2005. Prior to assuming this position, she was Managing Director of The Chase Manhattan Bank in charge of its Global Private Banking Group. Ms. Lagomasino had been with The Chase Manhattan Bank since 1983 in various positions in private banking.
►Served as a Director of the Company from April 2003 to April 2006.
PUBLIC BOARD MEMBERSHIPS
►Other Public Company Boards: The Walt Disney Company (since 2015)
►Previous Public Company Boards (Past Five Years): Avon Products, Inc. (2000-March 2016)

James Quincey
Age: 54 Director since: 2017 Chairman (if elected as a Director) Committees: N/A
KEY QUALIFICATIONS AND EXPERIENCES
High Level of Financial Experience Extensive financial experience acquired through various leadership positions in the Company, managing complex financial transactions, mergers and acquisitions, business strategy and international operations.

Relevant Senior Leadership/Chief Executive Officer Experience Chief Executive Officer of the Company since May 1, 2017. He served as President of the Company from August 2015 to December 31, 2018, Chief Operating Officer of the Company from August 2015 to April 2017 and President of the Europe Group from January 2013 to August 2015.

Innovation/Technology Experience Is responsible for the Company’s information technology function. In addition, as President of the Europe Group, Mr. Quincey implemented innovative strategies to improve the Company’s execution and brand portfolio. As President of the Northwest Europe and Nordics business unit, he oversaw the Company’s acquisition of innocent juice in 2009. During his tenure in Latin America, Mr. Quincey was instrumental in developing and executing a successful brand, pack, price and channel strategy, which has now been replicated in various forms throughout the Company’s global system, and in creating the Company’s current juice platform in Mexico under the Del Valle trademark through joint ventures with the Company’s bottling partners.

Broad International Exposure/Emerging Market Experience Over 22 years of Coca-Cola system experience including extensive experience in international markets, such as Latin America and Europe. Responsibility for all the Company’s operating units worldwide as President and Chief Operating Officer and, currently, as Chief Executive Officer. Member of the Board of Directors of the US-China Business Council, the Consumer Goods Forum and the U.S.-UK Business Council.

Extensive Knowledge of the Company’s Business and/or Industry Since joining the Company in 1996, has held a multitude of operational roles within the Coca-Cola system, including as Chief Executive Officer, President and Chief Operating Officer.

CAREER HIGHLIGHTS
►Chief Executive Officer of the Company since May 2017.
►President of the Company from August 2015 to December 31, 2018
►Chief Operating Officer of the Company from August 2015 to April 2017.
►President of the Company’s Europe Group from January 2013 to August 2015, and President of the Northwest Europe and Nordics business unit from October 2008 to January 2013. From December 2005 to October 2008, served as President of the Mexico Division, and from December 2003 to December 2005, served as President of the South Latin Division.
►Joined the Company in 1996 as Director, Learning Strategy for the Latin America Group, and went on to serve in a series of operational roles of increasing responsibility in Latin America, leading to his appointment as President of the South Latin Division in 2003.
PUBLIC BOARD MEMBERSHIPS
►Other Public Company Boards: None
►Previous Public Company Boards (Past Five Years): None

2019 Proxy Statement 23

5 GOVERNANCE   Item 1 — Election of Directors

Caroline J. Tsay Independent
Age: 37 Director since: 2018 Committees: Audit
KEY QUALIFICATIONS AND EXPERIENCES
High Level of Financial Experience Experience managing profit and loss as Chief Executive Officer of Compute Software, Inc. and in her positions at HPE where she was responsible for growing enterprise software sales.

Relevant Senior Leadership/Chief Executive Officer Experience Has served as Chief Executive Officer of Compute Software, Inc. since January 2017. Served as Vice President and General Manager of Software at HPE from March 2013 to December 2016.

Marketing Experience At Compute Software, Inc., is responsible for developing an enterprise software platform for customers running in the cloud. At HPE, was responsible for engaging customers and partners through several new digital experiences, digital marketing, and specialized sales models to drive growth in new customers and revenue. At Yahoo! Inc., held leadership positions across the consumer search, e-commerce and advertising businesses.

Innovation/Technology Experience As Chief Executive Officer and Co-Founder of Compute Software, Inc., responsible for developing the artificial intelligence and decision sciences-based software platform that dynamically optimizes cloud resource decisions and maximizes business value for companies running in the cloud. At HPE, created a new business and platform for offering customers enterprise software, including DevOps, Cybersecurity, Big Data and Application Development software. At Yahoo! Inc., was Senior Director of Product Management for Yahoo! Search and E-Commerce where she launched consumer Internet innovations that drove 500 million daily visits and $3.5 billion in revenue. Prior to Yahoo! Inc., spent three years at International Business Machines Corporation as a senior consultant focused on providing supply chain solutions to clients in the retail, high tech, and travel industries. Recognized as one of The National Diversity Council’s 2015 Top 50 Most Powerful Women in Technology.

Risk Oversight/Management Expertise Extensive experience overseeing risk associated with the development and growth of enterprise software and consumer Internet businesses as Chief Executive Officer and Co-Founder of Compute Software, Inc., and in her product leadership roles with HPE and Yahoo! Inc. Risk oversight experience through service on the Audit Committee of Morningstar, Inc. and as Chair of the Business Advisory Committee at Rosetta Stone Inc.

CAREER HIGHLIGHTS
►Chief Executive Officer of Compute Software, Inc., an enterprise cloud infrastructure software company, since January 2017.
►Served as Vice President and General Manager of Software at Hewlett Packard Enterprise Company (“HPE”), an information technology company, from March 2013 to December 2016.
►Held several product leadership positions across the consumer search, e-commerce and advertising businesses at Yahoo! Inc., a digital media company, from April 2007 to March 2013.
PUBLIC BOARD MEMBERSHIPS
►Other Public Company Boards: Morningstar, Inc. (since 2017)
►Previous Public Company Boards (Past Five Years): Rosetta Stone Inc. (2014-July 2018); Travelzoo Inc. (2015-May 2017)

David B. Weinberg Independent
Age: 67 Director since: 2015 Committees: Audit, Management Development
KEY QUALIFICATIONS AND EXPERIENCES
High Level of Financial Experience In his position as Chairman and Chief Executive Officer of Judd Enterprises, Inc., oversees substantial assets in a wide variety of asset classes. Significant experience in reviewing financial statements as an investor and as a securities lawyer when structuring transactions. Previously served on the Audit Committee and currently serves on the Executive, Finance and Investment Committees of Northwestern University.

Relevant Senior Leadership/Chief Executive Officer Experience Since 1996, has served as Chairman and Chief Executive Officer of Judd Enterprises, Inc., a private, investment management office, and President of Digital Bandwidth LLC, its private early-stage technology investing affiliate.

Innovation/Technology Experience Extensive entrepreneurial experience as President of Digital Bandwidth LLC, overseeing investments in early stage companies focusing on technologies, including wireless networks, speech recognition, cybersecurity and radio frequency identification tags.

Broad International Exposure/Emerging Market Experience As Chief Executive Officer of Judd Enterprises, Inc., oversees international investments. As a partner in the corporate, securities and investment management practice of the Mayer, Brown & Platt law firm, structured cross-border investment management transactions. Serves on the Board of Trustees of the Brookings Institution, a think tank whose mission includes improving governance at the global level. Also serves on the Investment Committee of Northwestern University, overseeing substantial exposure to emerging markets. Exposure to international issues as a member of the Council on Foreign Relations and the International Council of the Belfer Center for Science and International Affairs of the Kennedy School of Government at Harvard University.

Risk Oversight/Management Expertise Extensive risk oversight and management experience overseeing a private investment management office as Chief Executive Officer of Judd Enterprises, Inc. As a partner in the corporate, securities and investment management practice of the Mayer, Brown & Platt law firm, advised clients on a broad range of regulatory and transactional matters. Additional risk oversight experience through former service on the Audit Committee and current service on the Executive, Finance and Investment Committees of Northwestern University.

CAREER HIGHLIGHTS
►Chairman of the Board and Chief Executive Officer of Judd Enterprises, Inc., a private, investment management office with diverse interests in a variety of asset classes.
►President of Digital Bandwidth LLC, a private, early-stage technology investing affiliate of Judd Enterprises, Inc., since 1996.
►Partner in the corporate, securities and investment management practice of Mayer, Brown & Platt, a leading international law firm, from September 1989 to June 1996.
PUBLIC BOARD MEMBERSHIPS
►Other Public Company Boards: None
►Previous Public Company Boards (Past Five Years): None

24 2019 Proxy Statement

Board and Committee Governance   GOVERNANCE 5

BOARD AND COMMITTEE GOVERNANCE

ROLE OF THE BOARD

The Board is elected by the shareowners to oversee their interests in the long-term health and overall success of the Company’s business and financial strength. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the shareowners. The Board oversees the proper safeguarding of the assets of the Company, the maintenance of appropriate financial and other internal controls and the Company’s compliance with applicable laws and regulations and proper governance. The Board selects the Chief Executive Officer and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.

KEY RESPONSIBILITIES OF THE BOARD
OVERSIGHT OF STRATEGY	OVERSIGHT OF RISK	SUCCESSION PLANNING
The Board oversees and monitors strategic planning.
Business strategy is a key focus at the Board level and embedded in the work of Board committees.
Company management is charged with executing business strategy and provides regular performance updates to the Board.

The Board oversees risk management.
Board committees, which meet regularly and report back to the full Board, play significant roles in carrying out the risk oversight function.
Company management is charged with managing risk, through robust internal processes and effective internal controls.

The Board oversees succession planning and talent development for senior executive positions.
The Management Development Committee, which meets regularly and reports back to the Board, has primary responsibility for developing succession plans for the CEO position.
The CEO is charged with preparing, and reviewing with the Management Development Committee, talent development plans for senior executives and their potential successors.

OVERSIGHT OF STRATEGY

Oversight of the Company’s business strategy and strategic planning is a key responsibility of the Board. The Board believes that overseeing and monitoring strategy is a continuous process and takes a multilayered approach in exercising its duties.

The Board is committed to oversight of the Company’s business strategy and strategic planning, including work embedded in the Board committees, regular Board meetings and a dedicated meeting each year to focus on strategy.	This ongoing effort enables the Board to focus on Company performance over the short, intermediate and long term, as well as the quality of operations. In addition to financial and operational performance, non-financial measures, including sustainability goals, are discussed regularly by the Board and Board committees.

While the Board and its committees oversee strategic planning, Company management is charged with executing the business strategy. To monitor performance against the Company’s strategic goals, the Board receives regular updates and actively engages in dialogue with our Company’s senior leaders. These boardroom discussions are enhanced with “hands-on” experiences, such as market visits, which provide Directors an opportunity to see strategy execution first hand.

The Board’s oversight and management’s execution of business strategy are viewed with a long-term mindset and a focus on assessing both opportunities for and potential risks to the Company.

2019 Proxy Statement 25

5 GOVERNANCE   Board and Committee Governance

OVERSIGHT OF RISK

Inherent in the Board’s responsibilities is an understanding and oversight of the various risks facing the Company. The Board does not view risk in isolation. Risks are considered in virtually every business decision. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk taking is essential for the Company to be competitive on a global basis and to achieve the Company’s long-term strategic objectives. Effective risk oversight is an important priority of the Board. The Board has implemented a risk governance framework designed to:

►	understand critical risks in the Company’s business and strategy;
►	allocate responsibilities for risk oversight among the full Board and its committees;
►	evaluate the Company’s risk management processes and whether they are functioning adequately;
►	facilitate open communication between management and Directors; and
►	foster an appropriate culture of integrity and risk awareness.

FULL BOARD AND COMMITTEES

BOARD OVERSIGHT

The Company believes that its Board leadership structure supports the risk oversight function of the Board. The Board implements its risk oversight function both as a whole and through delegation to Board committees, which meet regularly and report back to the Board.

COMMITTEES

AUDIT

- Oversees the Company's financial statements, the financial reporting process, accounting and legal matters, the internal audit function, ethics programs (including the Codes of Business Conduct), quality and food safety programs, workplace and distribution safety programs and information technology security programs, including cybersecurity.

COMPENSATION

- Oversees the Company's compensation philosophy and programs, including incorporating features that mitigate risk without diminishing the incentive nature of compensation.

DIRECTORS AND CORPORATE GOVERNANCE

- Oversees the Company's governance practices, Board composition and refreshment and committee leadership.

FINANCE

- Oversees the Company's capital structure, pension plan investments, currency risk and hedging programs, taxes, mergers and acquisitions and capital projects.

MANAGEMENT DEVELOPMENT

- Oversees management development and succession planning across senior management positions.

PUBLIC ISSUES AND DIVERSITY REVIEW

- Oversees issues that could pose significant reputational risk to the Company.

MANAGEMENT

ROLE OF MANAGEMENT

The Board and the Audit Committee monitor and oversee the evaluation of the effectiveness of the internal controls and the risk management program.

While the Board and its committees oversee risk management, Company management is charged with managing risk. The Company has robust internal processes and an effective internal control environment that facilitate the identification and management of risks and regular communication with the Board. These include an enterprise risk management ("ERM") program and Risk Steering Committee, regular internal management Disclosure Committee meetings, Codes of Business Conduct, robust product quality standards and processes, a strong Legal Department and Ethics and Compliance Office, and a comprehensive internal and external audit process. Management communicates routinely with the Board, Board committees and individual Directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

26 2019 Proxy Statement

Board and Committee Governance   GOVERNANCE 5

CYBERSECURITY OVERSIGHT
The Board recognizes the importance of maintaining the trust and confidence of our customers, consumers and employees. To more effectively prevent, detect and respond to information security threats, the Company has a dedicated Chief Information Security Officer whose team is responsible for leading enterprise-wide information security strategy, policy, standards, architecture and processes. The Audit Committee receives regular reports from the Chief Information Security Officer and the Chief Information Officer on, among other things, the Company’s cyber risks and threats, the status of projects to strengthen the Company’s information security systems, assessments of the Company’s security program and the emerging threat landscape. The Audit Committee regularly briefs the full Board on these matters.

To learn more about risks facing the Company, you can review the factors included in Part I, “Item 1A. Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2018 (the “Form 10-K”). The risks described in the Form 10-K are not the only risks facing the Company. Additional risks and uncertainties not currently known or that may currently be deemed to be immaterial based on the information known to the Company also may materially adversely affect the Company’s business, financial condition or results of operations in future periods.

MANAGEMENT DEVELOPMENT AND SUCCESSION PLANNING

The Board believes that one of its primary responsibilities is to oversee the development and retention of senior talent and to ensure that an appropriate succession plan is in place for our Chief Executive Officer and other members of senior management. The Management Development Committee, together with the Chief Executive Officer, regularly reviews senior management talent, including readiness to take on additional leadership roles and developmental opportunities needed to prepare senior leaders for greater responsibilities. In addition, the Management Development Committee regularly discusses recommendations and evaluations from the Chief Executive Officer as to potential successors to fill senior positions. The Chief Executive Officer also provides a regular review to the Management Development Committee assessing the members of the executive leadership team and his or her potential to succeed him. This review includes a discussion about development plans for senior leaders to help prepare them for future succession and contingency plans in the event the Chief Executive Officer is unable to serve for any reason (including death or disability). While the Management Development Committee has the primary responsibility to develop succession plans for the Chief Executive Officer position, it regularly reports to the Board and decisions are made at the Board level.

BOARD LEADERSHIP STRUCTURE

CURRENT STRUCTURE

The Company’s governance framework provides the Board with the flexibility to select the appropriate leadership structure for the Company. In making determinations about the leadership structure, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s shareowners.

While the Board has historically combined the roles of Chairman of the Board and Chief Executive Officer, in December 2016, the Board decided to split the roles when it appointed Mr. Quincey to succeed Mr. Kent as Chief Executive Officer and appointed Mr. Kent to continue as Chairman of the Board. This was done to facilitate an orderly Chief Executive Officer succession plan. Accordingly, our current leadership structure is comprised of a split Chairman of the Board, who is not independent, and Chief Executive Officer and a Lead Independent Director.

LEADERSHIP SUCCESSION PLANNING FOR 2019

In December 2018, Mr. Kent announced his intention not to stand for reelection at the 2019 Annual Meeting and to retire as Chairman of the Board immediately following the 2019 Annual Meeting. The Board has elected Mr. Quincey to succeed Mr. Kent as the 14th Chairman of the Board. Assuming Mr. Quincey is reelected as a Director, he will serve as Chairman and Chief Executive Officer following the 2019 Annual Meeting. Mr. Nunn also announced that he will not stand for reelection at the 2019 Annual Meeting. The independent Directors of the Board have elected Ms. Lagomasino to succeed Mr. Nunn as Lead Independent Director, contingent on her reelection as a Director at the 2019 Annual Meeting.

Therefore, the Board leadership structure effective following the 2019 Annual Meeting will be comprised of a combined Chairman of the Board and Chief Executive Officer, a Lead Independent Director, Board committees led primarily by independent Directors and active engagement by all Directors. The Board believes that this structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent Directors.

2019 Proxy Statement 27

5 GOVERNANCE   Board and Committee Governance

The Board believes that having one person serve the combined role of Chairman and Chief Executive Officer can provide certain synergies and efficiencies that enhance the functioning of the Board and, importantly, allow it to most effectively execute its role in overseeing business strategy. The Company’s business is complex, and its products are sold in more than 200 countries and territories around the world. Most of the Company’s products are manufactured and sold by independent bottling partners throughout the world. The Chief Executive Officer maintains strong, hands-on relationships with the leaders of bottlers and remains close to the many facets of the business existing in so many places in the world. Because the Chief Executive Officer is the Board member closest to this vast and complex business, he or she is best able to identify many of the business issues that require Board attention and, as Chairman, can best focus Directors’ attention on the most critical business matters. Further, in the Board’s experience, the combined role of Chairman and Chief Executive Officer allows for timely and unfiltered communication with the Board on these critical business issues. The Board also believes that there are benefits when the same person represents both the Company and the Board throughout the world with bottlers, customers, consumers and other stakeholders.

LEADERSHIP STRUCTURE
FOLLOWING OUR 2019 ANNUAL MEETING
(ASSUMING REELECTION)

Having the flexibility to select the appropriate structure based on the specific needs of the business is critical, and it is part of the judgment the Board believes it should exercise. Consistent with the Board’s commitment to good corporate governance practices, at least one executive session of the non-employee Directors each year includes a review of the Board’s leadership structure and consideration of whether the position of Chairman of the Board should be held by the Chief Executive Officer.

The Board believes that it is important to note that all Directors play an active role in overseeing the Company’s business both at the Board and committee levels. As part of each regularly scheduled Board meeting, the non-employee Directors meet in executive session without the Chief Executive Officer present. These meetings allow non-employee Directors to discuss issues of importance to the Company, including the business and affairs of the Company as well as matters concerning management, without any member of management present.

DUTIES AND RESPONSIBILITIES

The duties and responsibilities of the Chairman of the Board, the Chief Executive Officer and the Lead Independent Director are described in the table below and are set forth in the Company’s By-Laws and Corporate Governance Guidelines.

CHAIRMAN OF THE BOARD
Presides over meetings of the Board.
Presides over meetings of shareowners.
Consults and advises the Board and its committees on the business and affairs of the Company.
Performs such other duties as may be assigned by the Board.

CHIEF EXECUTIVE OFFICER
In charge of the affairs of the Company, subject to the overall direction and supervision of the Board and its committees and subject to such powers as reserved by the Board.

LEAD INDEPENDENT DIRECTOR
Presides at all meetings of the Board at which the Chairman of the Board is not present, including all meetings of independent Directors and non-employee Directors.
Encourages and facilitates active participation of all Directors.
Serves as a liaison between the independent Directors and the Chairman of the Board on sensitive issues and otherwise when appropriate.
Approves Board meeting materials for distribution to and consideration by the Board.
Approves Board meeting agendas after conferring with the Chairman of the Board and other members of the Board, as appropriate, and may add agenda items at his or her discretion.
Approves Board meeting schedules to assure that there is sufficient time for discussion of all agenda items.
Has the authority to call meetings of the independent Directors.
Leads the Board’s annual evaluation of the Chairman of the Board and Chief Executive Officer.
Monitors and coordinates with management on corporate governance issues and developments.
Available to advise the committee chairs in fulfilling their designated roles and responsibilities to the Board.
Available for consultation and communication with shareowners where appropriate, upon reasonable request.
Performs such other functions as the Board or other Directors may request.

28 2019 Proxy Statement

Board and Committee Governance   GOVERNANCE 5

BOARD EVALUATION PROCESS

The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and Board effectiveness. Through this process, Directors provide feedback and assess Board, committee and Director performance, including areas where the Board believes it is functioning effectively and areas where the Board believes it can improve.

EVALUATION COMPONENTS – BOARD, COMMITTEES, DIRECTORS

Under the leadership of the Lead Independent Director, the Committee on Directors and Corporate Governance oversees the Board’s annual evaluation process focused on three components:

EVALUATION COMPONENTS

1.	The Board conducts an annual self-evaluation	2.	Each committee conducts an annual self-evaluation	3.	Each Director evaluates the Board and the committees on which he or she serves, as well as each other Director

The Committee on Directors and Corporate Governance regularly discusses Board composition and effectiveness during its committee meetings.

MULTI-STEP EVALUATION PROCESS

The Committee on Directors and Corporate Governance periodically reviews the format of the evaluation process, including whether to utilize a third-party facilitator, to ensure that actionable feedback is solicited on the operation and effectiveness of the Board, Board committees and Director performance. The evaluation process includes the steps described below:

1	Questionnaire	Directors provide feedback regarding:
		►Board composition and structure ►Meetings and materials ►Future agenda items	►Board interaction with management ►Effectiveness of the Board ►Director education opportunities
2	Committee Chairs Meet	Committee chairs meet to provide feedback and input prior to the annual Board closed self-evaluation session.
3	One-on-One Discussions with Lead Independent Director

Every other year, the Lead Independent Director conducts separate, one-on-one sessions with each Director to review the results of the questionnaire, as well as to discuss any additional feedback or perspectives.

4	Committee/Board Closed Sessions

Each committee and the full Board conduct separate closed self-evaluation sessions. The results of the questionnaire, the Lead Independent Director sessions, the committees’ self-evaluations and other feedback are discussed by the Board.

5	Feedback Incorporated	Based on the evaluation results, changes in practices or procedures are considered and implemented, as appropriate.

INCORPORATION OF FEEDBACK

Our multi-step evaluation process generates robust comments and discussion at all levels of the Board, including with respect to Board composition and processes. These evaluation results have led to changes designed to increase Board effectiveness and efficiency. For example, over the last few years, enhancements have been made regarding meeting materials, the structure of the Board, committee and executive session discussions, the Board evaluation process, the Director on-boarding process and providing Directors with more opportunities for continuing education and to have hands-on experiences with our business, senior leaders and emerging talent around the world. In addition, as a result of the evaluation process, the Board implemented annual Board innovation awards to help drive a culture of innovation that balances rapid iteration, disciplined execution, entrepreneurial audacity, intelligent risk taking and continuous learning from failure to build the capabilities the Company needs for long-term growth. The Board also created the Millennial Advisory Council as a way for millennials at the Company to share their perspectives directly with the Board.

2019 Proxy Statement 29

5 GOVERNANCE   Board and Committee Governance

BOARD COMMITTEES

The Board has seven standing committees, which include an Audit Committee, a Compensation Committee, a Committee on Directors and Corporate Governance, a Finance Committee, a Management Development Committee, a Public Issues and Diversity Review Committee and an Executive Committee. The Board has adopted a written charter for each of these committees, which is available on the Company’s website www.coca-colacompany.com, by clicking on “Investors” then “Corporate Governance” and then “Board Committees & Charters.” Information about each committee is provided below.

Audit Committee
2018 Members[1]:			Meetings Held in 2018:
Ronald W. Allen (Chair)	Caroline J. Tsay	Independence[2]	8
Marc Bolland	David B. Weinberg

PRIMARY RESPONSIBILITIES

►	Represents and assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function and the annual independent audit of the Company’s financial statements.
►	Oversees the Company’s compliance with legal and regulatory requirements, the Independent Auditors’ qualifications and independence, the performance of the Company’s internal audit function and the Independent Auditors, the Company’s ethical compliance programs, including the Company’s Codes of Business Conduct, and the Company’s quality and food safety programs, workplace and distribution safety programs and information technology security programs, including cybersecurity.
►	Oversees the Company’s ERM program and has direct oversight over certain risks within the ERM framework. Periodically receives reports on and discusses governance of the Company’s risk assessment and risk management processes and reviews significant risks and exposures identified to the Committee (whether financial, operating or otherwise), and management’s steps to address them.

Additional information regarding the Audit Committee can be found beginning on page 88.

____________________
[1]	Membership as of December 31, 2018. Mr. Daley served on the Committee until April 25, 2018, and Ms. Tsay was appointed to the Committee effective April 25, 2018.
[2]

Each member who served on the Committee during 2018 is financially literate and met the independence requirements of the NYSE, the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the Company’s Corporate Governance Guidelines. The Board has designated each of Messrs. R. Allen and Weinberg as an “Audit Committee financial expert.”

Compensation Committee
2018 Members[1]:			Meetings Held in 2018:
Maria Elena Lagomasino (Chair)	Helene D. Gayle[2]	Independence[3]	7
Christopher C. Davis	Alexis M. Herman

PRIMARY RESPONSIBILITIES

►	Evaluates and approves compensation plans, policies and programs applicable primarily to the Company’s senior executive group, which includes all individuals subject to Section 16 of the 1934 Act.
►	Approves all equity awards to employees, including stock options, performance share units, restricted stock and restricted stock units.
►	Maintains sole authority to retain, terminate and approve fees and other terms of engagement of its compensation consultant and to obtain advice and assistance from internal or external legal, accounting or other advisors.
►	Considers shareowner viewpoints on compensation.

Additional information regarding the Compensation Committee can be found beginning on page 47.

____________________
[1]	Mr. Davis was appointed to the Committee effective April 25, 2018.
[2]	If reelected, Ms. Gayle will become Chair immediately following the 2019 Annual Meeting.
[3]	Each member of the Committee meets the independence requirements of the NYSE, the Internal Revenue Code of 1986, as amended (the “Tax Code”) and the Company’s Corporate Governance Guidelines.

30 2019 Proxy Statement

Board and Committee Governance   GOVERNANCE 5

Committee on Directors and Corporate Governance
2018 Members:			Meetings Held in 2018[4]:
Sam Nunn (Chair)[1]	Barry Diller	Independence[3]	5
Ana Botín	Maria Elena Lagomasino[1]
Richard M. Daley[2]

PRIMARY RESPONSIBILITIES

►	Considers and makes recommendations concerning Director nominees and the function and needs of the Board and its committees.
►	Regularly reviews the Company’s Corporate Governance Guidelines and provides oversight of the corporate governance affairs of the Board and the Company consistent with the long-term best interests of the Company and its shareowners.
►	Coordinates the annual Board, committee and Director evaluation process, which is led by the Lead Independent Director.
►	Considers shareowner viewpoints on corporate governance matters.

Additional information regarding the Committee on Directors and Corporate Governance can be found beginning on page 13.

____________________
[1]	Mr. Nunn will serve as Chair through the 2019 Annual Meeting. If reelected, Ms. Lagomasino will become Chair immediately following the 2019 Annual Meeting.
[2]	Mr. Daley will serve on the Committee through the 2019 Annual Meeting.
[3]	Each member of the Committee meets the independence requirements of the NYSE and the Company’s Corporate Governance Guidelines.
[4]	Included one joint meeting held with the Management Development Committee.

Finance Committee
2018 Members[1]:			Meetings Held in 2018:
Barry Diller (Chair)	Christopher C. Davis	Independence	5
Herbert A. Allen	Robert A. Kotick
Ana Botín

PRIMARY RESPONSIBILITIES

►	Helps the Board fulfill its responsibilities relating to oversight of the Company’s financial affairs, including reviewing and recommending to the Board dividend policy, capital expenditures, debt and other financings, major strategic investments and other transactions.
►	Oversees the Company’s policies and procedures on risk management, hedging, swaps and other derivative transactions.
____________________
[1]

Membership as of December 31, 2018. Mr. R. Allen served on the Committee until December 6, 2018, and Ms. Botín was appointed to the Committee effective December 6, 2018. Mr. Nunn served on the Committee until July 19, 2018, and Mr. Davis was appointed to the Committee effective July 19, 2018.

Management Development Committee
2018 Members:[1]			Meetings Held in 2018[2]:
Herbert A. Allen (Chair)	Maria Elena Lagomasino	Independence	6
Barry Diller	David B. Weinberg
Robert A. Kotick

PRIMARY RESPONSIBILITIES

►	Helps the Board fulfill its responsibilities relating to oversight of talent development for senior positions and succession planning.
____________________
[1]	Mr. Weinberg was appointed to the Committee effective April 25, 2018.
[2]	Included one joint meeting with the Committee on Directors and Corporate Governance.

2019 Proxy Statement 31

5 GOVERNANCE   Board and Committee Governance

Public Issues and Diversity Review Committee
2018 Members:[1]			Meetings Held in 2018:
Alexis M. Herman (Chair)	Helene D. Gayle	Independence	4
Richard M. Daley	Sam Nunn[2]

PRIMARY RESPONSIBILITIES

►	Helps the Board fulfill its responsibilities relating to diversity, sustainability, corporate social responsibility and public issues of significance, which may affect shareowners, the Company, the business community and the general public.
____________________
[1]	Mr. Daley was appointed to the Committee effective April 25, 2018 and will serve on the Committee through the 2019 Annual Meeting.
[2]	Mr. Nunn will serve on the Committee through the 2019 Annual Meeting. If reelected, Ms. Tsay will join the Committee immediately following the 2019 Annual Meeting.

Executive Committee
2018 Members:			Meetings Held in 2018:
Muhtar Kent (Chair)[1]	Barry Diller	Independence	0
Herbert A. Allen

PRIMARY RESPONSIBILITIES

►	Authorized to exercise the power and authority of the Board between meetings, except the powers reserved for the Board or the shareowners under the Delaware General Corporation Law. If matters are delegated to the Executive Committee by the Board, the Committee may act at a meeting or by written consent in lieu of a meeting
____________________
[1]	Mr. Kent will serve as Chair through the 2019 Annual Meeting. If reelected, Mr. Quincey will become Chair immediately following the 2019 Annual Meeting.

MEETINGS AND ATTENDANCE

Regular meetings of the Board are held at such times as the Board may determine. Special meetings of the Board may be called by the Chairman, the Company’s Secretary or by a majority of the Directors by written request to the Secretary. Committee meetings can be called by the committee’s chair or by a majority of committee members.

In 2018, the Board held six meetings, and committees of the Board held a total of 34 meetings. Overall attendance at such meetings was approximately 95%. Each Director attended 75% or more of the aggregate of all meetings of the Board and the committees on which he or she served during 2018.

32 2019 Proxy Statement

Additional Governance Matters   GOVERNANCE 5

ADDITIONAL GOVERNANCE MATTERS

SHAREOWNER ENGAGEMENT

Our Board believes that shareowners should have line of sight into decisions made in the boardroom. We do this by making a full-time effort of building relationships and trust over time with our shareowners. We have for some time cultivated meaningful and value-added relationships with our shareowners through an engagement program that is management-led and overseen by the Board.

SHAREOWNER ENGAGEMENT

Our long-standing commitment to shareowner engagement includes:

An engagement program that is management-led and overseen by the Board
Dedicated resources to actively engage with shareowners on a variety of topics throughout the year
Engagements designed to address questions and concerns, seek input and provide perspective on Company policies and practices

Feedback from shareowner engagement is considered by the Board and reflected in enhancements to policies and practices. For instance, we engaged with and solicited feedback from our shareowners on the key changes we were making to our executive compensation program, which were adopted in 2018.

In addition to direct engagement, the Company has instituted a number of complementary mechanisms that allow shareowners to effectively communicate viewpoints with the Board, including:

SHAREOWNER RIGHTS	SHAREOWNER MEETING	SHAREOWNER COMMUNICATION
►Annual election of Directors and a majority vote standard (see page 16); ►Annual advisory vote to approve executive compensation (see page 46); ►Adoption of a proxy access bylaw (see page 16).
►Our commitment to thoughtfully consider shareowner proposals submitted to the Company (see page 105);
►The ability to attend and voice opinions at the Annual Meeting of Shareowners (see page 102);
►Our dedicated 2019 Annual Meeting page on our Company website (see page 103).
►The ability to direct communications to individual Directors or the entire Board (see page 35); ►Quarterly newsletter for our shareowners (see www.coca-colacompany.com/shareowner-newsletter-signup).

PUBLIC POLICY ENGAGEMENT

We participate in public policy discussions on issues related to our industry and business priorities, our more than 700,000 Coca-Cola system associates, our shareowners and the communities we serve.

In the U.S., our Company and our affiliated political action committees comply with applicable laws and other requirements regarding contributions to political organizations; candidates for federal, state and local public office; ballot measure campaigns; political action committees; and trade associations. We engage with these organizations and individuals to make our views clear and uphold our commitment to help support the communities in which we operate. We base our U.S. political contributions on many considerations, supporting candidates whose priorities align with those of our Company when it comes to core issues that affect our business.

The Public Issues and Diversity Review Committee reviews our advocacy efforts, including political contributions. See page 32 for more information about the Public Issues and Diversity Review Committee. Additional information about our public policy engagement efforts, including our political contributions policy and a report of U.S. political contributions from our Company and from associate-funded programs, which include The Coca-Cola Company Nonpartisan Committee for Good Government and various other state political action committees, can be viewed on our Company website, www.coca-colacompany.com, by clicking on “Investors” then “Corporate Governance” and then “Public Policy Engagement.”

2019 Proxy Statement 33

5 GOVERNANCE   Additional Governance Matters

SUSTAINABILITY

In everything we do, we aim to strengthen the foundations of our business and the communities we serve so all can thrive long into the future. We recognize that the sustainability of our business is directly linked to the sustainability of the communities we call home. Each decision our Company makes is a chance for us to do the right thing. Our approach to sustainability is guided by our vision to create shared opportunity and make a positive difference in the world. Working collaboratively with our bottling partners and stakeholders at every stage of our value chain, we look to integrate sustainability into our everyday actions. We share best practices and knowledge across the Coca-Cola system to build business resiliency and better manage water resources. From ingredient sourcing to packaging recovery, we strive to create shared opportunity through growth in every corner of the world, with an ongoing focus on enabling the economic empowerment of women along the way.

As the world’s largest nonalcoholic beverage company, we have a responsibility to use water as respectfully and efficiently as possible. We are continuously looking for ways to reduce water use in our operations, while treating our wastewater to the highest standards. Food and beverage packaging is an important part of our modern lives, yet the world has a packaging problem, which we have a responsibility to help solve. By investing in our planet and our packaging, we can help make the world’s packaging problem a thing of the past.

The Public Issues and Diversity Review Committee reviews the nature and scope of the Company’s sustainability goals and the Company’s progress toward achieving those goals. The Board and the Public Issues and Diversity Review Committee also receive periodic reports from the Chief Sustainability Officer, and others as required, related to the accomplishment of the Company’s sustainability goals. See page 32 for more information about the Public Issues and Diversity Review Committee.

In addition, our pay-for-performance philosophy awards executives in a way that motivates them to operate the Company’s business in a profitable and sustainable manner.

To learn more about the Company’s sustainability efforts, including our comprehensive sustainability commitments, please view our current Sustainability Report on the Company’s website, by visiting www.coca-colacompany.com/sustainability.

SPECIAL MEETING OF SHAREOWNERS

Our By-Laws provide that a special meeting of shareowners may be called by the Chairman of the Board, the Chief Executive Officer, a majority of our Board or the Secretary, if appropriately requested by a person (or group of persons) beneficially owning at least a 25% “net long position” of the Company’s Common Stock. A shareowner’s “net long position” is generally defined as the amount of Common Stock in which the shareowner holds a positive (also known as “long”) economic interest, reduced by the amount of Common Stock in which the shareowner holds a negative (also known as “short”) economic interest.

ANTI-HEDGING, ANTI-SHORT SALE AND ANTI-PLEDGING POLICIES

We prohibit our Directors, executive officers and all persons who are on the Company’s restricted trading list from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s Common Stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds. In addition, we prohibit our Directors and executive officers from pledging Company Common Stock, including holding Company Common Stock in a margin account. Directors, executive officers and all persons who are on the Company’s restricted trading list are also prohibited from engaging in short sales related to the Company’s Common Stock. All other employees are permitted, but discouraged, from entering into hedging transactions and pledging or engaging in short sales related to the Company’s Common Stock.

34 2019 Proxy Statement

Additional Governance Matters   GOVERNANCE 5

CODES OF BUSINESS CONDUCT

The Company has adopted a Code of Business Conduct for Non-Employee Directors. In addition, the Company has adopted a Code of Business Conduct, which was relaunched in 2018, that is applicable to the Company’s employees, including the Named Executive Officers. Our associates, bottling partners, suppliers, customers and consumers can ask questions about our Code and other ethics and compliance issues, or report potential violations, through EthicsLine, a global Internet and telephone information and reporting service. The Codes of Business Conduct and information about EthicsLine are available on the Company’s website at www.coca-colacompany.com, by clicking on “Investors,” then “Corporate Governance” and then “Code of Business Conduct.” In the event the Company amends or waives any of the provisions of the Code of Business Conduct applicable to our principal executive officer, principal financial officer, principal accounting officer or controller that relates to any element of the definition of “code of ethics” enumerated in Item 406(b) of Regulation S-K under the 1934 Act, the Company intends to disclose these actions on the Company’s website.

VIEW THE COMPANY’S GOVERNANCE MATERIALS

You can view the Company’s governance materials, including the Certificate of Incorporation, By-Laws, Corporate Governance Guidelines and Board committee charters on the Company’s website, www.coca-colacompany.com, by clicking on “Investors” and then “Corporate Governance.” Instructions on how to obtain copies of these materials are included in the response to question 29, on page 104.

COMMUNICATE WITH THE BOARD

The Board has established a process to facilitate communication by shareowners and other interested parties with Directors. Communications can be addressed to Directors in care of the Office of the Secretary, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301 or by e-mail to asktheboard@coca-cola.com.

Communications may be distributed to all Directors, or to any individual Director, as appropriate. At the direction of the Board, all mail received may be opened and screened for security purposes. In addition, items that are unrelated to the duties and responsibilities of the Board will not be distributed. Such items include, but are not limited to:

►	spam;
►	junk mail and mass mailings;
►	product complaints or inquiries;
►	new product suggestions;
►	resumes and other forms of job inquiries;
►	surveys; and
►	business solicitations or advertisements.

In addition, material that is trivial, obscene, unduly hostile, threatening or illegal or similarly unsuitable items will be excluded; however, any communication that is excluded will be made available to any independent, non-employee Director upon request.

To answer the many questions we receive about our Company and our products, we offer detailed information about common areas of interest on the “Contact Us” page of our website, www.coca-colacompany.com/contact-us.

2019 Proxy Statement 35

5 GOVERNANCE   Director Compensation

DIRECTOR COMPENSATION

The Committee on Directors and Corporate Governance is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to compensation paid to Directors for Board, Lead Independent Director, committee and committee chair service. Under the Committee on Directors and Corporate Governance’s charter, the Committee is authorized to engage consultants or advisors in connection with its review and analysis of Director compensation, although it did not engage any consultants or advisors in 2018.

In making non-employee Director compensation recommendations, the Committee on Directors and Corporate Governance takes various factors into consideration, including, but not limited to, the responsibilities of Directors generally, as well as committee chairs, and the form and amount of compensation paid to Directors by comparable companies. The Board reviews the recommendations of the Committee on Directors and Corporate Governance and determines the form and amount of Director compensation.

Director compensation is provided under The Coca-Cola Company Directors’ Plan (the “Directors’ Plan”). Directors who also serve as employees of the Company do not receive payment for service as Directors.

2018 ANNUAL COMPENSATION

In 2018, the Committee on Directors and Corporate Governance undertook a review of the compensation paid to our Directors relative to the Company’s comparator group (see page 60) and other publicly available information. Based on this review, the Committee on Directors and Corporate Governance recommended, and the Board agreed, that no changes should be made to Director compensation in 2018. Except as described below, there have been no increases in compensation paid to our Directors since 2013.

In 2018, our non-employee Directors received an annual cash retainer of $50,000. In addition, each non-employee Director who served as a committee chair in 2018 received an additional $20,000 in cash. Cash retainers are paid on a quarterly basis. Under the Directors’ Plan, non-employee Directors have the option of deferring all or a portion of their cash compensation into share units that are paid out in cash after leaving the Board.

Non-employee Directors also receive an annual equity retainer of $200,000, credited in deferred share units. The number of share units awarded is equal to the number of shares of Common Stock that could be purchased on the open market for $200,000 on April 1 (or the immediately preceding business day if April 1 is not a business day). Share units do not have voting rights but are credited with hypothetical dividends that are reinvested in additional units to the extent dividends on Common Stock are received by shareowners. Share units are paid out in cash on the later of (i) January 15 of the year following the year in which the Director leaves the Board and (ii) six months after the Director leaves the Board. Directors may elect to take their payout in a lump sum or in up to five annual installments.

In February 2019, in part due to shareowner feedback, the Committee on Directors and Corporate Governance reviewed the practices at our compensation comparator group with respect to the compensation of lead independent directors.  Based on this review, the Committee on Directors and Corporate Governance determined that the Company should provide an additional cash retainer for the Lead Independent Director. Upon the recommendation of the Committee on Directors and Corporate Governance, the Board approved a cash retainer of $30,000 for the position of Lead Independent Director effective April 24, 2019. No other changes were made to the compensation paid to our Directors for 2019.

Directors do not receive fees for attending Board or committee meetings. Non-employee Directors are reimbursed for reasonable expenses incurred in connection with Board-related activities.

2018 NON-EMPLOYEE DIRECTOR COMPENSATION

Highlights of Director Compensation Program:

►	Emphasis on equity: ties the majority of Directors’ compensation to shareowner interests because the value of share units fluctuates up or down depending on the stock price
►	Long-term focus: focuses on the long term, since the share units are not paid until after the Director leaves the Board
►	Market competitive: in line with peers and is equitable based on the work required of Directors serving an entity of the Company’s size and scope
►	No fees: no fees are paid for Board meeting attendance
►	Governance: includes governance features that prohibit hedging and pledging and short sales of our Common Stock and restricts trading to limited windows

The following table details the total compensation of the Company’s non-employee Directors for the year ended December 31, 2018.

36 2019 Proxy Statement

Director Compensation   GOVERNANCE 5

2018 DIRECTOR COMPENSATION TABLE

Name[1] (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Herbert A. Allen	$70,000	$200,000	$0	$0	$0	$5	$270,005
Ronald W. Allen	70,000	200,000	0	0	0	2,743	272,743
Marc Bolland	50,000	200,000	0	0	0	5	250,005
Ana Botín	50,000	200,000	0	0	0	5	250,005
Richard M. Daley[2]	50,000	200,000	0	0	0	5	250,005
Christopher C. Davis[3]	40,000	160,000	0	0	0	5	200,005
Barry Diller	70,000	200,000	0	0	0	1,054	271,054
Helene D. Gayle	50,000	200,000	0	0	0	105	250,105
Alexis M. Herman	70,000	200,000	0	0	0	22,592	292,592
Robert A. Kotick	50,000	200,000	0	0	0	5	250,005
Maria Elena Lagomasino	70,000	200,000	0	0	0	7,647	277,647
Sam Nunn[2]	70,000	200,000	0	0	0	37,720	307,720
Caroline J. Tsay[3]	40,000	160,000	0	0	0	805	200,805
David B. Weinberg	50,000	200,000	0	0	0	632	250,632
[1]	Messrs. Quincey and Kent are Company employees and therefore receive no compensation under the Directors’ Plan.
[2]	Messrs. Daley and Nunn are not standing for reelection at the 2019 Annual Meeting.
[3]	Ms. Tsay and Mr. Davis were elected to the Board at the 2018 Annual Meeting of Shareowners on April 25, 2018.

FEES EARNED OR PAID IN CASH (COLUMN (b))

The amounts reported in the Fees Earned or Paid in Cash column reflect the cash fees earned by each non-employee Director in 2018, whether or not such fees were deferred. In addition to the $50,000 annual cash fees, each of Mses. Herman and Lagomasino, and Messrs. H. Allen, R. Allen, Diller and Nunn received an additional $20,000 for service as a committee chair.

Ms. Botín deferred a portion of her 2018 cash compensation into 860 share units. Messrs. Daley, Kotick and Weinberg each deferred their 2018 cash compensation into 1,147 share units. Ms. Lagomasino and Messrs. R. Allen, Diller and Nunn each deferred their 2018 cash compensation into 1,606 share units. The number of share units is equal to the number of shares of Common Stock that could be purchased for the deferred amount based on the average of the high and low prices of a share of Common Stock on March 29, 2018.

STOCK AWARDS (COLUMN (c))

The amounts reported in the Stock Awards column reflect the grant date fair value associated with each non-employee Director’s share units that are required to be deferred under the Directors’ Plan, calculated in accordance with the provisions of the Financial Accounting Standards Board Accounting Standards Codification 718, Compensation–Stock Compensation (“ASC Topic 718”).

The adjacent table shows the number of outstanding share units held by each non-employee Director as of December 31, 2018.

ALL OTHER COMPENSATION (COLUMN (g))

As described further below, the amounts reported in the All Other Compensation column reflect, where applicable, Company matching gifts to nonprofit organizations, medical and dental insurance, the costs of Company products provided to Directors

Director	Outstanding Share Units as of 12/31/2018
Mr. H. Allen	95,454
Mr. R. Allen	98,484
Mr. Bolland	20,152
Ms. Botín	34,526
Mr. Daley	46,398
Mr. Davis	3,762
Mr. Diller	134,716
Ms. Gayle	30,999
Ms. Herman	54,832
Mr. Kotick	44,498
Ms. Lagomasino	61,885
Mr. Nunn	163,012
Ms. Tsay	3,762
Mr. Weinberg	23,783

2019 Proxy Statement 37

5 GOVERNANCE   Director Independence and Related Person Transactions

without charge and the premiums for life insurance (including accidental death and dismemberment and business travel accident coverage). In addition, infrequently, spouses and guests of Directors may travel on Company aircraft for personal reasons when the aircraft is already going to a specific destination for a business reason, which has minimal incremental cost to the Company. When this occurs, a nominal amount is included in the All Other Compensation column. In addition, income is imputed to the Director for income tax purposes and the Director is not provided a tax reimbursement. In 2018, the total amount allocated for such spouse and guest travel was $1,000 attributable to Mses. Gayle, Herman and Tsay.

PERQUISITES AND OTHER PERSONAL BENEFITS
The Directors are eligible to participate in the Company’s matching gifts program, which is the same program available to all U.S.-based employees and retirees. In 2018, this program matched up to $10,000 of charitable contributions on a two-for-one basis to tax-exempt arts, cultural, environmental and educational organizations. The amounts paid by the Company to match gifts made by the non-employee Directors in 2018 under this program are set forth in the table above. The total cost of matching contributions on behalf of the non-employee Directors for 2018 gifts was $42,000.

Name	Matching Gifts
Mr. R. Allen	$2,000
Ms. Herman	20,000
Mr. Nunn	20,000

For Directors who elected coverage prior to 2006 (Mr. Nunn), the Company provides medical and dental coverage on the same terms and at the same cost as available to U.S. Company employees. This coverage was discontinued in 2006 for all other Directors. The total cost for this health coverage in 2018 was $10,917.

To help expand the Directors’ knowledge of the Company’s products, the Company provides certain products to Directors’ offices without charge. The Company cost for providing products to the non-employee Directors is set forth in the adjacent table. The total cost incurred by the Company in 2018 for products provided to non-employee Directors was $17,187.

Name	Company Products
Mr. Diller	$368
Ms. Herman	2,488
Ms. Lagomasino	7,642
Mr. Nunn	6,061
Mr. Weinberg	628

INSURANCE PREMIUMS
For Directors who elected coverage prior to 2006 (Messrs. R. Allen, Diller and Nunn), the Company provides life insurance coverage, which includes $30,000 term life insurance and $100,000 group accidental death and dismemberment insurance. This coverage was discontinued in 2006 for all other Directors. The Company cost for this insurance for participating non-employee Directors is set forth in the table below. The total cost for these insurance benefits to the participating non-employee Directors in 2018 was $2,160.

Business travel accident insurance coverage of $200,000 is provided to all non-employee Directors while traveling on Company business, at a Company cost of $5 per Director per year.

Name	Life Insurance Premiums
Mr. R. Allen	$739
Mr. Diller	682
Mr. Nunn	739

DIRECTOR INDEPENDENCE AND RELATED PERSON TRANSACTIONS

INDEPENDENCE DETERMINATIONS

Under the corporate governance listing standards of the NYSE and the Company’s Corporate Governance Guidelines, the Board must consist of a majority of independent Directors. In making independence determinations, the Board observes NYSE and SEC criteria and considers all relevant facts and circumstances. Under NYSE corporate governance listing standards, to be considered independent:

►	the Director must not have a disqualifying relationship, as defined in the NYSE standards; and
►	the Board must affirmatively determine that the Director otherwise has no material relationship with the Company directly, or as an officer, shareowner or partner of an organization that has a relationship with the Company. To aid in the Director independence assessment process, the Board has adopted categorical standards that identify categories of relationships that the Board has determined would not affect a Director’s independence. These categorical standards, which are part of the Company’s Corporate Governance Guidelines, are described below.

38 2019 Proxy Statement

Director Independence and Related Person Transactions   GOVERNANCE 5

CATEGORICAL STANDARDS

The following will not be considered material relationships that would impair a Director’s independence:

Immaterial Sales/Purchases	The Director is an executive officer or employee or any member of his or her immediate family is an executive officer of any other organization that does business with the Company and the annual sales to, or purchases from, the Company are less than $1 million or 1% of the consolidated gross revenues of such organization, whichever is more.
Immaterial Indebtedness	The Director or any member of his or her immediate family is an executive officer of any other organization which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than $1 million or 1% of the total consolidated assets of the organization on which the Director or any member of his or her immediate family serves as an executive officer, whichever is more.
Immaterial Position	The Director is a director or trustee, but not an executive officer, or any member of his or her immediate family is a director, trustee or employee, but not an executive officer, of any other organization (other than the Company’s outside auditing firm) that does business with, or receives donations from, the Company.
Immaterial Ownership	The Director or any member of his or her immediate family holds a less than 10% interest in any other organization that has a relationship with the Company.
Immaterial Nonprofit Relationship	The Director or any member of his or her immediate family serves as an executive officer of a charitable or educational organization which receives contributions from the Company in a single fiscal year of less than $1 million or 2% of that organization’s consolidated gross revenues, whichever is more.

In addition, when determining Director independence, the Board does not consider transactions:

►	with entities for which a Director or an immediate family member served only as a director or trustee;
►	of less than $120,000; and
►	with entities in which the Director’s or an immediate family member’s only interest is a less than 10% ownership interest.

The Board, through its Committee on Directors and Corporate Governance, annually reviews all relevant business relationships any Director nominee and any person who served as a Director during 2018 may have with the Company. As a result of its annual review, the Board has determined that none of the following Director nominees has a material relationship with the Company and, as a result, such Director nominees are independent: Ronald W. Allen, Marc Bolland, Ana Botín, Christopher C. Davis, Barry Diller, Helene D. Gayle, Alexis M. Herman, Robert A. Kotick, Maria Elena Lagomasino, Caroline J. Tsay and David B. Weinberg. In addition, the Board determined that Richard M. Daley and Sam Nunn, who will serve as Directors until the 2019 Annual Meeting, are independent. None of the Directors who were determined to be independent had any relationships that were outside the categorical standards identified above.

Muhtar Kent is Chairman of the Board and also served as the Company’s Chief Executive Officer through April 30, 2017, and therefore is not an independent Director. James Quincey has served as the Company’s Chief Executive Officer since May 1, 2017, and therefore is not an independent Director. Even though Herbert A. Allen is not currently determined to be independent, he contributes greatly to the Board and the Company through his wealth of experience, expertise and judgment.

All the Directors who serve as members of the Audit Committee, Compensation Committee and Committee on Directors and Corporate Governance are independent as required by the NYSE corporate governance rules. Under these rules, Audit Committee members also satisfy the separate SEC and NYSE independence requirements, and the Compensation Committee members satisfy the additional SEC and NYSE independence requirements.

2019 Proxy Statement 39

5 GOVERNANCE   Director Independence and Related Person Transactions

The table below summarizes the relationships that were considered in connection with the independence determinations. None of the transactions described below were considered material relationships that impacted the applicable Director’s independence.

Director	Categorical Standard	Description of Relationship
Ana Botín	Immaterial Sales/Purchases Immaterial Indebtedness

The Board examined the Company’s relationship with Banco Santander, S.A. (“Banco Santander”) where Ana Botín, one of our Directors, is Executive Chair. The Board determined that the relationship was not material since (i) the amounts involved were less than 1% of the consolidated gross revenues and total consolidated assets of Banco Santander; (ii) the Company’s investment of excess cash with Banco Santander, primarily in time deposits which provided market rate returns, is part of the Company’s overall cash management and investment strategy which includes banks other than Banco Santander; (iii) the Company’s payments to Banco Santander were for banking fees and interest on a loan in the ordinary course of business; and (iv) the Company has had a relationship with Banco Santander and its banking subsidiaries for many years prior to Ms. Botín’s service as a Director of the Company.

Barry Diller	Immaterial Sales/Purchases

The Board examined payments made by the Company to IAC/InterActiveCorp and its subsidiaries (“IAC”) where Barry Diller, one of our Directors, is Chairman of the Board and Senior Executive. The Board determined that the relationship was not material since (i) the amounts involved were less than 1% of the consolidated gross revenues of IAC; (ii) the payments were for online advertising and digital media promotions in the ordinary course of business; and (iii) the Company has had a relationship with IAC’s predecessor companies for many years prior to Mr. Diller’s service as a Director of the Company.

Robert A. Kotick	Immaterial Sales/Purchases

The Board examined the Company’s relationship with Activision Blizzard, Inc. and its subsidiaries (“Activision”) where Robert A. Kotick, one of our Directors, is Chief Executive Officer and a Director. The Board determined that the relationship was not material since (i) the amounts payable under sponsorship agreements entered into in the ordinary course of business represent less than 1% of the consolidated gross revenues of Activision; and (ii) the Company has had a relationship with Activision prior to Mr. Kotick’s service as a Director of the Company.

RELATED PERSON TRANSACTION POLICY AND PROCESS

A “Related Person Transaction” is any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company (including any of its subsidiaries) was, is or will be a participant and, as relates to Directors or shareowners who have an ownership interest in the Company of more than 5%, the amount involved exceeds $120,000, and in which any Related Person (defined below) had, has or will have a direct or indirect material interest. Under Company policy, there is no threshold amount applicable to executive officers with regard to Related Person Transactions.

A “Related Person” means:

►	any person who is, or at any time during the applicable period was, a Director, a nominee for Director or an executive officer of the Company;
►	any person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock;
►	any immediate family member of any of the persons referenced in the preceding two bullets, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Director, nominee for Director, executive officer or more than 5% beneficial owner of Common Stock, and any person (other than a tenant or employee) sharing the household of such Director, nominee for Director, executive officer or more than 5% beneficial owner of Common Stock; or
►	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

In general, the Company will enter into or ratify Related Person Transactions with Directors only when the Board, acting through the Committee on Directors and Corporate Governance, determines that the Related Person Transaction is reasonable and fair to the Company. When considering whether a Related Person Transaction is reasonable and fair to the Company, the Committee considers, among other things, the evaluation of the transaction by employees directly involved and the recommendation of the Chief Financial Officer. In addition, any Related Person Transaction involving an executive officer must be pre-approved by the Chief Executive Officer and any Related Person Transaction involving the Chairman of the Board (if an employee of the Company), Chief Executive Officer or a beneficial owner of more than 5% of the outstanding Common Stock must be submitted to the Audit Committee for approval.

40 2019 Proxy Statement

Director Independence and Related Person Transactions   GOVERNANCE 5

Many transactions that constitute Related Person Transactions are ongoing, and some arrangements predate any relationship with the Director or predate the Director’s relationship with the Company. When a transaction is ongoing, any amendments or changes are reviewed, and the transaction is reviewed annually for reasonableness and fairness to the Company.

Identifying possible Related Person Transactions involves the following procedures:

►	Directors, Director nominees, executive officers and beneficial owners of more than 5% of the outstanding Common Stock are asked to complete customary annual questionnaires.
►

Directors and Director nominees are required to annually verify and update information about (i) where the Director is an employee, director or executive officer; (ii) each entity where an immediate family member of a Director is an executive officer; (iii) each firm, corporation or other entity in which the Director or an immediate family member is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and (iv) each charitable or educational organization where the Director or an immediate family member is an employee, executive officer, director or trustee.

When the Company receives the requested information from its Directors, Director nominees, executive officers and beneficial owners of more than 5% of the outstanding Common Stock, the Company compiles a list of all persons and entities, including all subsidiaries of the entities identified, that may give rise to a Related Person Transaction. The Office of the Secretary reviews the updated list and expands the list if necessary, based on a review of SEC filings, Internet searches and applicable websites.

For 2018, the list of approximately 4,600 persons and entities was distributed within the Company to identify any potential transactions. This list was also sent to each of the Company’s approximately 400 accounting locations to be compared to payments and receipts. All ongoing transactions, along with payment and receipt information, were compiled for each person and entity. The information was reviewed and relevant information was presented to the Committee on Directors and Corporate Governance or the Audit Committee, as applicable.

Details regarding Related Person Transactions are included in the charters for the Committee on Directors and Corporate Governance and the Audit Committee and in our Codes of Business Conduct. These documents can be found on the Company’s website, www.coca-colacompany.com, by clicking on “Investors” and then clicking on “Corporate Governance.”

CERTAIN RELATED PERSON TRANSACTIONS

The Board, acting through the Audit Committee or the Committee on Directors and Corporate Governance, as applicable, believes that the following Related Person Transactions between the Company and its Directors and beneficial owners of more than 5% of the Company’s outstanding Common Stock are reasonable and fair to the Company.

Herbert A. Allen. Herbert A. Allen, one of our Directors, is President, Chief Executive Officer and a Director of Allen & Company Incorporated (“ACI”) and a principal shareowner of ACI’s parent. ACI is an indirect equity holder of Allen & Company LLC (“ACL”).

ACI has leased and subleased office space since 1977 in a building owned by one of our subsidiaries and located in New York City. ACI was a tenant prior to the subsidiary’s acquisition of the building. In June 2005, ACI assigned the lease and sublease to ACL. In November 2015, the lease was renewed for a term of approximately 18 years. In 2018, ACL paid approximately $5.7 million in rent and related expenses. In the opinion of management, the terms of the lease are fair and reasonable and as favorable to the Company as those that could have been obtained from unrelated third parties at the time of the execution of the lease.

Berkshire Hathaway Inc. Berkshire Hathaway Inc.’s (“Berkshire Hathaway”) holdings constituted 9.36% of the Company’s outstanding Common Stock as of February 25, 2019.

FlightSafety International Inc. (“FlightSafety”) is a wholly owned subsidiary of Berkshire Hathaway. In January 2019, the Company entered into a new five-year agreement with FlightSafety to provide pilot training services to the Company, which replaced a previous five-year agreement. In 2016, the Company entered into a new three-year agreement with FlightSafety to provide flight attendant and mechanic training services to the Company, which replaced the previous three-year agreement. In 2018, the Company paid FlightSafety approximately $710,000 for training services in the ordinary course of business.

McLane Company, Inc. (“McLane”) is a wholly owned subsidiary of Berkshire Hathaway. In 2018, McLane and its subsidiaries paid approximately $747 million to the Company to purchase fountain syrup and other products in the ordinary course of business. Also in 2018, McLane and its subsidiaries received from the Company approximately $10.9 million in agency commissions, marketing payments and other fees relating to the sale of the Company’s products to customers in the ordinary course of business. This business relationship was in place for many years prior to Berkshire Hathaway’s acquisition of McLane in 2003.

2019 Proxy Statement 41

5 GOVERNANCE   Director Independence and Related Person Transactions

Marmon Holdings, Inc. (“Marmon”) is a wholly owned subsidiary of Berkshire Hathaway. In January 2014, Marmon acquired Cornelius, Inc. and 3Wire Group, Inc. In 2018, the Company paid Cornelius, Inc. approximately $14.1 million for fountain equipment under a 2006 master agreement, which is renewed on an annual basis, and under purchase orders in the ordinary course of business. In 2018, the Company paid 3Wire Group, Inc. approximately $6 million for fountain equipment parts under a 2005 master agreement, which automatically renews on a monthly basis. These business relationships were in place for many years prior to Marmon’s acquisition of these two entities and all payments were made in the ordinary course of business.

Berkshire Hathaway holds a significant equity interest in Moody’s Corporation (“Moody’s”). In January 2018, the Company and a subsidiary of Moody’s entered into an annual pricing agreement related to the Company’s commercial paper programs and debt offerings, which replaced a previous two-year agreement. In 2018, the Company paid a subsidiary of Moody’s fees of $354,000 for rating services.

In the opinion of management, all the relationships between the Company and the entities affiliated with Berkshire Hathaway described above are fair and reasonable and as favorable to the Company as those that could have been obtained from unrelated third parties.

Lisa Chang. Franchot Chang is the husband of Lisa Chang, who was appointed our Chief People Officer effective March 1, 2019, and is a salaried employee of the Company. In 2018, Mr. Chang earned compensation of approximately $231,000, which includes his base salary, an annual incentive award, the value of the vested portion of his 2018 option grant and the benefits generally available to other employees with a similar job grade level. Through March 7, 2019, Mr. Chang received cash compensation of approximately $32,000 and will not receive future equity grants. Mr. Chang will be departing from the Company effective April 12, 2019. He will forfeit all unvested equity grants and will only receive the benefits to which he is entitled under the standard terms of the applicable Company programs. He will not receive any severance benefits.

42 2019 Proxy Statement

6	Share Ownership

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding beneficial ownership of Common Stock by each Director, each individual named in the 2018 Summary Compensation Table on page 69, and our Directors and executive officers as a group, all as of February 25, 2019. Unless otherwise noted, voting power and investment power in Common Stock are exercisable solely by the named person.

Name	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares[1]	Additional Information
Herbert A. Allen	18,098,576	*

Includes 6,000,000 shares held by ACI, 31,045 shares held by 12 trusts of which Mr. Allen, in each case, is one of three to five trustees, and 30,000 shares held by a foundation of which he is one of six directors. Mr. Allen disclaims beneficial ownership of the 30,000 shares held by the foundation. Also includes 37,531 shares held by a family member over which Mr. Allen has disclaimed beneficial ownership. Does not include 95,454 share units deferred under the Directors’ Plan, which are settled in cash.

Ronald W. Allen	24,000	*

Includes 4,000 shares held by a family member over which Mr. Allen has disclaimed beneficial ownership. Does not include 98,484 share units deferred under the Directors’ Plan, which are settled in cash.

Marc Bolland	10,000	*	Does not include 20,152 share units deferred under the Directors’ Plan, which are settled in cash.
Ana Botín	2,500	*

Shares held by a Spanish limited company of which Ms. Botín and her husband are the indirect beneficial owners. Does not include 34,526 share units deferred under the Directors’ Plan, which are settled in cash.

Richard M. Daley	6,500	*	Shares held by a trust of which Mr. Daley is sole trustee and beneficiary. Does not include 46,398 share units deferred under the Directors’ Plan, which are settled in cash.
Christopher C. Davis	20,000	*	Does not include 3,762 share units deferred under the Directors’ Plan, which are settled in cash.
Barry Diller	6,000,000	*

Includes 4,000,000 shares held by a trust of which Mr. Diller is sole trustee and beneficiary and 2,000,000 shares that may be acquired by this trust upon the exercise of call options, purchased from an unrelated third party, which are presently exercisable. Does not include 134,716 share units deferred under the Directors’ Plan, which are settled in cash.

Helene D. Gayle	3,000	*	Does not include 30,999 share units deferred under the Directors’ Plan, which are settled in cash.
Alexis M. Herman	2,000	*	Does not include 54,832 share units deferred under the Directors’ Plan, which are settled in cash.
Robert A. Kotick	70,018	*	Includes 18 shares held by a family member through the Uniform Transfers to Minors Act. Does not include 44,498 share units deferred under the Directors’ Plan, which are settled in cash.
Maria Elena Lagomasino	23,631	*	Does not include 61,885 share units deferred under the Directors’ Plan, which are settled in cash.
Sam Nunn	2,000	*	Does not include 163,012 share units deferred under the Directors’ Plan, which are settled in cash.
Caroline J. Tsay	1,000	*	Does not include 3,762 share units deferred under the Directors’ Plan, which are settled in cash.

2019 Proxy Statement 43

6 SHARE OWNERSHIP   Ownership of Equity Securities of the Company

Name	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares[1]	Additional Information
David B. Weinberg	11,419,285	*

Includes 776,930 shares held by family members over which Mr. Weinberg has sole dispositive power and 1,152,930 shares held by a family member’s living trust, of which Mr. Weinberg is one of three trustees and is a contingent remainder beneficiary but over which he also has sole dispositive power. Also includes 2,466,558 shares held by a family member’s marital grantor trust, of which Mr. Weinberg is one of three trustees and contingent remainder beneficiaries but over which he also has sole dispositive power, and 3,000,000 shares held by three family trusts, of which Mr. Weinberg is a current or contingent remainder beneficiary and one of three trustees but over which he also has sole dispositive power. Also includes 39,700 shares held by two family trusts, of which Mr. Weinberg is neither a trustee nor a beneficiary but over which he has sole dispositive power. Also includes 3,540,000 shares held by two family limited partnerships, over which Mr. Weinberg has sole investment control and shares beneficial ownership interest. Also includes 48,888 shares held by two foundations, over which Mr. Weinberg shares investment power with other family members but over which he also has sole dispositive power, and 39,065 shares held by two foundations, over which other family members have investment power but over which Mr. Weinberg also has sole dispositive power. Does not include 23,783 share units deferred under the Directors’ Plan, which are settled in cash.

James Quincey	1,431,284	*

Includes 44,678 shares held by a family member, 2,986 shares credited to Mr. Quincey under The Coca-Cola Company 401(k) Plan (the “401(k) Plan”), 200 shares of restricted stock and 1,288,065 shares that may be acquired upon the exercise of options which are presently exercisable or that will become exercisable on or before April 26, 2019. Does not include 3,310 share units credited under The Coca-Cola Company Supplemental 401(k) Plan (the “Supplemental 401(k) Plan”), which are settled in cash post employment. Also does not include 129,965 unvested performance share units and 36,419 unvested restricted stock units, which will be settled in shares upon vesting.

Kathy N. Waller	1,227,852	*

Includes 17,501 shares credited to Ms. Waller under the 401(k) Plan, 200 shares of restricted stock and 1,068,532 shares that may be acquired upon the exercise of options, which are presently exercisable or that will become exercisable on or before April 26, 2019. Does not include 10,031 share units credited under the Supplemental 401(k) Plan, which are settled in cash post employment. Also does not include 85,869 unvested performance share units, which will be settled in shares upon vesting.

Muhtar Kent	11,777,068	*

Includes 390,513 shares held by a foundation, of which Mr. Kent, his wife and children are trustees, 129,000 shares held by a trust of which Mr. Kent’s wife and his children are beneficiaries and an independent trust company is trustee and 134,000 shares held by a trust of which Mr. Kent and his children are beneficiaries and an independent trust company is trustee. Also includes 89,153 shares credited to Mr. Kent under the 401(k) Plan and 9,002,571 shares that may be acquired upon the exercise of options which are presently exercisable or that will become exercisable on or before April 26, 2019. Does not include 76,021 share units credited under the Supplemental 401(k) Plan, which are settled in cash post employment. Also does not include 232,081 unvested performance share units, which will be settled in shares upon vesting.

John Murphy	824,923	*

Includes 200 shares of restricted stock and 744,780 shares that may be acquired upon the exercise of options, which are presently exercisable or that will become exercisable on or before April 26, 2019. Does not include 18,905 unvested performance share units, which will be settled in shares upon vesting.

Brian J. Smith	1,092,981	*

Includes 34,582 shares credited to Mr. Smith under the 401(k) Plan, 200 shares of restricted stock and 989,836 shares that may be acquired upon the exercise of options, which are presently exercisable or that will become exercisable on or before April 26, 2019. Does not include 14,015 share units credited under the Supplemental 401(k) Plan, which are settled in cash post employment. Also does not include 45,739 unvested performance share units, which will be settled in shares upon vesting.

All Directors and executive officers as a group (31 persons)	57,237,668	1.33%

Includes 188,675 shares credited under the 401(k) Plan, 1,200 shares of restricted stock and 19,743,337 shares that may be acquired upon the exercise of options, which are presently exercisable or that will become exercisable on or before April 26, 2019. Does not include 137,253 share units credited under the Supplemental 401(k) Plan and 816,263 share units deferred under the Directors’ Plan, all of which will be settled in cash. Also does not include 718,320 unvested performance share units and 48,955 unvested restricted stock units, which will be settled in shares upon vesting.

*	Less than 1% of outstanding shares of Common Stock.
[1]	Share units credited under the Directors’ Plan and the Supplemental 401(k) Plan are not included as outstanding shares in calculating these percentages. Unvested performance share units and unvested restricted stock units, which will be settled in shares upon vesting, also are not included.

44 2019 Proxy Statement

Section 16(a) Beneficial Ownership Reporting Compliance   SHARE OWNERSHIP 6

PRINCIPAL SHAREOWNERS

Set forth in the table below is information about the number of shares held by persons we know to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

Name and Address	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares[4]
Berkshire Hathaway Inc.[1] 3555 Farnam Street Omaha, Nebraska 68131	400,000,000	9.36%
The Vanguard Group[2] 100 Vanguard Blvd. Malvern, Pennsylvania 19355	299,022,873	6.99%
BlackRock, Inc.[3] 55 East 52nd Street New York, New York 10055	253,865,694	5.94%
[1]	Berkshire Hathaway, a diversified holding company, has informed the Company that, as of December 31, 2018, it held an aggregate of 400,000,000 shares of Common Stock through subsidiaries.
[2]	The information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 11, 2019, reporting beneficial ownership as of December 31, 2018. The Vanguard Group reported that it has sole voting power with respect to 4,732,414 shares of Common Stock, sole dispositive power with respect to 293,318,500 shares of Common Stock, shared voting power with respect to 1,076,928 shares of Common Stock and shared dispositive power with respect to 5,704,373 shares of Common Stock.
[3]	The information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 4, 2019, reporting beneficial ownership as of December 31, 2018. BlackRock, Inc. reported that it has sole voting power with respect to 219,705,408 shares of Common Stock, sole dispositive power with respect to 253,865,694 shares of Common Stock and no shared voting or dispositive power.
[4]	The ownership percentages set forth in this column are based on the assumption that each of the principal shareowners continued to own the number of shares reflected in the table above on February 25, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires the Company’s Directors and certain officers, as well as persons who beneficially own more than 10% of the outstanding shares of Common Stock, to file reports regarding their initial stock ownership and subsequent changes to their ownership with the SEC.

Based solely on a review of the reports filed for fiscal year 2018 and related written representations, we believe that all Section 16(a) reports were filed on a timely basis, except for an amended Form 4 filed on January 3, 2019 for Mark Randazza, which reported the acquisition of restricted stock units that was inadvertently omitted from his original Form 4.

2019 Proxy Statement 45

7	Compensation

ITEM 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

►What am I voting on?
Shareowners are being asked to approve, on an advisory basis, the compensation of the Named Executive Officers as described in the Compensation Discussion and Analysis beginning on page 48 and the Compensation Tables beginning on page 69.
►Voting recommendation:

FOR the advisory vote to approve executive compensation. The Compensation Committee takes very seriously its role in the governance of the Company’s compensation programs and values thoughtful input from shareowners. The Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

The Company seeks a non-binding advisory vote from its shareowners to approve the compensation of its Named Executive Officers as described in the Compensation Discussion and Analysis beginning on page 48 and the Compensation Tables beginning on page 69.

In deciding how to vote on this proposal, the Board encourages you to read the Compensation Discussion and Analysis and Compensation Tables sections. In 2018, we made several key enhancements to our compensation programs to continue to improve the link between compensation and the Company’s business and talent strategies as well as the long-term interests of our shareowners.

The Board recommends that shareowners vote FOR the following resolution:

“RESOLVED, that the shareowners approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the Compensation Tables and the related narrative.”

Because your vote is advisory, it will not be binding upon the Board. However, the Board values shareowners’ opinions, and the Compensation Committee will consider the outcome of the advisory vote when considering future executive compensation decisions. The Board has adopted a policy of providing for annual advisory votes from shareowners on executive compensation. The next such vote will occur at the 2020 Annual Meeting of Shareowners.

The Board of Directors recommends a vote FOR the advisory vote to approve executive compensation.

46 2019 Proxy Statement

Message from the Compensation Committee   COMPENSATION 7

MESSAGE FROM THE COMPENSATION COMMITTEE

In early 2017, James Quincey announced new strategic priorities aimed at continuing to drive our transformation as a total beverage company. Mr. Quincey became Chief Executive Officer later that year and since then has steered the Company through a period of fundamental changes in the industry. One of the cornerstones of this work has involved shaping a growth-oriented culture at all levels of the organization.

We, the Compensation Committee, are committed to ensuring that our compensation programs help drive the Company’s focus on disciplined growth. To align our 2018 compensation programs to this strategy, we conducted a comprehensive review to ensure that we incentivize growth and continue to pay for performance while also focusing on key growth metrics and long-term shareowner value. During this process, we listened to feedback from employees, leaders and shareowners.

We refreshed our 2018 talent and compensation philosophy to focus more sharply on employee performance and the future potential to drive long-term growth, with a strong emphasis on accountability to deliver the right work in the right way. We introduced enhancements to annual incentive and performance-based equity programs, which included measures focused on driving growth, differentiation and segmentation, as well as simplicity and transparency.

Our renewed compensation programs deliver highly differentiated rewards for employees who make outstanding contributions to the Company. Our programs are also intended to help shift the Company’s culture, encouraging employees to be fast, agile, empowered and accountable.

Our Compensation Discussion and Analysis describes specific program design changes in 2018 and individual compensation decisions and rationales for the 2018 Named Executive Officers. We remain committed to listening to shareowner feedback as we continue to evaluate and refine the Company’s compensation programs.

WHAT’S NEW IN THIS CD&A

To explain the rationale behind changes to our compensation framework, we have added “Compensation Committee Insights” throughout this CD&A, which highlight changes made in the last twelve months. We hope that you find them useful and welcome your feedback.

Maria Elena Lagomasino	Christopher C. Davis	Helene D. Gayle	Alexis M. Herman

2019 Proxy Statement 47

7 COMPENSATION   Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of our Named Executive Officers for 2018, who are listed below and appear in the Compensation Tables beginning on page 69.

In 2018, we announced key changes in top leadership. Mr. Kent announced his intention to retire as Chairman of the Board following the 2019 Annual Meeting and, contingent on his reelection as a Director, the Board elected Mr. Quincey to serve as the next Chairman of the Board. In addition, effective January 1, 2019, Mr. Smith assumed the role of President and Chief Operating Officer, an appointment which will allow Mr. Quincey more time to focus on the long-term strategic direction and success of the Company as Chairman and Chief Executive Officer, while allowing Mr. Smith to lead the Company’s day-to-day operations and bring an accelerated focus on executing key strategies. We also announced a succession plan for the Chief Financial Officer role following Ms. Waller’s retirement. Effective March 16, 2019, Mr. Murphy, who currently serves as Senior Vice President and Deputy Chief Financial Officer, will assume the role of Executive Vice President and Chief Financial Officer.

The titles below for our Named Executive Officers represent their current position with the Company. Please see 2018 Compensation Decisions for Named Executive Officers beginning on page 62 and our Summary Compensation Table on page 69 for each Named Executive Officer’s role during fiscal year 2018.

James Quincey Chief Executive Officer	Kathy N. Waller Executive Vice President and Chief Financial Officer	Muhtar Kent Chairman of the Board of Directors	John Murphy Senior Vice President and Deputy Chief Financial Officer	Brian J. Smith President and Chief Operating Officer

OUR COMPENSATION PHILOSOPHY AND CORE PRINCIPLES

While we consider a number of factors in our pay decisions, we are guided by the following core philosophies and principles:

Pay for Performance	The great majority of pay for executives is at-risk and performance-based with metrics aligned to the Company’s growth strategy. Company performance is assessed in two ways:
	►The Company’s operating performance, including results against long-term growth targets	►Return to shareowners over time, both on an absolute basis and relative to other companies
Alignment with Shareowners	Programs align executives’ interests with those of our shareowners. A majority of pay for our Named Executive Officers is tied to Company and/or operating group performance. We maintain stock ownership guidelines for all executives, and we remain committed to our Equity Stewardship Guidelines.
Provide Programs that Drive Future Growth	Our compensation programs invest in and reward talent with the greatest potential to drive the long-term growth of our Company, while holding employees accountable to the Company’s strategy and values.
Simplicity and Transparency	Programs include clear metrics and line of sight for employees.
Recognition of Individual Performance	Non-financial goals are critical to our business, reflect our external responsibility as global leaders, and add value for our shareowners and other stakeholders. Executives are motivated to deliver results that align with Company values and shareowner interests.
Consider the Coca-Cola system	Our employees are required to operate and have influence in the context of our broad and complex global Coca-Cola system, which includes our approximately 225 independent bottling partners around the globe. While the Company had $31.9 billion in 2018 reported net operating revenue and employs approximately 62,600 people, the Coca-Cola system generates more than $100 billion in revenues, operates in over 200 countries and territories and employs more than 700,000 people. Our executives and employees must not only manage our business but also support our bottlers and other partners. This alignment and a shared vision of success are critical to drive long-term growth.

48 2019 Proxy Statement

Compensation Discussion and Analysis   COMPENSATION 7

COMPENSATION COMMITTEE INSIGHTS

When does the Compensation Committee make decisions regarding annual and long-term incentives?
We have a robust annual cycle to plan, review and execute the executive compensation process, which includes year-round engagement with our shareowners.

When evaluating pay reported in the 2018 Summary Compensation Table against Company performance, it is important to consider the timing of compensation decisions and which performance period informs each of the annual and long-term incentive awards. For instance:

►Annual incentive awards reported for 2018 were decided in February 2019 and reflect Company and individual performance in 2018 (see page 53); and
►Long-term incentive awards reported for 2018 were granted in February 2018 and reflect the individual’s potential to drive future growth (see page 55).

April to June	July to September	October to December	January to March
►Evaluate and set compensation comparator group to be used for upcoming year (see page 60)	►Review program design and align on changes to support the business strategy for the upcoming year	►Complete a risk assessment of all compensation programs (see page 61) ►Benchmark compensation programs and pay opportunity against the compensation comparator group
►Evaluate prior year business performance, individual contributions and future potential of executives in order to determine individual compensation decisions
►Hold a dedicated meeting for rigorous target-setting of performance metrics for the upcoming year (see page 52)

COMPENSATION PROGRAM ENHANCEMENTS IN 2018

As a result of the comprehensive review of our compensation programs, which included feedback from shareowners and employees, external market research and data analysis of various performance metrics, the Compensation Committee approved several changes to further align our programs with our growth strategy. The changes that affect our Named Executive Officers are summarized below.

ANNUAL INCENTIVE PLAN ENHANCEMENTS IN 2018	RATIONALE
Revised the plan so that a percentage of all participants’ awards will be based on total Company results	►Creates stronger alignment with total Company growth strategy
For group presidents, refined the plan so that a percentage of a participant’s award will also be based on operating group results	►Ensures accountability at the group level
Refined performance metrics to an equal weighting between net operating revenue and operating income and removed unit case volume	►Drives stronger emphasis on net operating revenue growth, which is highly correlated to shareowner value, and provides greater transparency while maintaining focus on profitability
Reduced the maximum payout from 250% to 200% and reduced the maximum individual performance amount from 50% of target to 30% of target	►Aligns to competitive market
Added minimum threshold goals to performance metrics that must be achieved in order for an executive to receive a payout	►Ensures accountability and supports pay for performance
Introduced scorecards for our most senior leaders that identify the categories on which they will be assessed	►Provides a stronger framework on which to base discretionary decisions

PERFORMANCE-BASED EQUITY COMPENSATION ENHANCEMENTS IN 2018	RATIONALE
Refined performance metrics to an equal weighting between net operating revenue, earnings per share and free cash flow	►Creates accountability for driving top-line growth, creating profitability for investors, and managing opportunity for future investment
Shifted payout curve from 35% – 150% to 50% – 200% (37.5% – 250% with the total shareowner return modifier)	►Raises the level of performance that must be achieved before any payout is earned while rewarding exceptional performance

2019 Proxy Statement 49

7 COMPENSATION   Compensation Discussion and Analysis

CHECKLIST OF COMPENSATION PRACTICES

WHAT WE DO	WHAT WE DON’T DO

Base the vast majority of pay on business performance; is not guaranteed
Align pay and performance
Engage in a rigorous target-setting process for incentive metrics
Adhere to Equity Stewardship Guidelines, including a burn rate commitment of 0.4% or less
Apply share ownership and share retention policies
Provide limited perquisites with sound business rationale

Include “double-trigger” change in control provisions in equity awards
Prohibit hedging and short sales of Company stock by executive officers and Directors
Prohibit pledging of Company stock by executive officers and Directors
Regularly assess the risk-reward balance of our compensation programs in order to mitigate undue risks in our programs
Include clawback provisions in our key compensation programs

No employment contracts unless required by law
No dividends or dividend equivalents on unearned PSUs or RSUs
No repricing of underwater stock options
No tax gross-ups for personal aircraft use or financial planning
No special change in control severance provisions for executive officers
No tax gross-ups related to change in control

2018 PERFORMANCE AT A GLANCE

REVENUE GROWTH		OPERATING INCOME GROWTH
(10)%	5%	14%	11%
Reported Net Revenues	Organic Revenues (Non-GAAP)	Reported Operating Income	Comparable Currency Neutral Operating Income (adjusted for structural items and accounting changes) (Non-GAAP)

Note: Organic revenues is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural items, as applicable, the impact of changes in foreign currency exchange rates as well as the impact of accounting changes. Comparable currency neutral operating income (adjusted for structural items and accounting changes) is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability, the impact of changes in foreign currency exchange rates, and the impact of structural and accounting changes. See Annex C for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

OUR PRIORITIES		2018 PROGRESS
1	Accelerate growth of a leading consumer-centric brand portfolio
►Continued to gain value share in total nonalcoholic ready-to-drink beverages on a global basis by gaining value share in nearly 65% of our key countries.
►Innovated in sparkling and non-sparkling beverages.
►Relaunched the Diet Coke brand in North America, expanded fiber-infused Coca-Cola within Asia, and reformulated Sprite and Fanta to include less sugar in multiple key markets.
►Continued to successfully lift, shift and scale brands, such as AdeZ, a plant-based beverage originating in Latin America, and FUZE TEA through their roll-out across Europe and the introduction of smartwater in 23 more countries.
►Announced acquisitions and investments to diversify the portfolio, including the acquisition of Costa Limited, which provides capabilities to build a global coffee platform, and an investment in BODYARMOR, one of the fastest-growing beverage trademarks in the U.S.

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OUR PRIORITIES		2018 PROGRESS
2	Driving revenue growth algorithm
►Continued to execute revenue growth management strategies across 27 markets through 2018, with a renewed focus on value over volume.
►Innovation, smaller packaging and premium offerings helped drive 6% retail value growth globally for Trademark Coca-Cola in 2018.

3	Strengthen our system’s value-creation advantage
►Gained global value share in total nonalcoholic ready-to-drink beverages by leveraging the power of the Coca-Cola system across nearly 225 bottling partners, more than 20 channels and approximately 28 million customer outlets.
►Completed the multi-year refranchising of Company-owned bottling operations in North America.

4	Digitize the enterprise
►Expanded digital marketing efforts through voice sampling campaigns, chatbot technology and digitally enabled packaging to drive mobile immersive experiences that enable consumers across both physical and digital touchpoints.
►Grew B2B and B2C businesses over 40% in China.
►Continued expansion of digital commerce with consumers and customers, including leveraging the power of our bottling network to fulfill e-commerce orders in North America.

5	Unlocking the power of our people
►Continued to develop the leadership team of the future by naming several key appointments, including the role of the President and Chief Operating Officer.
►Continued to act with speed and agility through a new operating model that has given field operations greater decision-making authority and independence.
►Implemented new incentive structure that better aligns to the Company’s growth strategy and incentivizes employees to focus on the work that matters the most.

SHAREOWNER RETURN
Total Shareowner Return (1 year)[1]	$7.1B RETURNED TO SHAREOWNERS[2]	Comparison of Five-Year Cumulative Total Shareowner Return[3]
[1]	Source: FactSet Research Systems Inc. Total shareowner return on an investment in the Company’s Common Stock between December 31, 2017 and December 31, 2018, with dividends reinvested quarterly compared to total shareowner return on the same investment in the S&P 500 Index and the Company’s 2018 compensation comparator group (see page 60) over the same period, with dividends reinvested quarterly. For foreign companies included in the comparator group, market value has been converted to U.S. dollars and excludes the impact of currency. Market returns are weighted by relative market capitalization and are adjusted for spin-offs and special dividends.
[2]	Total does not add due to rounding. Net share repurchases is a non-GAAP financial measure that reflects the net amount of purchases of stock for treasury after considering proceeds from the issuances of stock, the net change in stock issuance receivables (related to employee stock options exercised but not settled prior to the end of the year) and the net change in treasury stock payables (for treasury shares repurchased but not settled prior to the end of the year). See Annex C for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.
[3]	Source: FactSet Research Systems Inc. This chart shows how a $100 investment in the Company’s Common Stock on December 31, 2013, would have grown to $135 on December 31, 2018, with dividends reinvested quarterly. The chart also compares the total shareowner return on the Company’s Common Stock to the same investment in the S&P 500 Index and the Company’s 2018 compensation comparator group (see page 60) over the same period, with dividends reinvested quarterly. Includes the Company’s 2018 compensation comparator group for the five-year period whether or not a company was included in the group for the entire period. For foreign companies included in the comparator group, market value has been converted to U.S. dollars and excludes the impact of currency. Market returns are weighted by relative market capitalization and are adjusted for spin-offs and special dividends.

2019 Proxy Statement 51

7 COMPENSATION   Compensation Discussion and Analysis

ELEMENTS OF EXECUTIVE COMPENSATION

We provide three elements of total direct compensation: base salary, annual incentives and long-term incentives, which are described below. We also provide limited perquisites (see page 59) and standard retirement and benefit plans (see pages 67 and 106).

2018 TOTAL DIRECT COMPENSATION*

	CEO	Other Named Executive Officers	Description
Base Salary

Fixed cash compensation based on the market-competitive value of the skills and knowledge required for each role. Reviewed and adjusted when appropriate to maintain market competitiveness. Increases are not automatic or guaranteed.

Annual Incentive
Designed to reward results in the prior year. Annual cash incentives based on:
►Company financial metrics chosen to drive our growth strategy (net operating revenue and operating income)
►Individual performance

Long-Term Incentives
Forward-looking equity awards intended to motivate and reward potential to drive future growth and align the interests of employees and shareowners. Grants awarded in the form of stock options and performance share units.
2018 performance measures:
►Net operating revenue
►Earnings per share
►Free cash flow
►Total shareowner return modifier

*	Base salary, actual annual incentive and the grant date fair value of the annual long-term incentive award for 2018.

IMPORTANT FACTS ABOUT OUR INCENTIVE TARGETS
Rigor of Incentive Metrics	Choice of Incentive Metrics

The Compensation Committee holds an additional dedicated meeting each year to test the robustness and rigor of our incentive metrics. The Compensation Committee recognizes the importance of achieving an appropriate balance between rewarding executives for strong performance over both the short- and long-term and establishing realistic but rigorous targets that continue to motivate and retain executives.

In setting our performance payout curves, the Compensation Committee considered the following:

►Performance levels necessary to achieve our long-term goals and deliver superior shareowner returns
►The likelihood of achieving various levels of performance based on historical results over a ten-year period
►Metrics, program designs and results at companies in our comparator group
►Performance relative to our comparator companies

To evaluate performance in a manner consistent with how management evaluates our operating results and trends, the key financial metrics in our annual and long-term incentive plans are measured on a non-GAAP basis. We make certain adjustments when calculating these results, such as for the impact of foreign currency exchange rates, items impacting comparability, changes in financial accounting reporting regulations and costs and other financial implications associated with corporate transactions.

Our targets are currency neutral because the Compensation Committee believes incentive targets should measure the underlying results of the business, and business leaders should be encouraged to make decisions that drive long-term sustainable growth rather than to address short-term currency fluctuations. This philosophy has been in place for several years, and we review this issue regularly, as it is an important concern for global companies like ours with significant exposure to foreign currency exchange rate fluctuations.

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Compensation Discussion and Analysis   COMPENSATION 7

BASE SALARY

Base salary is fixed cash compensation delivered in return for day-to-day job responsibilities, leadership skills and experience. The Compensation Committee annually reviews base salary of our Named Executive Officers at its February meeting and makes adjustments when appropriate based on market competitiveness. Market competitive base salaries help attract and retain executive talent. The Compensation Committee may also make periodic adjustments in connection with promotions or changes in responsibility. Base salary is not intended to reward past performance.

See 2018 Compensation Decisions for Named Executive Officers beginning on page 62 for 2018 base salary determinations for each of our Named Executive Officers.

ANNUAL INCENTIVE COMPENSATION

COMPENSATION COMMITTEE INSIGHTS

What was the rationale for changing the Company performance metrics for the 2018 annual incentive awards?
To align with the Company’s new growth strategy, we refined our 2018 annual incentive performance metrics as follows:

Net operating revenue aligns with the Company’s growth focus, by reflecting how we are sustainably growing top-line performance. Operating income is a bottom-line performance measure of the profitability of our primary business operations. Both measures provide employees line of sight to influence results. In addition, they are widely used measures to evaluate the success of our business by investors. Removing unit case volume helps focus on our growth strategy and helps support the transformation to a total beverage company by incentivizing revenue growth through multiple levers, rather than just through volume growth.

How has the new scorecard guided the Committee’s determinations with respect to the individual performance amount?
The scorecard provides a framework to more clearly define specific action items in three key areas: leadership, operational, and people and culture. Our assessment of these outcomes was a key factor in determining the level of discretion to apply to each Named Executive Officer’s individual performance amount for their 2018 annual incentive award.

Overview
Annual incentives are determined under the Performance Incentive Plan of The Coca-Cola Company (the “Performance Incentive Plan”) and are designed to reward annual performance and individual contributions that support business results and strategy. Awards for our Named Executive Officers are determined based on a formula with predetermined financial measures aligned with the Company’s long-term growth strategy (“Business Performance Factor”), as well as the executive’s individual performance (“Individual Performance Amount”). A cash award, measured as a target percentage of the executive’s salary, is paid to the extent to which performance goals are achieved.

See 2018 Compensation Decisions for Named Executive Officers beginning on page 62 for details of the 2018 annual incentives paid to each of our Named Executive Officers.

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7 COMPENSATION   Compensation Discussion and Analysis

2018 ANNUAL INCENTIVE FORMULA

Base Salary	x	Target Percentage	x	Business Performance Factor	+	Individual Performance Amount	=	Annual Incentive Amount

Business Performance Factor

►	Targets are informed by our long-term growth target ranges. Targets are designed to be challenging but achievable.
►	For Ms. Waller and Messrs. Quincey and Kent, the Business Performance Factor was determined using a score that was weighted 50% for overall Company net operating revenue growth and 50% for overall Company operating income growth (“Overall Company Performance”).
►	For Mr. Murphy, who had responsibility in 2018 for the Company’s Asia Pacific Group and Bottling Investments Group, and Mr. Smith, who had responsibility in 2018 for the Company’s Europe, Middle East and Africa Group, the Business Performance Factor was determined using a score that was weighted 50% for Overall Company Performance, as described above, and 50% for the performance of their respective operating groups, measured by net operating revenue growth and operating income growth, each weighted equally.
►	Actual net operating revenue and operating income growth results were rounded to the nearest half percent, and then the funding for each performance metric was weighted to determine the final Business Performance Factor.
►	For 2018, the earned payout could range from 0% to 200% of the target incentive. The maximum payout is set to be difficult to achieve. For example, to achieve the maximum payout for net operating revenue growth, the Company would have had to achieve 6% growth in 2018.
►	The overall Company targets and results for 2018 were as follows:

Performance Metric*	Target**	Result	Weighting	Weighted Result
Net Operating Revenue Growth		150%	50%	75%
Operating Income Growth		175%	50%	88%
Overall Company Performance Factor				163%
*

Net operating revenue growth is organic, which is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural items, as applicable, the impact of changes in foreign currency exchange rates as well as the impact of accounting changes. Operating income growth is comparable currency neutral (adjusted for structural items and accounting changes), which is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability, the impact of changes in foreign currency exchange rates, the impact of structural changes and the impact of accounting changes. Items impacting comparability include asset impairments, productivity and reinvestment initiatives, transaction gains/losses and other items. Structural items generally refer to acquisitions and divestitures of bottling and distribution operations. Accounting changes refer to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”), which was adopted by the Company effective January 1, 2018. Using these adjusted measures of net operating revenue and operating income growth are appropriate because it provides a more consistent comparison against the prior year.

**

The specific targets for the Asia Pacific Group, the Bottling Investments Group and the Europe, Middle East and Africa Group are not disclosed because they relate to business operations in specific geographies and disclosure would result in competitive harm.

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Compensation Discussion and Analysis   COMPENSATION 7

The base salary, target annual incentive and 2018 Business Performance Factor for each of our Named Executive Officers are as follows:

Name	Base Salary (12/31/2018) ($)	Target (%)	Target Annual Incentive ($)	Business Performance Factor (%)
Mr. Quincey	$1,500,000	200%	$3,000,000	163%
Ms. Waller	850,000	125%	1,062,500	163%
Mr. Kent	1,000,000	200%	2,000,000	163%
Mr. Murphy[1]	550,000	125%	687,500	159%
Mr. Smith[2]	650,000	125%	812,500	163%
[1]

For Mr. Murphy, the Business Performance Factor was weighted 50% for Overall Company Performance (at 163%), 25% for Asia Pacific Group performance (at 136%) and 25% for Bottling Investments Group performance (at 171%).

[2]	For Mr. Smith, the Business Performance Factor was weighted 50% for Overall Company Performance (at 163%) and 50% for Europe, Middle East and Africa Group performance (at 163%).

Individual Performance Amounts
For the Named Executive Officers, consideration is given for contributions to overall Company results and operational goals; contributions toward global strategic initiatives; and individual contributions toward evolving the Company’s culture to accelerate our transformation to a high-performing growth business. An Individual Performance Amount may be awarded based on an assessment of an executive’s individual performance throughout the year as guided by the individual’s scorecard. The maximum percentage of an individual’s target award that could be awarded for individual performance in 2018 was reduced from 50% to 30%, and the Compensation Committee determined that no Named Executive Officer would receive an Individual Performance Amount exceeding 5% of his or her target award in 2018. See 2018 Compensation Decisions for Named Executive Officers beginning on page 62.

LONG-TERM INCENTIVE COMPENSATION

COMPENSATION COMMITTEE INSIGHTS

What was the rationale for changing the Company performance metrics for the 2018 long-term performance-based awards?
To align with our new growth strategy, we refined the 2018 performance metrics for the performance share units awarded to our Named Executive Officers as follows:

We believe these measures are the right metrics to evaluate the Company’s long-term performance. Each of these metrics has a strong correlation to shareowner value, is easy to understand and will drive and reward growth behaviors and actions. Specifically, net operating revenue aligns with the Company’s focus on growth by reflecting how we are sustainably growing top-line performance year-over-year; earnings per share is a key measure of profitability for our shareowners and reflects the Company’s focus on shareowner value; and free cash flow reflects our ability to generate the cash needed to pay dividends, among other things, and enables the business to grow over the long term. We retained the relative total shareowner return modifier to further tie awards to long-term shareowner value.

Beginning in 2018, the Company now refers to our performance share units as growth share units, highlighting that a primary goal of these awards is to incentivize employees to drive growth.

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7 COMPENSATION   Compensation Discussion and Analysis

Overview
The Company grants long-term incentive compensation to reward performance over the longer term and align the interests of employees with shareowners. The majority of these awards are performance-based. In 2018, all annual long-term incentive awards were equity-based for our Named Executive Officers. All equity awards are subject to our Equity Stewardship Guidelines. An update regarding our 2018 progress against these guidelines is included below under Equity Stewardship Guidelines and Scorecard.

See 2018 Compensation Decisions for Named Executive Officers beginning on page 62 for details of the 2018 long-term equity awards granted to each of our Named Executive Officers.

LONG-TERM INCENTIVE ANNUAL AWARDS: AMOUNTS AND PERFORMANCE MEASURES

►	The Compensation Committee sets award ranges for long-term incentive compensation for each job grade at the senior executive levels. In 2018, the ranges were informed by surveys of our comparator group’s and similar companies’ pay practices. The Compensation Committee does not target a specific percentile ranking against our comparator group and may grant long-term incentive awards at the higher end of the range for a variety of factors, including to reflect support of the larger Coca-Cola system. Consideration is also given to the individual’s skills, experience and future potential.
►	Once the value of the long-term incentive award is determined, the Compensation Committee grants a portion of the award in options and a portion in performance share units (“PSUs”). Due to the rules for how the grant date fair value of long-term incentive awards must be calculated for accounting purposes, the 2018 Summary Compensation Table may not reflect the same stock option and PSU values described below.

How Stock Option Award Amounts Were Determined

►	When determining the number of stock options awarded, a Black-Scholes value is calculated and a floor and ceiling are then applied based on a 30-day average stock price. This “guardrail” helps manage our burn rate commitment and mitigate against excessively high and low Black-Scholes values.
►	For stock option grants in 2018, the low end of our guardrail was used, which valued options at 20% of the 30-day average stock price. This resulted in fewer stock options being granted than under what a pure Black-Scholes model would have provided.

How PSU Targets Were Determined

►	PSUs are valued based on a 30-day average stock price for purposes of determining target award values.
►	For 2018, performance measures for the annual PSU awards were equally weighted among growth in net operating revenue, earnings per share and free cash flow and with a total shareowner return (“TSR”) modifier.
►	Performance targets for growth in these metrics were derived from the three-year business plan and then set by the Compensation Committee after a detailed review, which included conducting probability analyses, benchmarking performance and evaluating the practices of comparator companies. For awards granted in 2018, participants would receive 50% of the award at the threshold level of achievement, 100% of the award at the target level and 200% of the award at the maximum level, prior to application of the TSR modifier. With the TSR modifier, payouts can range from 0% to 250%.
►	Beginning with the PSUs granted in 2018, we removed the one-year holding period after certification of performance, consistent with market practice.

Performance Share Units: Relative Total Shareowner Return Modifier and Status of Programs

Relative TSR Modifier

►	PSU awards for executives include a TSR modifier to further link awards to shareowner value creation.
►	The number of shares earned from PSU awards will be reduced or increased if total shareowner return over the three-year performance period relative to our compensation comparator group (see page 60) falls outside of a defined range. Specifically, after the performance results are certified, the award will be modified up or down as follows:

If total shareowner return over the three-year performance period is:	Then:
At or above the 75th percentile of the comparator group	The award will be increased 25%
At or above the 25th and below the 75th percentile of our comparator group	No change to the award
Below the 25th percentile of our comparator group	The award will be decreased 25%

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Compensation Discussion and Analysis   COMPENSATION 7

STATUS OF ANNUAL PSU PROGRAMS

Performance Period and Measure	Performance Levels	Status
2015-2017[1,3,4]
70% compound annual growth in economic profit 30% net operating revenue growth
►Results were certified in February 2018.
►Economic profit compound annual growth was at the maximum level and net operating revenue growth was below the target level for total Company performance. The relative TSR modifier was not triggered up or down, as total shareowner return was above the 25th percentile and below the 75th percentile. Final payout was certified at 131% for total Company performance, primarily driven by effective management of currency neutral operating profit results and capital. The shares earned were subject to an additional holding period through February 2019.

2016-2018[1,3,4]
70% compound annual growth in economic profit 30% compound annual growth in net operating revenue
►Results were certified in February 2019.
►Economic profit compound annual growth was above the target level and net operating revenue compound annual growth was below the target level. The relative TSR modifier was not triggered up or down, as total shareowner return was above the 25th percentile but below the 75th percentile. Final payout was certified at 122% for total Company performance, which was primarily driven by strong performance in net operating profit after tax and effective management of capital. The shares earned are subject to an additional holding period through February 2020.

2017-2019[1,3,4]
70% compound annual growth in economic profit 30% compound annual growth in net operating revenue
►At December 31, 2018, payout was projected above the target level. Company performance over the remaining year of the performance period will determine the number of shares earned, if any.
►Results will be certified in February 2020, including applying the relative TSR modifier, and any shares earned will be subject to an additional holding period through February 2021.

2018-2020[2,4,5,6]
1/3 compound annual growth in net operating revenue 1/3 compound annual growth in earnings per share 1/3 cumulative free cash flow
►At December 31, 2018, payout was projected near the target level. Company performance over the remaining two years of the performance period will determine the number of shares earned, if any.
►Results will be certified in February 2021, including applying the relative TSR modifier.

[1]	Participants receive 35% of the award at the threshold level, 100% of the award at the target level and 150% of the award at the maximum level. Results are rounded and the number of shares is extrapolated on a linear basis between performance levels.
[2]	Participants receive 50% of the award at the threshold level, 100% of the award at the target level and 200% of the award at the maximum level. Results are rounded and the number of shares is extrapolated on a linear basis between performance levels.
[3]	Economic profit is net operating profit after tax less the cost of capital used in the business. The calculation of economic profit growth for the 2015-2017 and 2016-2018 periods was adjusted, and the 2017-2019 period will be adjusted, to exclude items impacting comparability and to exclude acquisitions, divestitures and structural items that are significant to the Company as a whole, including the refranchising of bottling territories in North America. For all periods, economic profit growth is calculated on a currency neutral basis. In addition, economic profit growth for the 2016-2018 period was adjusted, and the 2017-2019 period will be adjusted, for the impact of adoption of ASC 606.
[4]	The 2015-2017 PSU program provides for net operating revenue growth to be based on three one-year comparable currency neutral net operating revenue growth targets tied to total Company or group/business unit results, as applicable. The net operating revenue growth target for the 2015-2017 PSU program included in the table above is the one-year 2017 total Company target. The 2016-2018, 2017-2019 and 2018-2020 PSU programs provide for comparable currency neutral net operating revenue growth to be based on a three-year compound

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7 COMPENSATION   Compensation Discussion and Analysis

annual growth target tied to total Company results. This measure differs from net operating revenue growth reported under GAAP, primarily due to the impact of currency and items impacting comparability. The calculation of comparable currency neutral net operating revenue growth for the 2015-2017 and 2016-2018 periods was adjusted, and the 2017-2019 and 2018-2020 periods will be adjusted, to exclude acquisitions, divestitures and structural items that are significant to the Company as a whole, including the refranchising of bottling territories in North America. In addition, net operating revenue growth for the 2016-2018 period was adjusted, and the 2017-2019 and 2018-2020 periods will be adjusted, for the impact of adoption of ASC 606.
[5]	The 2018-2020 PSU program provides for comparable currency neutral earnings per share growth to be based on a three-year compound annual growth target tied to total Company results. This measure differs from earnings per share reported under GAAP, primarily due to the impact of currency and items impacting comparability. The calculation of comparable currency neutral earnings per share growth for the 2018-2020 period will be adjusted to exclude acquisitions, divestitures and structural items that are significant to the Company as a whole, including the refranchising of bottling territories in North America. In addition, earnings per share for the 2018-2020 period will be adjusted for the impact of adoption of ASC 606.
[6]	The 2018-2020 PSU program provides for free cash flow to be based on a cumulative three-year absolute target amount tied to total Company results. Free cash flow is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment. The net income component of net cash provided by operating activities will be adjusted for the impact of currency. Free cash flow will also be adjusted for certain cash payments for pension plan contributions and acquisitions, divestitures and structural items that are significant to the Company as a whole.

OTHER LONG-TERM INCENTIVE AWARDS
The vast majority of equity awards are made as part of the annual long-term incentive grants in February of each year. During the year, a limited number of additional equity awards may be granted, either as time-based restricted stock units or performance-based awards.

From time to time, we establish additional performance-based programs related to specific performance goals to motivate and reward for specific initiatives. No Named Executive Officer received such awards in 2018.

EQUITY STEWARDSHIP GUIDELINES AND SCORECARD
We have adopted Equity Stewardship Guidelines, which specify how we will use long-term equity compensation with respect to the global employee population. The Equity Stewardship Guidelines can be viewed on the Company’s website at www.coca-colacompany.com/equity-stewardship-guidelines.

Primary features of the Equity Stewardship Guidelines include:

►	A burn rate commitment of 0.4% or less, which makes availability of shares used for equity awards more certain
►	Increased transparency by providing an Equity Scorecard
►	Commitment to continue share repurchases with 100% of proceeds from the exercise of stock options as needed to reduce potential dilution

The Equity Scorecard below provides information for 2018:

►	The annual equity awards represent the vast majority of equity awards granted during the year.
►	Total overhang includes outstanding awards granted under plans (“Prior Plans”) in place prior to adoption of The Coca-Cola Company 2014 Equity Plan, as amended (the “2014 Equity Plan”). Awards from Prior Plans that expire or are forfeited will not be issued or available for future issuance. Total overhang will decline each year as equity awards are exercised or realized, and as awards from Prior Plans expire or are forfeited.
►	In the Equity Scorecard, actual dilution is how much the equity issued to employees reduces the value of existing shares. Actual dilution is expected to continue to be less than 1% per year going forward, because 100% of the proceeds received from employee stock option exercises are used to repurchase shares and our burn rate is below 1%.

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Compensation Discussion and Analysis   COMPENSATION 7

EQUITY SCORECARD

	Description		2018
Burn Rate Commitment	Maximum average burn rate of 0.4% for the 2014 Equity Plan.		0.40%
Actual Burn Rate	The total number of shares underlying equity awards granted in the year, as a percentage of Common Stock outstanding.		0.27%
Overhang	The total number of shares underlying equity awards already granted plus those available for future grants, as a percentage of Common Stock outstanding.	Prior Plans	2014 Equity Plan	Total
	With Equity Stewardship Guidelines[1]	2.43%	4.69%	7.12%
Actual Dilution	A measure of how much the equity issued to employees reduces the value of existing shares.[2]		0.45%
[1]	With the burn rate commitment, over the 2014 Equity Plan’s ten-year term, the maximum number of shares estimated to be used is 200 million (based on Common Stock outstanding decreasing by 1% each year).
[2]	Calculated by dividing the number of net shares issued to employees during the year by the average number of shares of Common Stock outstanding. The number of net shares issued represents the difference between the total number of shares issued and the number of shares repurchased solely using proceeds from employee stock option exercises. Does not include additional share repurchases which further mitigate dilution.

PERQUISITES AND OTHER PERSONAL BENEFITS

We provide a limited number of perquisites and other personal benefits to our Named Executive Officers. The table below summarizes and provides the business rationale for each of the perquisites and other personal benefits provided to the Named Executive Officers in fiscal year 2018. The Compensation Committee reviews and carefully considers the reasonableness of and rationale for providing these perquisites and believes these perquisites are consistent with market practice.

For more information about these perquisites and other personal benefits, and their values, see the discussion beginning on page 71.

Category	Business Rationale
Aircraft Usage
►To allow travel time of our Chief Executive Officer and Chairman to be used productively for the Company, for security purposes due to the high profile and global nature of our business and our highly symbolic and well-recognized brands, as well as to ensure availability to respond to business priorities from any location around the world.

Car and Driver	►Provided where necessary for security and/or productivity reasons.
Security	►To protect our employees given the global visibility of our brands and the extensive locations where we operate.
International Service Program	►To promote global mobility and development opportunities for individuals working outside their home country.
Financial and Tax Planning
►To address the complex tax and financial situations of a significant percentage of our senior executives with dual nationalities or work histories in a number of countries. Assists in compliance with local country laws.

Other	►Executive physicals are made available to set the example for active healthy living.

HOW WE MAKE COMPENSATION DECISIONS

SHAREOWNER ENGAGEMENT AND RESULTS OF 2018 ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company has a long-standing shareowner outreach program and routinely interacts with shareowners on a number of matters, including executive compensation (see page 33). For instance, as part of our comprehensive review of the Company’s compensation programs, we listened to shareowners regarding the level of discretion that was exercised in the executive annual incentive plan in past years and developed scorecards for our most senior executives that identify the categories on which they will be assessed for the 2018 performance year and thereafter. We also engaged with and solicited feedback from shareowners on the other key changes we were making to our executive compensation programs.

►	At the 2018 Annual Meeting of Shareowners, approximately 96% of the votes cast were in favor of the advisory vote to approve executive compensation. The Company took into account these results as well as feedback received from shareowners during engagement sessions when making the decisions described in this Compensation Discussion and Analysis.
►	At the 2019 Annual Meeting, we are again holding an advisory vote to approve executive compensation (see page 46) and will continue to consider the results of the advisory vote when making future compensation decisions.

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7 COMPENSATION   Compensation Discussion and Analysis

DECISION-MAKING PROCESS AND ROLE OF EXECUTIVE OFFICERS

ROLE OF THE COMPENSATION COMMITTEE
The Compensation Committee reviews and discusses the Board’s evaluation of the Chairman and the Chief Executive Officer and makes preliminary determinations about their base salary, annual incentive and long-term equity compensation. The Compensation Committee then discusses the compensation recommendations with the full Board, and the Compensation Committee approves final compensation decisions after this discussion.

ROLE OF THE CEO
For other Named Executive Officers, the Chief Executive Officer considers performance and makes individual recommendations to the Compensation Committee on base salary, annual incentive and long-term equity compensation. The Compensation Committee reviews, discusses, modifies and approves, as appropriate, these compensation recommendations.

COMPENSATION COMMITTEE RESOURCES AND TOOLS
The Compensation Committee uses several resources and tools, including competitive market information and “tally sheets,” which quantify each of the compensation elements as well as accumulated outstanding long-term equity awards and deferred compensation.

COMPENSATION COMPARATOR GROUP

We use a comparator group of companies when making certain compensation decisions. The comparator group is used as a reference point, but compensation paid at other companies is not the only factor in the decision-making process. As noted above, our employees operate in the much larger Coca-Cola system but, when comparing size with comparator companies, we utilize only the net operating revenue and market capitalization of The Coca-Cola Company. In 2018, the Compensation Committee reviewed the companies that comprise the compensation comparator group and determined no changes to the group were necessary for 2018.

The table below shows our criteria on how the comparator group was chosen and how it is used.

How the Comparator Group Was Chosen	How We Use the Comparator Group*	2018 Comparator Group
►Comparable size based on net operating revenue and market capitalization
►Major global presence with sales and operations outside of the U.S.
►Large consumer products business
►Market-leading brands or category positions as defined by Interbrand
►Financially strong companies
►Available compensation data

►As an input in developing base salary ranges, annual incentive targets and long-term incentive award ranges
►To evaluate share utilization by reviewing overhang levels and annual run rate
►To benchmark the form and mix of equity awarded to employees
►To benchmark share ownership guidelines
►To assess the competitiveness of total direct compensation awarded to senior executives
►To assess talent and recruitment practices
►To compare Company performance and validate whether executive compensation programs are aligned with Company performance
►As an input in designing compensation plans, benefits and perquisites

AT&T Inc.
Colgate-Palmolive Company
Danone S.A.
General Mills, Inc.
International Business Machines Corporation
Johnson & Johnson
Kimberly-Clark Corporation
McDonald’s Corporation
Mondelēz International, Inc.
Nestlé S.A.
NIKE, Inc.
PepsiCo, Inc.
Philip Morris International Inc.
Pfizer, Inc.
The Procter & Gamble Company
Unilever PLC
Wal-Mart Stores, Inc.

*	Since some of the comparator group companies are not U.S.-based, a subgroup of the companies may be used for some of these purposes when data is not publicly available for the foreign companies.

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Compensation Discussion and Analysis   COMPENSATION 7

ROLE OF THE COMPENSATION CONSULTANT

COMPENSATION CONSULTANT INDEPENDENCE:
The Compensation Committee is authorized by its charter to employ independent compensation consultants and other advisors. In 2018, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to serve as its independent consultant. Meridian reports directly to the Compensation Committee.

In accordance with the Compensation Committee’s Independent Compensation Consultant Policy, prior to the retention of a compensation consultant (or any other external advisor), and annually thereafter, the Compensation Committee assesses the independence of the compensation consultant. Under the Independent Compensation Consultant Policy, a consultant is considered independent if:

►	The individual consultant and any consulting firm or organization that employs the consultant is independent of the Company;
►	The individual consultant does not provide services or products of any kind to the Company or its affiliates or to their management, other than in its capacity as the Compensation Committee’s advisor; and
►	The consulting firm may not provide any other services to the Company without the prior written consent of the Compensation Committee Chair.

The Compensation Committee assessed Meridian’s independence under the Independent Compensation Consultant Policy, including considering the following factors specified in the NYSE listing standards: (i) the provision of other services by the consulting firm to the Company; (ii) the amount of fees paid as a percentage of the total revenue of the consulting firm; (iii) the policies and procedures of the consulting firm that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the consultant with a member of the Compensation Committee; (v) any stock of the Company owned by the consultant; and (vi) any business or personal relationship of the consultant or consulting firm with an executive officer of the Company. Meridian provided the Compensation Committee with confirmation of its independent status under the Independent Compensation Consultant Policy. Based on this evaluation, the Compensation Committee has determined that Meridian met the criteria for independence.

COMPENSATION
CONSULTANT DUTIES:

►	Attends all meetings of the Compensation Committee, including executive sessions without management present
►	Reviews the Company’s executive compensation strategy and programs to ensure appropriateness and market-competitiveness
►	Provides research, data analyses, survey information and design expertise in developing compensation programs for executives and incentive programs for eligible employees
►	Regularly updates the Compensation Committee on market trends, changing practices, and legislation pertaining to executive compensation and benefits
►	Advises the Compensation Committee on the appropriate comparator group for compensation and benefits

RISK CONSIDERATIONS

►	The Compensation Committee reviews the risks and rewards associated with the Company’s compensation programs. The programs are designed with features that the Compensation Committee believes mitigate risk without diminishing the incentive nature of the compensation. Our compensation programs encourage and reward prudent business judgment and appropriate risk taking over the short term and the long term.
►	The Company’s incentive compensation programs contain appropriate risk mitigation factors, including award caps, multiple performance metrics, clawback features, and ranges of awards. In addition, the share ownership and retention guidelines also mitigate risk.
►	In 2018, the Company conducted, and the Compensation Committee reviewed, a global risk assessment. The risk assessment included conducting a global inventory of incentive plans and programs and considered factors such as the plan metrics, number of participants, maximum payments and risk mitigation factors. Management and the Compensation Committee do not believe any of the Company’s compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

2019 Proxy Statement 61

7 COMPENSATION   Compensation Discussion and Analysis

2018 COMPENSATION DECISIONS FOR NAMED EXECUTIVE OFFICERS

COMPENSATION COMMITTEE INSIGHTS

We, the Compensation Committee, are accountable for ensuring that the decisions made about executive compensation are in the best long-term interests of our shareowners. We achieve this through adherence to our compensation philosophy and core principles, and by carefully considering feedback received from shareowners to continually enhance our compensation programs.

The preceding pages of this Compensation Discussion and Analysis describe the changes we made to our compensation programs in 2018 and the steps we took in establishing the 2018 compensation of our Named Executive Officers. Our compensation programs are consistent with our business strategy, effectively link pay and performance, and align executive officers’ and shareowners’ interests.

We discussed the compensation recommendations with the full Board and we approved the following final compensation decisions for each of the Named Executive Officers. The titles below reflect the position the Named Executive Officer held during 2018.

James Quincey President and Chief Executive Officer*
KEY RESPONSIBILITIES
	In Mr. Quincey’s role as President and Chief Executive Officer for 2018, he was responsible for providing overall vision and strategy for the Company. He oversaw the operations in over 200 countries and territories and provided franchise leadership for approximately 225 bottlers.	2018 COMPENSATION (MILLIONS)
COMPENSATION DECISIONS
BASE SALARY: Effective April 1, 2018, Mr. Quincey’s base salary was increased by 15% to $1,500,000 to align his salary to the competitive market.

ANNUAL INCENTIVE: $5,040,000, comprised of $4,890,000 from applying his Business Performance Factor under the plan formula and $150,000 for individual performance (see page 55). The 2018 scorecard highlights below were considered in determining the Individual Performance Amount.

LONG-TERM INCENTIVE: Mr. Quincey received a long-term incentive grant in February 2018 valued at $9,642,481, split into 2/3 performance share units and 1/3 stock options.
2018 SCORECARD HIGHLIGHTS:
Leadership
►Continued to lead the Company’s evolution as a total beverage company.
►Oversaw the continued development of the senior leadership team, including naming a new President and Chief Operating Officer; instituting the transition of the Chief Financial Officer role; naming two new group presidents; naming a new Chief Technical Officer; expanding the duties of the Chief Information Officer; and creating the new Global Ventures Group.
►Worked in close partnership with the Chairman of the Board and fellow Directors. In December 2018, the Board elected Mr. Quincey incoming Chairman (contingent on his reelection at the 2019 Annual Meeting).
►Led the launch of the Company’s World Without Waste initiative, including global goals to reduce packaging waste and increase recycling.

Operational
►Oversaw growth in the Company’s core sparkling category, including the introduction of Coca-Cola Zero Sugar in more countries and the relaunch of Diet Coke in North America.
►Expanded the Company’s product portfolio through a strategy of lifting, shifting and scaling successful brands in new markets, including the expansion of smartwater to 23 additional countries and the rollout of FUZE TEA and AdeZ in 37 countries and 19 countries, respectively, across Europe.
►Led a series of acquisitions and investments, including the Company’s acquisition of Costa Limited and a minority investment in BODYARMOR.
►Provided system leadership for the completion of refranchising in North America.
►Oversaw the delivery of previously established productivity targets for 2018.

People and Culture
►Led the continued implementation of a new compensation strategy to align total employee rewards to the growth strategy of the Company.
►Drove the Company’s continued cultural shift toward an emphasis on empowerment, curiosity, inclusivity and a test-and-learn approach.
►Demonstrated a continued focus on developing women and diverse talent for leadership roles.

*	Mr. Quincey served as President through December 31, 2018. In December 2018, contingent on his reelection as a Director, the Board elected Mr. Quincey to succeed Mr. Kent as Chairman of the Board following Mr. Kent’s retirement as Chairman in April 2019.

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Compensation Discussion and Analysis   COMPENSATION 7

Kathy N. Waller Executive Vice President, Chief Financial Officer and President, Enabling Services*
KEY RESPONSIBILITIES
	In Ms. Waller’s role as Executive Vice President and Chief Financial Officer, she was responsible for leading the Company’s global finance organization, including mergers and acquisitions; investor relations; tax; treasury; audit; accounting and controls; financial reporting; real estate; and risk management. In Ms. Waller’s role as President, Enabling Services for 2018, she was also responsible for leading the Company’s enabling services function, which consolidates functional support processes, including human resources, finance, procurement and other service-related activities. She also was responsible for the global technical and aviation functions in 2018.	2018 COMPENSATION (MILLIONS)
COMPENSATION DECISIONS
BASE SALARY: Ms. Waller did not receive an increase in base salary in 2018.	ANNUAL INCENTIVE: $1,731,875 determined by applying her Business Performance Factor under the plan formula (see page 55).	LONG-TERM INCENTIVE: Ms. Waller received a long-term incentive grant in February 2018 valued at $3,278,444, split into 2/3 performance share units and 1/3 stock options.
2018 SCORECARD HIGHLIGHTS:
Leadership
►Drove high standards of excellence in financial reporting and analysis, governance and controls, value creation, safety of our products and stewardship of the Company’s assets.
►Provided leadership and direction for business planning and forecasting and strategies regarding capital allocation and cash management.
►Fostered strong stakeholder relationships by representing the Company to investors, lenders and rating agencies.
►Drove innovation and productivity through targeted focus on initiatives to simplify, standardize and automate work processes across the Company.

Operational
►Provided leadership for numerous transactions, including the acquisition of Costa Limited and a minority investment in BODYARMOR.
►Provided leadership for the Company’s digitization strategy including re-implementation of Enterprise Resource Planning software and related systems.
►Delivered productivity targets, including automation of certain financial and technical processes and tools to drive efficiency for employees.
►Oversaw the completion of the trial phase of the Company’s litigation with the Internal Revenue Service.

People and Culture
►Continued strong people and leadership development across the Company, with a focus on attracting and retaining talented employees.
►Demonstrated continued focus on developing women and diverse talent for leadership roles and continued to mentor and support the Women’s Leadership Council, the Multi-Cultural Council and multiple business resource groups across the Company.
►Developed succession plans for the Company’s financial functions, including working closely with Mr. Murphy on a succession plan for the Chief Financial Officer role.

*	Ms. Waller transitioned her responsibilities as President, Enabling Services effective January 1, 2019. Ms. Waller is retiring from the Company on March 15, 2019.

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7 COMPENSATION   Compensation Discussion and Analysis

Muhtar Kent Chairman of the Board*
KEY RESPONSIBILITIES
	As Chairman of the Board, Mr. Kent was primarily responsible for consulting with and advising the Board on the business affairs of the Company. Mr. Kent presided over all meetings of the Board in 2018, as well as the 2018 Annual Meeting of Shareowners. In addition, Mr. Kent represented the Company with external stakeholders.	2018 COMPENSATION (MILLIONS)
COMPENSATION DECISIONS
BASE SALARY: Mr. Kent did not receive an increase in base salary in 2018.	ANNUAL INCENTIVE: $3,260,000 determined by applying his Business Performance Factor under the plan formula (see page 55).	LONG-TERM INCENTIVE: Mr. Kent received a long-term incentive grant in February 2018 valued at $4,628,414, split into 2/3 performance share units and 1/3 stock options.
2018 SCORECARD HIGHLIGHTS**:
Leadership
►Provided guidance and support to Mr. Quincey during his first full year as Chief Executive Officer.
►Continued to work closely with the Board and Mr. Quincey on the ongoing transformation of the business.
►Led the Board and actively engaged Directors and committee chairs in all aspects of the business.
►Led, with Mr. Nunn as Lead Independent Director, an orderly and well-defined process for selecting two new Directors for election at the 2018 Annual Meeting of Shareowners, increasing gender diversity on the Board with the election of Ms. Tsay.
►Led the comprehensive on-boarding of Ms. Tsay and Mr. Davis.
►Led, with Mr. Nunn as Lead Independent Director, the Board’s efforts on Director succession planning, with the election of Mr. Quincey as incoming Chairman of the Board and Ms. Lagomasino as incoming Lead Independent Director (contingent on each being reelected at the 2019 Annual Meeting).
►Led the formation of the Millennial Advisory Council, which was created as a way for millennial employees to share their perspectives directly with the Board.
►Represented the Company externally with stakeholders.
►Encouraged ongoing education of Directors to deepen their understanding of the business by facilitating over 18 market visits and over 50 meetings with management in 2018.

*	Mr. Kent will be resigning from his role as Chairman of the Board following the 2019 Annual Meeting and will retire from the Company on April 30, 2019.
**	Mr. Kent’s scorecard was solely focused on leadership due to his role as Chairman of the Board.

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Compensation Discussion and Analysis   COMPENSATION 7

John Murphy President, Asia Pacific Group*
KEY RESPONSIBILITIES
	In Mr. Murphy’s role as President of the Asia Pacific Group for 2018, he was responsible for overseeing the operations in 32 countries and leading a team of approximately 1,600 employees. In 2018, Mr. Murphy was also responsible for leading the Company’s Bottling Investments Group (“BIG”), which includes 10 Company-owned bottlers throughout the Asia Pacific Group and four special interest bottlers over which BIG has management or an oversight role in the Middle East and Northern Africa.	2018 COMPENSATION (MILLIONS)
COMPENSATION DECISIONS
BASE SALARY: Effective January 1, 2018, when Mr. Murphy assumed responsibilities for the Bottling Investments Group, his base salary was increased by 10% to $550,000.

ANNUAL INCENTIVE: $1,127,500, comprised of $1,093,125 from applying his Business Performance Factor under the plan formula and $34,375 for individual performance (see page 55). The 2018 scorecard highlights below were considered in determining the Individual Performance Amount.

LONG-TERM INCENTIVE: Mr. Murphy received a long-term incentive grant in February 2018 valued at $3,309,316, split into 2/3 performance share units and 1/3 stock options.
2018 SCORECARD HIGHLIGHTS:
Leadership
►Appointed Executive Vice President and Chief Financial Officer, effective March 16, 2019.
►Led the Asia Pacific Group’s initial implementation of the Company’s World Without Waste initiative.
►Led the Asia Pacific Group’s implementation of digital transformation around e-commerce, B2B, marketing and data and analytics.
►Led the implementation of phase two of revenue growth management (analytical processes to deliver the right brand and package at the right price in each channel and market to drive revenue growth) across all business units in the Asia Pacific Group.
►Established a clear role and vision for Company-owned bottlers, including value creation potential, and developed strategy and guidelines for each of our key bottling partners in the Asia Pacific Group.
►Led the Asia Pacific Group’s productivity initiatives that delivered significant cost savings in 2018.

Operational
►Led the operations of five business units: Greater China & Korea, Japan, ASEAN**, India & Southwest Asia and South Pacific.
►Led the acquisition of the Company’s first kombucha brand, MOJO, and an investment in Made Group, both in Australia, as well as an investment in LePur (chilled dairy business) in China.
►Developed plans for the launch of innocent in Japan and China.

People and Culture
►Developed talent and succession plans for the top 60 leaders across the Asia Pacific Group.
►Aligned the BIG organization structure to evolve with changing business needs by naming a new president and overseeing other key organization appointments.
►Exchanged talent with key bottlers to foster employee development and drive system alignment.
►Continued the mentoring program across the Asia Pacific Group, including mentoring of women talent by the Asia Pacific leadership team.
►Supported the work for the relaunch and refresh of the Company’s Global Women in Leadership Council.
►Sponsored training and development programs for the Asia Pacific Group with a focus on building capabilities for new growth platforms and addressing concerns identified by employees from recent engagement surveys.

*	Effective January 1, 2019, Mr. Murphy was elected Senior Vice President and Deputy Chief Financial Officer. Mr. Murphy will assume the role of Executive Vice President and Chief Financial Officer, effective March 16, 2019.
**	Association of Southeast Asian Nations.

2019 Proxy Statement 65

7 COMPENSATION   Compensation Discussion and Analysis

Brian J. Smith President, Europe, Middle East and Africa Group*
KEY RESPONSIBILITIES
	In Mr. Smith’s role as President of the Europe, Middle East and Africa Group (“EMEA”) for 2018, Mr. Smith was responsible for overseeing the operations in over 120 countries and leading a team of approximately 2,500 employees. He also provided franchise leadership to over 60 bottlers.	2018 COMPENSATION (MILLIONS)
COMPENSATION DECISIONS
BASE SALARY: Mr. Smith did not receive an increase in base salary in 2018.

ANNUAL INCENTIVE: $1,365,000, comprised of $1,324,375 from applying his Business Performance Factor under the plan formula and $40,625 for individual performance (see page 55). The 2018 scorecard highlights below were considered in determining the Individual Performance Amount.

LONG-TERM INCENTIVE: Mr. Smith received a long-term incentive grant in February 2018 valued at $2,800,181, split into 2/3 performance share units and 1/3 stock options.
2018 SCORECARD HIGHLIGHTS:
Leadership
►Appointed President and Chief Operating Officer effective January 1, 2019, with responsibilities to oversee operations of the Company’s 17 business units and the Company’s new Global Ventures Group, which is tasked with driving revenue and profit acceleration for acquisitions and investments such as Costa Limited, innocent and Monster Beverage Corporation.
►Drove improved bottler execution and appropriate bottler investments, such as an increase in the number of coolers in the EMEA markets.
►Fully integrated the Company’s World Without Waste initiative into EMEA’s sustainability agenda.

Operational
►Led the operations of six business units spanning from Western Europe to Russia to South Africa.
►Gained value share in total nonalcoholic ready-to-drink beverages for 2018 in EMEA.
►Drove strong volume growth across Central & Eastern Europe in the sparkling soft drinks category, which contributed to the Company’s sparkling soft drinks volume growth of 2% in 2018.
►Grew the portfolio through the unification of Europe’s tea brands under the FUZE TEA platform; led the launch of AdeZ in Europe by leveraging the brand edge of AdeS, a plant-based beverage from Latin America; and rolled-out innocent in new geographies.
►Provided leadership for acquisitions, including Costa Limited and the Tropico brand of fruit drinks in France.

People and Culture
►Drove cultural change in EMEA, focusing on embracing the Company’s growth behaviors.
►Appointed new business unit presidents in South & East Africa and Central & Eastern Europe, as well as a new president for Coca-Cola Beverages Africa Proprietary Limited.
►Appointed new marketing leadership for all business units in EMEA.

*	Effective January 1, 2019, Mr. Smith was elected President and Chief Operating Officer.

ADDITIONAL COMPENSATION INFORMATION

SHARE OWNERSHIP GUIDELINES

►	Share ownership guidelines align the executives’ long-term financial interests with those of shareowners.
►	All Named Executive Officers are in compliance with the share ownership guidelines.
►	The ownership guidelines, which cover approximately 60 executives, are as follows:

Role	Value of Common Stock to be Owned*
Chairman	8 times base salary
Chief Executive Officer	8 times base salary
Chief Operating Officer and operating business presidents	5 times base salary
Executive vice presidents and group presidents	4 times base salary
Other senior executives	2 times base salary
Business unit presidents below senior executive level	1 times base salary
*	Shares are valued based on the average closing price of Common Stock for the prior one-year period.

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Compensation Discussion and Analysis   COMPENSATION 7

►	Stock options do not count toward the ownership guidelines, and PSUs count only after the performance criteria have been met.
►	To ensure compliance with the guidelines, the Compensation Committee may direct that up to 50% of the annual cash incentive be withheld if an executive is not compliant. The Compensation Committee also may mandate the retention of 100% of net shares, after settlement of taxes and transaction fees, acquired pursuant to equity awards granted on or after January 1, 2009.

SHARE RETENTION POLICY

►	To ensure that our executive officers exhibit a strong commitment to Company stock, we have adopted a Share Retention Policy. Our Share Retention Policy applies in addition to the share ownership guidelines described above.
►	For equity awards granted between February 2013 and October 2017, executive officers are required to retain 50% of the shares (after paying taxes) obtained from option exercises or from the release of performance shares or restricted stock awards until the earlier of one year after exercise/release of shares or separation from the Company.
►	For equity awards granted starting in October 2017, executive officers who have not yet met their stock ownership objective must retain 50% of the shares (after paying taxes) obtained from option exercises or from the release of performance shares or restricted stock awards until the earlier of the date on which the stock ownership objective is met or separation from the Company.
►	Limited exceptions apply for donations of stock to charities, educational institutions or family foundations and for sales or divisions of property in the case of divorce, disability or death. The Compensation Committee is authorized to grant waivers in exceptional circumstances.

CLAWBACKS

►	The Company’s short-term and long-term performance compensation, including equity compensation, is subject to recoupment, or “clawback,” in certain circumstances. These clawback provisions apply while an individual is employed and, if an employee separates from employment, the later of one year from separation and payment of the applicable compensation.
►	In addition to any clawbacks required by law, regulation or applicable listing standards, the clawback provisions allow the Company to recoup payments if an employee or former employee engages in certain prohibited activities, which include violation of any Company policy, including the Company’s Code of Business Conduct, disclosing confidential information or trade secrets, accepting employment with competitors or soliciting Company employees.

RETIREMENT AND BENEFIT PLANS

►	Named Executive Officers participate in the same retirement and benefit plans as the broader population of non-union employees, as applicable. These plans provide for basic retirement needs and serve as a safety net to protect against the financial catastrophes that can result from illness, disability or death.
►	Retirement plans generally include pension plans, retirement savings plans and deferred compensation plans. There are no special or enhanced pension formulas for the Named Executive Officers. See the 2018 Pension Benefits table on page 78 for the value of accumulated pension benefits for the Named Executive Officers.
►	Benefit plans generally include medical, dental and disability plans.

CHANGE IN CONTROL

►	The Company has change in control provisions in its annual Performance Incentive Plan, its equity plans and some of its retirement plans in which the Named Executive Officers participate. As described beginning on page 80, equity plans include “double-trigger” change in control provisions.
►	Change in control provisions apply equally to all plan participants. We have no special change in control agreements or arrangements with any of the Named Executive Officers and we do not provide a tax gross-up for any change in control situation.
►	The change in control provisions are intended to address the concern that, in the event the Company is considering a change in control transaction, the employees involved in considering the transaction might otherwise be motivated to act in their own interests rather than the interests of the shareowners.
►	For a more detailed discussion of change in control provisions, see the Payments on Termination or Change in Control section beginning on page 80.

2019 Proxy Statement 67

7 COMPENSATION   Report of the Compensation Committee

TAX AND ACCOUNTING IMPLICATIONS OF COMPENSATION

►	Section 162(m) of the Tax Code limits the deductibility of certain compensation to $1 million per year for certain executive officers employed at year-end. While the Compensation Committee considers tax and accounting implications as factors when considering executive compensation, they are not the only factors considered. Other important considerations outweigh tax or accounting considerations. In addition, the Compensation Committee reserves the right to establish compensation arrangements that may not be fully tax deductible under applicable tax laws.
►	The Company’s annual and long-term incentive plans were structured with the intent of being exempt from the deduction limitation of Section 162(m) by enabling the Compensation Committee to grant compensation that constitutes “qualified performance-based compensation” under Section 162(m) of the Tax Code, if the Compensation Committee determined to do so.
►	The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for tax years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
►	Despite the Compensation Committee’s efforts before November 2, 2017 to structure the Company’s annual and long-term incentive plans in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will be deductible under the legislation’s grandfather rules.
►	Generally under GAAP, compensation is expensed as earned. Equity compensation is expensed in accordance with ASC Topic 718, which is generally over the vesting period.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Form 10-K.

Maria Elena Lagomasino, Chair
Christopher C. Davis
Helene D. Gayle
Alexis M. Herman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of the four independent Directors listed above. No member of the Compensation Committee is a current, or during 2018 was a former, officer or employee of the Company or any of its subsidiaries. During 2018, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of Related Person Transactions. In 2018, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

68 2019 Proxy Statement

Compensation Tables   COMPENSATION 7

COMPENSATION TABLES

The following tables, narrative and footnotes discuss the compensation of our Named Executive Officers.

2018 SUMMARY COMPENSATION TABLE

Name and Principal Position[1] (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)	Total Without Change in Pension Value ($)[2]
James Quincey[3] President and Chief Executive Officer	2018	$1,450,000	$7,434,329	$2,208,151	$5,040,000	$317,205	$251,643	$16,701,328	$16,384,123
	2017	1,177,167	4,769,612	1,344,540	2,368,493	392,126	530,292	10,582,230	10,190,104
	2016	923,625	4,229,542	1,110,901	2,021,355	321,839	96,448	8,703,710	8,381,871
Kathy N. Waller[4] Executive Vice President, Chief Financial Officer and President, Enabling Services	2018	850,000	2,527,671	750,773	1,731,875	0	86,259	5,946,578	5,946,578
	2017	818,287	2,205,955	621,851	956,250	1,760,981	81,162	6,444,486	4,683,505
	2016	749,365	2,794,510	733,987	1,056,805	1,601,929	82,826	7,019,422	5,417,493
Muhtar Kent[5] Chairman of the Board	2018	1,000,000	3,568,502	1,059,912	3,260,000	482,634	477,600	9,848,648	9,366,014
	2017	1,200,000	6,813,726	1,920,772	1,800,000	2,368,071	689,870	14,792,439	12,424,368
	2016	1,600,000	7,552,779	1,983,748	4,100,000	1,523,003	792,414	17,551,944	16,028,941
John Murphy[6] President, Asia Pacific Group	2018	550,000	2,551,476	757,841	1,127,500	516,076	424,628	5,927,521	5,411,445
Brian J. Smith[7] President, Europe, Middle East and Africa Group	2018	650,000	2,158,931	641,249	1,365,000	105,994	74,251	4,995,425	4,889,431
	2017	650,000	1,873,768	528,214	731,250	445,128	153,550	4,381,910	3,936,782
[1]	Principal position reflects position held as of December 31, 2018.
[2]

In order to show the effect that the year-over-year change in pension value had on total compensation, as determined under applicable SEC rules, we have included an additional column to show total compensation minus the change in pension value. The amounts reported in the Total Without Change in Pension Value column may differ substantially from the amounts reported in the Total column required under SEC rules and are not a substitute for total compensation. Total Without Change in Pension Value represents total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column (but including the nonqualified deferred compensation earnings reported in that column, if any). The change in pension value is subject to many external variables, such as interest rates, that are not related to Company performance. Therefore, we do not believe a year-over-year change in pension value is helpful in evaluating compensation for comparative purposes and instead, believe shareowners may find the accumulated pension benefits in the 2018 Pension Benefits table on page 78 a more useful calculation of the pension benefits provided to the Named Executive Officers.

[3]	Mr. Quincey served as President through December 31, 2018.
[4]	Ms. Waller transitioned her responsibilities as President, Enabling Services effective January 1, 2019. Ms. Waller is retiring from the Company on March 15, 2019.
[5]	Mr. Kent will be resigning from his role as Chairman of the Board following the 2019 Annual Meeting and will retire from the Company on April 30, 2019.
[6]

Effective January 1, 2019, Mr. Murphy was elected Senior Vice President and Deputy Chief Financial Officer. Mr. Murphy will assume the role of Executive Vice President and Chief Financial Officer, effective March 16, 2019. Compensation for Mr. Murphy is only provided for 2018 because he was not a Named Executive Officer for 2017 or 2016.

[7]

Effective January 1, 2019, Mr. Smith was elected President and Chief Operating Officer. Compensation for Mr. Smith is provided only for 2018 and 2017 because he was not a Named Executive Officer for 2016.

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7 COMPENSATION   Compensation Tables

SALARY (COLUMN (c))

The amount in the Salary column represents the base salary earned by each of the Named Executive Officers in the applicable year.

STOCK AWARDS (COLUMN (e))

The amount in the Stock Awards column is the grant date fair value of stock awards determined pursuant to ASC Topic 718. For 2018, all the stock awards reported in the Stock Awards column are PSUs granted under the 2014 Equity Plan, which pay in stock if predetermined performance metrics are met over a three-year period.

If a PSU’s minimum performance measure is not met, no award is earned. For grants made in 2018, if at least the minimum performance measure is attained, awards range from 50% to 200% of the target number of shares. In addition, the PSUs are subject to a relative TSR modifier. The relative TSR modifier will reduce or increase the amount of shares earned by 25% if TSR over the three-year performance period relative to our compensation comparator group falls outside of a defined range. See page 56 for more information about the relative TSR modifier.

The amounts for 2018 in the Summary Compensation Table above reflect the value of the annual PSU grants at the target (or 100%) level. The table below provides the potential value of the 2018 annual PSU grants at the threshold, target and maximum levels. The metrics, targets and status of the outstanding PSU programs are described beginning on page 57.

	2018-2020 Performance Share Units Granted 02/15/2018
Name	Value at Threshold Level (50%)[1]	Value at Target (100%) (Reported in Column (e) Above)[1]	Value at Maximum Level (200%)1
Mr. Quincey	$3,717,144	$7,434,329	$14,868,659
Ms. Waller	1,263,815	2,527,671	5,055,342
Mr. Kent	1,784,251	3,568,502	7,137,003
Mr. Murphy	1,275,738	2,551,476	5,102,951
Mr. Smith	1,079,445	2,158,931	4,317,863
[1]

Pursuant to the relative TSR modifier on PSU awards, the amount of shares earned will be reduced or increased by 25% if TSR over the three-year performance period relative to our compensation comparator group (see page 60) falls outside of a defined range.

The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 13 to the Company’s consolidated financial statements in the Form 10-K. To see the value actually received upon vesting of stock by the Named Executive Officers in 2018, refer to the 2018 Option Exercises and Stock Vested table on page 76. Additional information on all outstanding stock awards is reflected in the 2018 Outstanding Equity Awards at Fiscal Year-End table beginning on page 75.

OPTION AWARDS (COLUMN (f))

The amounts reported in the Option Awards column represent the grant date fair value of stock option awards granted under the 2014 Equity Plan to each of the Named Executive Officers, calculated in accordance with ASC Topic 718.

The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 13 to the Company’s consolidated financial statements in the Form 10-K. To see the value actually received upon exercise of options by the Named Executive Officers in 2018, refer to the 2018 Option Exercises and Stock Vested table on page 76. Additional information on all outstanding option awards is reflected in the 2018 Outstanding Equity Awards at Fiscal Year-End table beginning on page 75.

NON-EQUITY INCENTIVE PLAN COMPENSATION (COLUMN (g))

The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the amounts earned by each Named Executive Officer under the Company’s annual Performance Incentive Plan. The Annual Incentive Compensation section of the Compensation Discussion and Analysis, which begins on page 53, describes how the 2018 Performance Incentive Plan awards to the Named Executive Officers were determined.

CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS (COLUMN (h))

The amounts reported for each year in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column are comprised of changes in the actuarial present value of the accumulated pension benefits of each of the Named Executive Officers under the applicable pension plan during such year.

Pension values may fluctuate significantly from year to year depending on a number of factors, including age, years of service, average annual earnings and the assumptions used to determine the present value, such as the discount rate. The assumptions used by the Company in calculating the

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change in pension value are described on page 78. For 2018, the discount rate assumption used to determine the actuarial present value of accumulated pension benefits was higher than in 2017. For Ms. Waller, $0 is reported for 2018 because there was a decrease of $113,124 in the present value of her pension benefit. This decrease was primarily due to the increase in the discount rate assumption.

The Company cautions that the values reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column are theoretical as those amounts are calculated pursuant to SEC requirements and are based on assumptions used in preparing the Company’s audited financial statements for the applicable fiscal years. The Company’s retirement plans utilize a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any. The change in pension value from year to year as reported in the table is subject to market volatility and may not represent the value that a Named Executive Officer will actually accrue or receive under the Company’s retirement plans during any given year.

None of the Named Executive Officers received above-market or preferential earnings (as these terms are defined by the SEC) on their nonqualified deferred compensation accounts.

The material provisions of the Company’s retirement plans and deferred compensation plans in which the Named Executive Officers participate are described in the Summary of Plans in Annex B beginning on page 106.

ALL OTHER COMPENSATION (COLUMN (i))

The amounts reported in the All Other Compensation column reflect, for each Named Executive Officer, the sum of (i) the incremental cost to the Company of all perquisites and other personal benefits; (ii) the amount of any tax reimbursements; (iii) the amounts contributed by the Company to applicable Company 401(k) and savings plans; and (iv) the dollar value of life insurance premiums paid by the Company. Amounts contributed to Company 401(k) and savings plans are calculated on the same basis for all participants in the relevant plan, including the Named Executive Officers. The material provisions of the Company 401(k) and savings plans in which the Named Executive Officers participate are described in the Summary of Plans in Annex B beginning on page 106.

The following table outlines those perquisites and other personal benefits and additional all other compensation required by SEC rules to be separately quantified for 2018. A dash indicates that the Named Executive Officer received the perquisite or personal benefit but the amount was not required to be disclosed under SEC rules. The narrative following the table describes all categories of perquisites and other personal benefits provided by the Company in 2018.

	Perquisites and Other Personal Benefits						Additional All Other Compensation
Name	Aircraft Usage	Car and Driver	Security	International Service Program Benefits	Financial and Tax Planning	Other	Tax Reimbursement	Company Contributions to Company 401(k) and Savings Plans	Life Insurance Premiums
Mr. Quincey	$100,121	$0	$0	$9,149	$0	$—	$2,111	$133,647	$4,820
Ms. Waller	0	0	0	0	—	—	8,093	63,219	3,152
Mr. Kent	76,694	186,698	99,003	0	—	—	0	98,000	2,410
Mr. Murphy	0	0	0	420,979	0	—	0	0	1,854
Mr. Smith	0	0	0	9,149	—	—	2,553	48,344	2,410

AIRCRAFT USAGE
The Company owns and operates business aircraft to allow employees to safely and efficiently travel for business purposes around the world. Given the Company’s significant global presence, we believe it is a business imperative for senior leaders to be on the ground at our global operations. The Company aircraft allow employees to be far more productive than if commercial flights were utilized, as the aircraft provide a confidential and highly productive environment in which to conduct business without the schedule constraints imposed by commercial airline service.

The Company aircraft are made available to the Named Executive Officers for their personal use in the following situations:

►	The Company aircraft is the Board’s strongly preferred method for all travel by Mr. Quincey, for both business and personal travel. This is for security purposes due to the high profile and global nature of our business and our highly symbolic and well-recognized brands, as well as to ensure that he can be immediately available to respond to business priorities from any location around the world. This arrangement also allows travel time to be used productively for the Company. Mr. Quincey and his immediate family traveling with him use the Company aircraft for a reasonable number of personal trips. Personal

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use of the Company aircraft results in imputed taxable income. Mr. Quincey is not provided a tax reimbursement for personal use of aircraft.
►	For the same reasons as Mr. Quincey, personal use of the Company aircraft is permitted for Mr. Kent as Chairman of the Board. Beginning with travel occurring after May 1, 2017, following Mr. Quincey’s succession to Chief Executive Officer, Mr. Kent reimburses the Company for eligible routine personal travel, as permitted by Federal Aviation Administration regulations. The amount shown in the table above for Mr. Kent reflects the Company’s incremental cost of personal use of the Company aircraft, reduced by the amounts reimbursed by Mr. Kent. Mr. Kent is not provided a tax reimbursement for personal use of aircraft.
►	No other Named Executive Officer uses the Company aircraft for personal purposes except in extraordinary circumstances. The Company aircraft was not used for personal travel by Named Executive Officers in 2018, other than Messrs. Quincey and Kent.
►	Infrequently, spouses and guests of Named Executive Officers travel on the Company aircraft when the aircraft is already going to a specific destination for a business purpose. This use has minimal cost to the Company and, where applicable, a nominal amount is included in the All Other Compensation table above. Income is imputed to the Named Executive Officer for income tax purposes, but no tax reimbursement is provided since such persons are not traveling for a business purpose.
►	In determining the incremental cost to the Company of personal use of the Company aircraft, the Company calculates, for each aircraft, the direct variable operating costs on an hourly basis, including all costs that may vary by the hours flown. Items included in calculating this cost are as follows:
►	aircraft fuel and oil;
►	travel, lodging and other expenses for crew;
►	prorated amount of repairs and maintenance;
►	prorated amount of rental fee on airplane hangar (when away from home base);
►	catering;
►	logistics (landing fees, permits, etc.);
►	telecommunication expenses and other supplies; and
►	the amount, if any, of disallowed tax deductions associated with such use.

When the aircraft is already flying to a destination for business purposes, only the direct variable costs associated with the additional passenger (for example, catering) are included in determining the aggregate incremental cost to the Company. While it happens very rarely, if an aircraft travels empty before picking up or after dropping off a passenger flying for personal reasons, this “deadhead” segment would be included in the incremental cost attributable to overall travel.

CAR AND DRIVER
Mr. Kent is provided with a car and driver in the U.S. both for security purposes and to maximize his efficiency during business hours. When not being utilized by Mr. Kent, the car and driver are used for other Company business. However, the Company has included the entire cost of the car and driver, including all salary, benefits and related employment costs. A car and driver are also made available to Mr. Kent in Turkey for security purposes. No other Named Executive Officer is provided with a car or driver.

SECURITY
The Company provides a security program for Mr. Kent. This includes monitoring equipment at his homes and Company-paid security personnel. No other Named Executive Officer is provided with Company-paid security, except where necessary when traveling overseas.

INTERNATIONAL SERVICE PROGRAM BENEFITS
The Company provides benefits to globally mobile associates under various international service programs, the material provisions of which are described on page 108. These programs are designed to relocate and support employees who are sent on an assignment outside of their home country. The purpose of the programs is to make sure that when the Company requests that an employee move outside his or her home country, economic considerations do not play a role. This helps the Company quickly meet its business needs around the world and develop its employees.

In connection with Mr. Quincey’s appointment as President and Chief Operating Officer and to support his transition to Atlanta from the UK, Mr. Quincey received benefits under an international service program through April 30, 2017. Certain benefits related to his participation in the program were paid in 2018 and may be paid in future years.

Mr. Murphy participated in an international service program for all of 2018 because he was a citizen of Ireland based in Singapore. Mr. Murphy relocated to the U.S. in January 2019 and will remain in the program through 2020. Benefits related to his participation in the program were paid in 2018 and will continue to be paid in future years.

Mr. Smith participated in an international service program through July 31, 2016 because he was a U.S. citizen based in Mexico. Currently, Mr. Smith is based in the U.S. and therefore no longer participates in the program. However, certain benefits related to his participation in the program were paid in 2018 and may be paid in future years.

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The costs to the Company in 2018 were as follows:

Name	Relocation	Home Leave	Housing Allowance	Cost of Living Allowance	Tax Equalization[1]	Other Program Allowances
Mr. Quincey	$0	$0	$0	$0	$9,149	$0
Mr. Murphy	4,974	35,055	235,926	42,051	0	102,973
Mr. Smith	0	0	0	0	9,149	0
[1]	The tax equalization amount, which includes tax preparation services, may differ significantly from year to year due to differences in timing of payments and tax reporting years in various countries. For Mr. Murphy, these payments did not result in a net reportable benefit in 2018.

FINANCIAL AND TAX PLANNING
The Company provides a taxable reimbursement to the Named Executive Officers for financial planning services, which may include tax preparation and estate planning services. No tax gross-ups are provided to the Named Executive Officers for this benefit.

OTHER PERQUISITES
The Company makes available executive physicals to executives, including the Named Executive Officers.

ADDITIONAL ALL OTHER COMPENSATION
Tax Reimbursement
The amounts reported in the table on page 71 represent tax reimbursements for certain Named Executive Officers. All amounts for 2018 are related to business use of the Company aircraft. No Named Executive Officer is provided a tax reimbursement for personal use of aircraft, but Named Executive Officers are provided a tax reimbursement for taxes incurred when a spouse or significant other travels for business purposes. These taxes are incurred because of the Internal Revenue Service’s extremely limited rules concerning business travel by non-employees. It is sometimes necessary for spouses or significant others to accompany Named Executive Officers to business functions. In contrast to personal use, the Company does not believe an employee should pay personally when spousal or significant other travel is required or important for business purposes.

To calculate taxable income, the Standard Industry Fare Level rates set by the Internal Revenue Service are used. Where a tax reimbursement is authorized, it is calculated using the highest marginal federal tax rate, applicable state rate and Medicare rates. The rate used to calculate taxable income has no relationship to the incremental cost to the Company associated with the use of the aircraft.

Company Contributions to Company 401(k) and Savings Plans
The Company makes matching contributions to Named Executive Officers who participate in applicable Company 401(k) or savings plans on the same terms and using the same formulas as other participating employees. In 2018, all Named Executive Officers except for Mr. Murphy participated in the Company 401(k) Plan and Supplemental 401(k) Plan.

The amounts reported in the table on page 71 represent the following contributions in 2018:

►	Mr. Quincey – $9,625 to the 401(k) Plan and $124,022 to the Supplemental 401(k) Plan.
►	Ms. Waller – $9,625 to the 401(k) Plan and $53,594 to the Supplemental 401(k) Plan.
►	Mr. Kent – $9,625 to the 401(k) Plan and $88,375 to the Supplemental 401(k) Plan.
►	Mr. Smith – $9,625 to the 401(k) Plan and $38,719 to the Supplemental 401(k) Plan.

In 2018, Mr. Murphy participated in the Mobile Employees Retirement Plan, which is included in the 2018 Pension Benefits table on page 78.

Life Insurance Premiums
The Company provides life insurance to U.S.-based employees, including the Named Executive Officers. In 2018, this coverage was equal to the lesser of 1.5 times pay or $2 million. The amounts reported in the table on page 71 represent the premiums paid for this insurance by the Company.

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2018 GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
James Quincey	02/15/2018	$0	$3,000,000	$6,000,000
	02/15/2018				88,851	177,703	355,406				$7,434,329
	02/15/2018							444,296	$44.475	$44.78	2,208,151
Kathy N. Waller	02/15/2018	0	1,062,500	2,125,000
	02/15/2018				30,209	60,419	120,838				2,527,671
	02/15/2018							151,061	44.475	44.78	750,773
Muhtar Kent	02/15/2018	0	2,000,000	4,000,000
	02/15/2018				42,649	85,298	170,596				3,568,502
	02/15/2018							213,262	44.475	44.78	1,059,912
John Murphy	02/15/2018	0	687,500	1,375,000
	02/15/2018				30,494	60,988	121,976				2,551,476
	02/15/2018							152,483	44.475	44.78	757,841
Brian J. Smith	02/15/2018	0	812,500	1,625,000
	02/15/2018				25,802	51,605	103,210				2,158,931
	02/15/2018							129,024	44.475	44.78	641,249

ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (ANNUAL INCENTIVE) (COLUMNS (c), (d) AND (e))

The amounts represent the possible awards under the annual Performance Incentive Plan as described beginning on page 53. Actual payments under these awards were determined in February 2019, will be paid in March 2019 and are included in the Non-Equity Incentive Plan Compensation column (column (g)) of the 2018 Summary Compensation Table.

ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (PSUs) (COLUMNS (f), (g) AND (h))

The awards represent PSUs granted in February 2018. The performance period for the awards is from January 1, 2018 to December 31, 2020. The awards are subject to a relative TSR modifier. The grant date fair value is included in the Stock Awards column (column (e)) of the 2018 Summary Compensation Table. For additional details of the PSU awards granted in 2018, see the discussion beginning on page 55.

ALL OTHER OPTION AWARDS AND EXERCISE PRICE OF OPTION AWARDS (STOCK OPTIONS) (COLUMNS (j) AND (k))

The awards represent stock options granted in February 2018. These options have a term of ten years from the grant date and vest 25% on the first, second, third and fourth anniversaries of the grant date. The exercise price of stock options is the average of the high and low price of Common Stock on the grant date.

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2018 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	*	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)	*
James Quincey	38,260	[1]			$34.3525	02/15/2022	204,700	[10]	$9,692,545		380,434	[11]	$18,013,550
	256,972	[2]			37.6100	02/20/2023
	368,114	[3]			37.2050	02/19/2024
	108,698	[4]	36,232	[4]	41.8850	02/18/2025
	133,202	[5]	133,201	[5]	43.5150	02/17/2026
	84,456	[6]	253,368	[6]	40.8900	02/15/2027
			444,296	[7]	44.4750	02/15/2028
Kathy N. Waller	104,200	[8]			31.9975	02/16/2021	151,200	[12]	7,159,320		154,182	[13]	7,300,518
	118,588	[1]			34.3525	02/15/2022
	119,880	[2]			37.6100	02/20/2023
	228,551	[3]			37.2050	02/19/2024
	187,060	[4]	62,354	[4]	41.8850	02/18/2025
	88,008	[5]	88,008	[5]	43.5150	02/17/2026
	39,061	[6]	117,183	[6]	40.8900	02/15/2027
			151,061	[7]	44.4750	02/15/2028
Muhtar Kent	1,603,200	[8]			31.9975	02/16/2021	400,974	[14]	18,986,119		374,913	[15]	17,752,131
	1,808,696	[1]			34.3525	02/15/2022
	1,912,351	[2]			37.6100	02/20/2023
	2,382,134	[3]			37.2050	02/19/2024
	483,587	[4]	161,196	[4]	41.8850	02/18/2025
	237,859	[5]	237,860	[5]	43.5150	02/17/2026
	120,651	[6]	361,955	[6]	40.8900	02/15/2027
			213,262	[7]	44.4750	02/15/2028
John Murphy	84,400	[9]			27.7675	02/17/2020	34,358	[16]	1,626,851		120,661	[17]	5,713,298
	112,400	[8]			31.9975	02/16/2021
	115,896	[1]			34.3525	02/15/2022
	101,594	[2]			37.6100	02/20/2023
	156,290	[3]			37.2050	02/19/2024
	42,974	[4]	14,324	[4]	41.8850	02/18/2025
	19,376	[5]	19,375	[5]	43.5150	02/17/2026
	24,859	[6]	74,578	[6]	40.8900	02/15/2027
			152,483	[7]	44.4750	02/15/2028
Brian J. Smith	117,808	[1]			34.3525	02/15/2022	80,344	[18]	3,804,288		131,249	[19]	6,214,640
	256,972	[2]			37.6100	02/20/2023
	320,099	[3]			37.2050	02/19/2024
	94,520	[4]	31,506	[4]	41.8850	02/18/2025
	46,878	[5]	46,878	[5]	43.5150	02/17/2026
	33,179	[6]	99,538	[6]	40.8900	02/15/2027
			129,024	[7]	44.4750	02/15/2028
*	Market values in columns (h) and (j) were determined by multiplying the number of shares of stock or units, as applicable, by $47.35, the closing price of Common Stock on December 31, 2018, the last trading day of the year.
[1]	These options were granted on February 16, 2012. The options vested 25% on the first, second, third and fourth anniversaries of the grant date.
[2]	These options were granted on February 21, 2013. The options vested 25% on the first, second, third and fourth anniversaries of the grant date.
[3]	These options were granted on February 20, 2014. The options vested 25% on the first, second, third and fourth anniversaries of the grant date.
[4]	These options were granted on February 19, 2015. The options vest 25% on the first, second, third and fourth anniversaries of the grant date.

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[5]	These options were granted on February 18, 2016. The options vest 25% on the first, second, third and fourth anniversaries of the grant date.
[6]	These options were granted on February 16, 2017. The options vest 25% on the first, second, third and fourth anniversaries of the grant date.
[7]	These options were granted on February 15, 2018. The options vest 25% on the first, second, third and fourth anniversaries of the grant date.
[8]	These options were granted on February 17, 2011. The options vested 25% on the first, second, third and fourth anniversaries of the grant date.
[9]	These options were granted on February 18, 2010. The options vested 25% on the first, second, third and fourth anniversaries of the grant date.
[10]	Reflects 36,419 restricted stock units that will vest August 12, 2019; 38,316 restricted stock units issued upon satisfaction of the performance measures under the 2015-2017 PSU program and 129,965 restricted stock units issued upon satisfaction of the performance measures under the 2016-2018 PSU program.
[11]	Reflects 202,731 PSUs for the 2017-2019 PSU program at the maximum award level and 177,703 PSUs for the 2018-2020 PSU program at the target award level.
[12]	Reflects 65,331 restricted stock units issued upon satisfaction of the performance measures under the 2015-2017 PSU program and 85,869 restricted stock units issued upon satisfaction of the performance measures under the 2016-2018 PSU program.
[13]	Reflects 93,763 PSUs for the 2017-2019 PSU program at the maximum award level and 60,419 PSUs for the 2018-2020 PSU program at the target award level.
[14]	Reflects 168,893 restricted stock units issued upon satisfaction of the performance measures under the 2015-2017 PSU program and 232,081 restricted stock units issued upon satisfaction of the performance measures under the 2016-2018 PSU program.
[15]	Reflects 289,615 PSUs for the 2017-2019 PSU program at the maximum award level and 85,298 PSUs for the 2018-2020 PSU program at the target award level.
[16]	Reflects 15,453 restricted stock units issued upon satisfaction of the performance measures under the 2015-2017 PSU program and 18,905 restricted stock units issued upon satisfaction of the performance measures under the 2016-2018 PSU program.
[17]	Reflects 59,673 PSUs for the 2017-2019 PSU program at the maximum award level and 60,988 PSUs for the 2018-2020 PSU program at the target award level.
[18]	Reflects 34,605 restricted stock units issued upon satisfaction of the performance measures under the 2015-2017 PSU program and 45,739 restricted stock units issued upon satisfaction of the performance measures under the 2016-2018 PSU program.
[19]	Reflects 79,644 PSUs for the 2017-2019 PSU program at the maximum award level and 51,605 PSUs for the 2018-2020 PSU program at the target award level.

2018 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
James Quincey	0	$0	82,923	$3,730,073
Kathy N. Waller	179,870	4,057,750	28,873	1,304,482
Muhtar Kent	5,389,926	115,432,320	300,940	13,596,469
John Murphy	187,468	4,626,730	19,744	892,034
Brian J. Smith	103,000	1,626,962	40,438	1,826,989

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OPTION AWARDS (COLUMNS (b) AND (c))

The following table provides details of the stock options exercised in 2018.

Name	Grant Date	Options Exercised	Exercise Date	Value Realized on Exercise
Ms. Waller	02/21/2008	23,240	01/16/2018	$396,881
	02/19/2009	68,230	08/01/2018	1,695,516
	02/18/2010	88,400	11/12/2018	1,965,353
Mr. Kent	07/17/2008	578,704	02/23/2018	8,567,857
	07/17/2008	1,265,822	02/23/2018	23,537,960
	02/19/2009	1,750,000	07/30/2018	42,875,000
	02/19/2009	584,000	08/01/2018	14,512,400
	02/18/2010	1,211,400	11/08/2018	25,939,103
Mr. Murphy	02/19/2009	20,000	03/13/2018	462,007
	02/19/2009	56,000	07/25/2018	1,393,280
	02/19/2009	111,468	08/02/2018	2,771,443
Mr. Smith	02/17/2011	43,000	10/31/2018	688,108
	02/16/2012	60,000	11/12/2018	938,854

STOCK AWARDS (COLUMNS (d) AND (e))

The following table provides details of the stock awards that vested and the value realized in 2018.

Name	Grant Date	Release Date	Number of Shares	Stock Price on Release Date[1]	Value Realized on Release	Description
Mr. Quincey	08/12/2015	08/31/2018	36,419	$44.73	$1,629,022	Shares underlying a one-time award of restricted stock units
	02/20/2014	02/16/2018	46,504	45.18	2,101,051	Shares underlying an award of performance share units
Ms. Waller	02/20/2014	02/16/2018	28,873	45.18	1,304,482	Shares underlying an award of performance share units
Mr. Kent	02/20/2014	02/16/2018	300,940	45.18	13,596,469	Shares underlying an award of performance share units
Mr. Murphy	02/20/2014	02/16/2018	19,744	45.18	892,034	Shares underlying an award of performance share units
Mr. Smith	02/20/2014	02/16/2018	40,438	45.18	1,826,989	Shares underlying an award of performance share units
[1]	Represents the average of the high and low prices of Common Stock on the applicable release date.

2019 Proxy Statement 77

7 COMPENSATION   Compensation Tables

2018 PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)		Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
James Quincey	Mobile Plan	11.1	[1]	$2,021,158	$10,384
	TCCC Pension Plan	4.6		108,527	0
	TCCC Supplemental Pension Plan	—	[2]	543,036	0
Kathy N. Waller	TCCC Pension Plan	31.3		1,314,625	0
	TCCC Supplemental Pension Plan	—	[2]	6,117,830	0
Muhtar Kent	TCCC Pension Plan	30.9		1,562,881	0
	TCCC Supplemental Pension Plan	—	[2]	42,951,732	0
John Murphy	Mobile Plan	30.5		5,587,371	0
Brian J. Smith	TCCC Pension Plan	21.8		606,167	0
	TCCC Supplemental Pension Plan	—	[2]	2,971,877	0
[1]	In May 2017, Mr. Quincey stopped participating in an international service program and localized to the U.S. As a result, Mr. Quincey began participating again in the TCCC Pension Plan and TCCC Supplemental Pension Plan, and stopped accruing benefits in the Mobile Plan.
[2]	For each person, the same years of service apply to both the TCCC Pension Plan and the TCCC Supplemental Pension Plan, which work in tandem.

The Company provides retirement benefits from various plans to its employees, including the Named Executive Officers. Due to the Company’s global operations, it maintains different plans to address different market conditions, various legal and tax requirements and different groups of employees.

In 2018, all Named Executive Officers except Mr. Murphy participated in or had a benefit under The Coca-Cola Company Pension Plan (the “TCCC Pension Plan”) and The Coca-Cola Company Supplemental Pension Plan (the “TCCC Supplemental Pension Plan”). In 2018, Mr. Murphy participated in the Mobile Employees Retirement Plan (the “Mobile Plan”). Mr. Quincey has a benefit under the Mobile Plan for the period he was covered under an international service program. Additional details of these plans are described in the Summary of Plans in Annex B beginning on page 106. The table above reflects the present value of benefits accrued by each of the Named Executive Officers from the applicable plans.

Compensation used for determining pension benefits under the TCCC Pension Plan, the TCCC Supplemental Pension Plan and the Mobile Plan generally includes only salary and short-term cash incentives. The amounts reflected for each plan represent the present value of the maximum benefit payable under the applicable plan. In some cases, the payments may be reduced for early retirement or by benefits paid by other Company-sponsored retirement plans, statutory payments or Social Security.

The Company generally does not grant additional years of benefit service, and no Named Executive Officer has been credited with additional years of benefit service.

The discount rate assumption used by the Company in calculating the present value of accumulated benefits was 4.30% for the TCCC Pension Plan and 4.28% for the TCCC Supplemental Pension Plan. Additional assumptions used by the Company in calculating the present value of accumulated benefits are incorporated herein by reference to Note 14 to the Company’s consolidated financial statements in the Form 10-K. The calculations assume that the Named Executive Officer continues to live at least until the earliest age at which an unreduced benefit is payable.

The Company’s retirement plans utilize a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any. The traditional pension benefit under the TCCC Supplemental Pension Plan is paid in the form of an annuity if the employee has reached at least age 55 with ten years of service at the time of his or her separation from the Company. Therefore, Ms. Waller and Messrs. Kent and Smith are required to take the traditional pension benefit portion of their TCCC Supplemental Pension Plan benefit in the form of an annuity.

78 2019 Proxy Statement

Compensation Tables   COMPENSATION 7

2018 NONQUALIFIED DEFERRED COMPENSATION

The following table provides information on the Named Executive Officers’ participation in The Coca-Cola Company Deferred Compensation Plan (the “Deferred Compensation Plan”) and the Supplemental 401(k) Plan, as applicable. These plans either allow eligible employees to defer part of their salary and annual incentive on a voluntary basis or make employees whole when the Company matching contribution is limited under the tax-qualified plan. The Company matching contribution under the Supplemental 401(k) Plan was provided at the same rate as the match in the 401(k) Plan. The Company does not match any additional voluntary deferrals.

Additional details of the Deferred Compensation Plan and the Supplemental 401(k) Plan are described in the Summary of Plans in Annex B beginning on page 106.

Name (a)	Plan Name	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
James Quincey	Deferred Compensation Plan	N/A	N/A	N/A	N/A	N/A
	Supplemental 401(k) Plan	N/A	$124,022	$14,124	$0	$161,120
Kathy N. Waller	Deferred Compensation Plan	$143,438	0	(90,549)	0	698,406
	Supplemental 401(k) Plan	N/A	53,594	31,375	0	477,478
Muhtar Kent	Deferred Compensation Plan	N/A	N/A	N/A	N/A	N/A
	Supplemental 401(k) Plan	N/A	88,375	229,132	0	3,599,603
John Murphy	Deferred Compensation Plan	N/A	N/A	N/A	N/A	N/A
Brian J. Smith	Deferred Compensation Plan	585,000	0	(109,750)	0	849,836
	Supplemental 401(k) Plan	N/A	38,719	42,583	0	663,652

EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR (COLUMN (b))

Ms. Waller and Mr. Smith contributed to the Deferred Compensation Plan in 2018.

REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR (COLUMN (c))

All Company matching contributions shown are included in the “All Other Compensation” column of the 2018 Summary Compensation Table.

AGGREGATE EARNINGS IN LAST FISCAL YEAR (COLUMN (d))

The earnings reflected in column (d) represent deemed investment earnings or losses from voluntary deferrals and Company contributions, as applicable. The Deferred Compensation Plan and the Supplemental 401(k) Plan do not guarantee a return on deferred amounts. For these plans, no amounts included in column (d) are reported in the 2018 Summary Compensation Table because the plans do not provide for above-market or preferential earnings.

AGGREGATE BALANCE AT LAST FISCAL YEAR-END (COLUMN (f))

The amounts reflected in column (f) for Ms. Waller and Messrs. Quincey, Kent and Smith, with the exception of amounts reflected in columns (b), (c) and (d), if any, have been reported in prior proxy statements.

2019 Proxy Statement 79

7 COMPENSATION   Payments on Termination or Change in Control

PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

GENERAL

Most of the Company’s plans and programs contain specific provisions detailing how payments are treated upon termination or change in control. The specific termination and change in control provisions under these plans, which are described below, apply to all participants in each plan. The termination scenarios described in this section include voluntary separation, involuntary separation, disability and death. For more information on the plans described below, see Summary of Plans in Annex B beginning on page 106.

NAMED EXECUTIVE OFFICER RETIREMENTS

As noted above, Ms. Waller will be retiring from the Company on March 15, 2019. On October 17, 2018, the Company provided Ms. Waller a letter detailing the terms of her separation. Pursuant to her letter, among other things, Ms. Waller will receive severance benefits under the terms of The Coca-Cola Company Severance Pay Plan (the “TCCC Severance Plan”) upon her retirement. If Ms. Waller remains employed through March 15, 2019, she will receive an annual incentive award for 2019, prorated for two and one-half months and payable in March 2020. Ms. Waller will not receive any further equity grants. All of Ms. Waller’s outstanding equity incentive awards will be treated in accordance with the related equity plans and related agreements (see the 2018 Outstanding Equity Awards at Fiscal Year-End table beginning on page 75). Ms. Waller’s retirement benefits will consist of those benefits accrued and vested under the standard terms and conditions of the plans in which she participates.

On April 30, 2019, Mr. Kent will retire from the Company. Upon retirement, Mr. Kent will receive only the retirement and other benefits he is entitled to under the standard terms of the applicable Company programs. He will not receive any severance benefits.

In accordance with the SEC’s rules, the remainder of this section assumes that employment for each of Ms. Waller and Mr. Kent was terminated or a change in control of the Company occurred as of December 31, 2018 and does not take into account the terms of Ms. Waller’s separation letter described above or Mr. Kent’s retirement.

CHANGE IN CONTROL

The change in control provisions in the various Company plans were adopted to mitigate the concern that, in the event the Company is considering a change in control transaction, the employees involved in considering the transaction might otherwise be motivated to act in their own interests rather than the interests of the shareowners. Thus, the change in control provisions are designed with the intention of ensuring that employees are neither harmed nor given a windfall in the event of a change in control. The Company’s plans generally provide that a change in control may occur upon (i) a greater than 20% change in ownership of the Company; (ii) a change of the majority of the Board within a two-year period; or (iii) certain merger and consolidation transactions. As described below, Company equity plans include “double-trigger” change in control provisions.

The Company does not have individual change in control agreements and no tax gross-up is provided for any taxes incurred as a result of a change in control payment. The Board can determine prior to the potential change in control that no change in control will be deemed to have occurred.

SEVERANCE PLAN

All the Named Executive Officers are covered by the TCCC Severance Plan.

TERMINATION, DEATH, DISABILITY

Generally, benefits are payable under the TCCC Severance Plan when an employee is terminated involuntarily due to certain circumstances, such as an internal reorganization or position elimination. The maximum cash severance benefit under this plan is two years of base pay, payable as a lump sum.

CHANGE IN CONTROL

There are no separate change in control provisions included in the TCCC Severance Plan.

80 2019 Proxy Statement

Payments on Termination or Change in Control   COMPENSATION 7

ANNUAL INCENTIVE PLAN

All the Named Executive Officers participated in the annual Performance Incentive Plan in 2018.

TERMINATION, DEATH, DISABILITY

Generally, participants employed on December 31 are eligible to receive a cash incentive for the year, regardless of whether employment continues through the payment date. Employees who (i) terminate employment prior to December 31 who are at least 55 years of age with ten years of service; (ii) die; or (iii) move to an affiliate generally receive a prorated incentive based on actual Company performance and the portion of the year actually worked.

CHANGE IN CONTROL

Upon a change in control, participants receive the target amount of the annual incentive after the end of the performance year. This amount is prorated if the participant leaves during the year.

DEFERRED COMPENSATION PLANS

All the Named Executive Officers except Mr. Murphy were eligible to participate in the Deferred Compensation Plan in 2018. However, not all chose to participate.

TERMINATION, DEATH, DISABILITY

Under the Deferred Compensation Plan, employees who terminate employment after age 50 with five years of service receive payments based on elections made at the time they elected to defer compensation. Other employees receive a lump sum after termination. Individuals who are designated as “specified employees” under Section 409A of the Tax Code may not receive payments for at least six months following termination of employment to the extent the amounts were deferred after January 1, 2005. There are no enhanced benefits payable under the Deferred Compensation Plan upon a participant’s death or disability.

CHANGE IN CONTROL

Upon a change in control, any Company discretionary contributions to the Deferred Compensation Plan vest. No Named Executive Officers have received a Company discretionary contribution.

EQUITY PLANS

All the Named Executive Officers participated in the Company’s equity plans in 2018.

TERMINATION

The treatment of equity upon termination of employment depends on the reason for the termination and the employee’s age and length of service at termination. The table below details the termination provisions of the various equity award types.

Award Type	Separation Prior to Meeting Age/Service Requirement	Separation After Meeting Age/Service Requirement of 60 years/10 years of service	Involuntary Separation After Meeting Age/Service Requirement of 50 years/10 years of service[1]
Stock Options	Employees have six months to exercise vested options. Unvested options are forfeited.	All options held at least 12 months vest. Employees have the full remaining term to exercise the options.	All options held at least 12 months continue to vest for up to four years.
Restricted Stock/ Restricted Stock Units	Shares are forfeited unless held until the time specified in the grant and performance measures, if any, are met.	Shares are forfeited unless held until the time specified in the grant and performance measures, if any, are met. Some grants vest upon meeting age and service requirements.	Shares are forfeited unless held until the time specified in the grant and performance measures, if any, are met. Some grants vest upon meeting age and service requirements.
PSUs	All PSUs are forfeited if separation occurs prior to satisfaction of performance measures and holding requirements.	For grants held at least 12 months, the employee receives the same number of earned shares as active employees after the results are certified.	Outstanding PSUs held at least 12 months will not be forfeited and a prorated amount will be released after the results are certified.
[1]	Applicable for involuntary separations due to specific circumstances, such as an internal reorganization or position elimination. For grants prior to 2013, executive officers are not eligible for this treatment without specific approval by the Compensation Committee. No Named Executive Officer has been made eligible for this treatment.

2019 Proxy Statement 81

7 COMPENSATION   Payments on Termination or Change in Control

DEATH

If an employee dies, all options vest if the options have been accepted. The employee’s estate has five years from the date of death to exercise the options. Provided they have been accepted, restricted stock and restricted stock units vest and are released to the employee’s estate. Provided the PSUs have been accepted, if death occurs during the performance period, the employee’s estate receives a cash payment equal to the value of the target number of shares. For PSUs where performance has been certified, the employee’s estate receives a cash payment based on the certified results within 90 days.

DISABILITY

If an employee terminates employment because of disability, all options become nonforfeitable, and the employee has the full remaining term to exercise the options. Restricted stock and restricted stock units vest and are released to the employee. For PSUs in the performance period, the employee receives shares equal to the number of shares that the employee would have earned based on actual performance after the end of the performance period.

CHANGE IN CONTROL

Beginning with awards in 2015, the treatment of equity upon a change in control is governed by the 2014 Equity Plan. Awards granted prior to 2015 were governed by applicable plans and agreements. The table below details the double-trigger change in control provisions of the various equity award types if awards are assumed by the successor company. If awards are not assumed by the successor company, accelerated vesting generally occurs upon a change in control.

Award Type	Grants Prior to 2015	Grants Beginning in 2015
Stock Options	Options vest if an employee is terminated within two years following the change in control.	Options vest if an employee is terminated without cause within one year following the change in control.
Restricted Stock/ Restricted Stock Units	Shares vest if an employee is terminated within two years following the change in control.	Shares vest if an employee is terminated without cause within one year following the change in control.
PSUs	PSUs vest at the target level if an employee is terminated within two years following the change in control.	PSUs vest if an employee is terminated without cause within two years following the change in control (i) at the target level if the change in control occurs during the first half of the performance period and (ii) based on actual performance if the change in control occurs during the second half of the performance period. In each case, the final payout is prorated based on time worked in the performance period.

RETIREMENT AND 401(K) PLANS

All the Named Executive Officers except Mr. Murphy were participants in the TCCC Pension Plan, the TCCC Supplemental Pension Plan, the 401(k) Plan and the Supplemental 401(k) Plan in 2018. Mr. Murphy participated in the Mobile Plan in 2018. Mr. Quincey has a benefit under the Coca-Cola UK Stakeholder Pension Plan (the “UK Savings Plan”) related to a prior period of employment.

TERMINATION, DEATH, DISABILITY

No payments may be made under the TCCC Pension Plan or the TCCC Supplemental Pension Plan until an employee has separated from service and met eligibility requirements. Generally, no payments may be made under the 401(k) Plan, the Supplemental 401(k) Plan or the Mobile Plan until separation from service, except distributions may be taken from the 401(k) Plan after age 59½ and distributions related to mandatory tax payments may be made under the Mobile Plan, whether or not the employee has terminated employment.

Individuals who are designated as “specified employees” under Section 409A of the Tax Code, which include the U.S.-based Named Executive Officers, may not receive payments from the TCCC Supplemental Pension Plan, the Supplemental 401(k) Plan or the Mobile Plan for at least six months following termination of employment.

There are no enhanced benefits payable under the TCCC Pension Plan, the TCCC Supplemental Pension Plan, the 401(k) Plan, the Supplemental 401(k) Plan, the Mobile Plan, or the UK Savings Plan upon a participant’s death or disability.

CHANGE IN CONTROL

The TCCC Pension Plan and the TCCC Supplemental Pension Plan contain change in control provisions that affect all participants equally, including the participating Named Executive Officers. These provisions provide an enhanced benefit to vested participants for benefits accrued under the defined benefit formula if certain conditions are met, including that the employee must actually leave the Company within two years of a change in control. A change in control has no effect on the cash balance portion of the TCCC Pension Plan and there are no additional credited years of service. Upon a change in control under the TCCC Pension Plan and the TCCC Supplemental Pension Plan, the earliest retirement age is reduced resulting in an enhanced benefit for participants who have not reached the earliest retirement age.

The 401(k) Plan, the Supplemental 401(k) Plan, the Mobile Plan and the UK Savings Plan do not have special provisions for change in control.

82 2019 Proxy Statement

Payments on Termination or Change in Control   COMPENSATION 7

QUANTIFICATION OF PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table and footnotes describe the potential payments to the Named Executive Officers upon termination of employment or a change in control of the Company as of December 31, 2018. While Ms. Waller and Mr. Kent will be retiring in 2019, this section assumes the applicable triggering event occurred on December 31, 2018.

The table does not include:

►	compensation or benefits previously earned by the Named Executive Officers or equity awards that are fully vested;
►	the value of pension benefits that are disclosed in the 2018 Pension Benefits table beginning on page 78, except for any pension enhancement triggered by the event, if applicable;
►	the amounts payable under deferred compensation plans that are disclosed in the 2018 Nonqualified Deferred Compensation table on page 79; or
►

the value of any benefits (such as retiree health coverage, life insurance and disability coverage) provided on the same basis to substantially all other employees in the country in which the Named Executive Officer works.

	Voluntary Separation $ (a)	Involuntary Termination $ (b)	Death $ (c)	Disability $ (d)	Change in Control $ (e)
Mr. Quincey
Severance Payments	$0	$3,000,000	$0	$0	$0
Annual Incentive[1]	0	0	0	0	3,000,000
Stock Options[2]	0	2,345,591	3,622,942	3,622,942	3,622,942
PSUs and Restricted Stock Units[3]	0	1,814,263	23,396,629	3,538,702	20,309,173
Pension Enhancement[4]	0	0	0	0	111,216
TOTAL	0	7,159,854	27,019,571	7,161,644	27,043,331
Ms. Waller
Severance Payments	0	1,700,000	0	0	0
Annual Incentive[1]	0	0	0	0	1,062,500
Stock Options[2]	1,435,277	1,435,277	1,869,578	1,869,578	1,869,578
PSUs and Restricted Stock Units[3]	3,093,423	3,093,423	12,246,793	3,093,423	12,005,829
Pension Enhancement	0	0	0	0	0
TOTAL	4,528,700	6,228,700	14,116,371	4,963,001	14,937,907
Mr. Kent
Severance Payments	0	2,000,000	0	0	0
Annual Incentive[1]	0	0	0	0	2,000,000
Stock Options[2]	4,131,359	4,131,359	4,744,487	4,744,487	4,744,487
PSUs and Restricted Stock Units[3]	7,997,084	7,997,084	30,185,578	7,997,084	31,996,620
Pension Enhancement	0	0	0	0	0
TOTAL	12,128,443	14,128,443	34,930,065	12,741,571	38,741,107
Mr. Murphy
Severance Payments	0	1,100,000	0	0	0
Annual Incentive[1]	0	0	0	0	687,500
Stock Options[2]	0	634,358	1,072,746	1,072,746	1,072,746
PSUs and Restricted Stock Units[3]	0	731,700	10,991,403	731,700	10,942,680
Pension Enhancement	0	0	0	0	0
TOTAL	0	2,466,058	12,064,149	1,804,446	12,702,926
Mr. Smith
Severance Payments	0	1,300,000	0	0	0
Annual Incentive[1]	0	0	0	0	812,500
Stock Options[2]	994,973	994,973	1,365,917	1,365,917	1,365,917
PSUs and Restricted Stock Units[3]	1,638,547	1,638,547	8,371,338	1,638,547	7,629,884
Pension Enhancement	0	0	0	0	0
TOTAL	2,633,520	3,933,520	9,737,255	3,004,464	9,808,301
[1]	Except upon a change in control, no amounts are included for the Performance Incentive Plan because the Named Executive Officers would be entitled to the same payment regardless of whether the event occurred. Upon a change in control, the target annual incentive amount is guaranteed (subject to proration if the participant leaves before the end of the year).

2019 Proxy Statement 83

7 COMPENSATION   Payments on Termination or Change in Control

[2]

Represents the intrinsic value of the acceleration of vesting of any stock options that vest upon the event. Intrinsic value is the difference between the exercise price of the stock option and the closing price of Common Stock, which was $47.35 on December 31, 2018, the last trading day of the year.

[3]

No amounts are included for the 2016-2018, 2017-2019 and 2018-2020 PSU programs for Voluntary Separation, Involuntary Termination and Disability because the PSUs remain subject to performance requirements even after the event. See page 57 for the status of these PSU programs.

[4]

For Mr. Quincey, represents the value of a more favorable early retirement subsidy in the event of a change in control and subsequent termination. No other Named Executive Officer would receive a pension enhancement upon a change in control.

VOLUNTARY SEPARATION (COLUMN (a))

Amounts are included under “Stock Options” and “PSUs and Restricted Stock Units” for Ms. Waller and Messrs. Kent and Smith because each has satisfied the age and service requirement for acceleration of vesting of certain equity awards held for at least 12 months. The amount included in “PSUs and Restricted Stock Units” for these Named Executive Officers reflects the value of the shares earned under the 2015-2017 PSU program. Messrs. Quincey and Murphy have not satisfied the age and service requirement for acceleration of any equity awards, and therefore, no additional payments would be triggered upon voluntary separation.

INVOLUNTARY TERMINATION (COLUMN (b))

Amounts are included under “Stock Options” and “PSUs and Restricted Stock Units” for Ms. Waller and Messrs. Kent and Smith because each has satisfied the age and service requirement for acceleration of vesting of certain equity awards held for at least 12 months. Amounts are included under “Stock Options” and “PSUs and Restricted Stock Units” for Messrs. Quincey and Murphy because involuntary termination triggers continued vesting of equity awards granted beginning in 2013 after the age and service requirement has been met. The amount included in “PSUs and Restricted Stock Units” reflect the value of the shares earned under the 2015-2017 PSU program.

DEATH (COLUMN (c))

Amounts are included under “Stock Options” and “PSUs and Restricted Stock Units” because death triggers acceleration of vesting of certain equity awards. The amounts for “PSUs and Restricted Stock Units” reflect (i) the value of the shares earned under the 2015-2017 PSU program; (ii) the value of the target number of shares granted under the 2016-2018, 2017-2019 and 2018-2020 PSU programs; and (iii) for Mr. Quincey, the value of time-based restricted stock units.

DISABILITY (COLUMN (d))

Amounts are included under “Stock Options” and “PSUs and Restricted Stock Units” because termination of employment caused by disability triggers acceleration of vesting or continued vesting of certain equity awards. The amounts for “PSUs and Restricted Stock Units” reflect (i) the value of the shares earned under the 2015-2017 PSU program; and (ii) for Mr. Quincey, the value of time-based restricted stock units.

CHANGE IN CONTROL (COLUMN (e))

Amounts are included under “Stock Options” and “PSUs and Restricted Stock Units” for all Named Executive Officers because a change in control triggers acceleration of vesting of certain equity awards. Since equity awards have double-trigger change in control provisions, the table above assumes that both a change in control and a subsequent termination of employment have occurred. The amounts for “PSUs and Restricted Stock Units” reflect (i) the value of the shares earned under the 2015-2017 PSU program; (ii) the value of the number of shares granted under the 2016-2018 PSU program at the maximum award level; (iii) the value of the number of shares granted under the 2017-2019 PSU program at the maximum award level, prorated for two years of the performance period; (iv) the value of the number of shares granted under 2018-2020 PSU program at the target award level, prorated for one year of the performance period; and (iv) for Mr. Quincey, the value of time-based restricted stock units.

84 2019 Proxy Statement

Equity Compensation Plan Information   COMPENSATION 7

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	143,764,011	[1]	$36.73	[2]	394,831,614	[3]
Equity Compensation Plans Not Approved by Security Holders	0		N/A		0
TOTAL	143,764,011				394,831,614
[1]	Includes 132,542,728 shares issuable pursuant to outstanding options under the 2014 Equity Plan, The Coca-Cola Company 1999 Stock Option Plan, The Coca-Cola Company 2002 Stock Option Plan and The Coca-Cola Company 2008 Stock Option Plan. The weighted-average exercise price of such options is $36.74. Also includes 11,120,682 full-value awards of shares outstanding under the 2014 Equity Plan, 1989 Restricted Stock Award Plan and The Coca-Cola Company 1983 Restricted Stock Award Plan, including shares that may be issued pursuant to outstanding PSUs, based on certified financial results, where applicable, and otherwise assuming the target award is met. In connection with the acquisition (“CCE Transaction”) of the former North America business of Coca-Cola Enterprises Inc. (“CCE”), certain outstanding awards relating to CCE common stock granted under shareowner-approved CCE equity incentive plans were replaced with awards relating to the Company’s Common Stock. As a result, the table above includes 100,601 shares issuable pursuant to outstanding options under the Coca-Cola Enterprises Inc. 2007 Incentive Award Plan, which was assumed by the Company in connection with the CCE Transaction. The weighted-average exercise price of such options is $17.35.
[2]	The weighted-average term of the outstanding options is 4.59 years.
[3]	Includes 391,862,359 shares that may be issued pursuant to future awards under the 2014 Equity Plan, including shares that may be issued pursuant to outstanding PSUs, based on certified financial results, where applicable, and otherwise assuming the target award is met. The 2014 Equity Plan uses a fungible share pool under which each share issued pursuant to an option reduces the number of shares available by one share, and each share issued pursuant to awards other than options reduces the number of shares available by five shares. See Long-Term Incentive Compensation beginning on page 55 for more information, including the Equity Stewardship Guidelines, which include a burn rate commitment. With this burn rate commitment, over the 2014 Equity Plan’s ten-year term, the maximum number of shares that may be used is estimated not to exceed 200,000,000 (based on Common Stock outstanding decreasing by 1% each year). Also includes 2,732,413 options which may be issued pursuant to future awards under The Coca-Cola Company 1999 Stock Option Plan and The Coca-Cola Company 2008 Stock Option Plan and 236,842 shares of Common Stock that may be issued pursuant to the 1989 Restricted Stock Award Plan, including shares that may be issued pursuant to outstanding PSUs, based on certified financial results, where applicable, and otherwise assuming the target award is met. The maximum term of the options is ten years.

Share units credited under the Supplemental 401(k) Plan and the Directors’ Plan are not included in the table above since payouts under those plans are in cash.

The Company or its applicable subsidiary provides a matching contribution in Common Stock under various plans throughout the world. No shares are issued by the Company under any of these plans, and therefore these plans are not included in the table above. Shares are purchased on the open market by a third-party trustee. These plans are exempt from the shareowner approval requirements of the NYSE. These plans are as follows:

401(k) and Savings Plans (U.S.). There are several 401(k) and savings plans in the U.S. that include a Company matching contribution component, including the Company’s primary plan, the 401(k) Plan. Under the 401(k) Plan, the Company matches employee contributions up to a maximum of 3.5% of an employee’s compensation, subject to limits imposed by the Tax Code. Employees vest in the matching contributions over two years. Generally, employees may not withdraw the matching contributions until termination of employment. The other 401(k) and savings plans that include a Common Stock matching contribution component match employee contributions up to a maximum of between 3% to 6% of an employee’s compensation, subject to limits imposed by the Tax Code, include vesting provisions of between two and three years and have similar withdrawal restrictions as the 401(k) Plan.

The Coca-Cola Export Corporation Employee Share Savings Scheme (UK). The company matches employee contributions to a maximum of £1,500 per year. The employee is vested in the matching contributions once a month when matching shares of Common Stock are purchased. However, the matching shares of Common Stock may not be withdrawn before a five-year holding period without adverse tax consequences.

Employees’ Savings and Investment Plan of Coca-Cola Ltd. (Canada). After completing 12 months of employment and a specified minimum hours of service, the company matches 50% of an employee’s contributions of 7% to 3.5% of eligible earnings, based on an employee’s date of employment. The employee is immediately vested in the matching contributions. However, the matching contributions may not be withdrawn until termination of employment.

2019 Proxy Statement 85

7 COMPENSATION   Pay Ratio Disclosure

Employee Savings and Investment Plan of Coca-Cola Refreshments Canada Company (Canada). After one year of employment, the company matches 50% of a full-time employee’s contributions of 2% to 6% (union) or 2% to 7% (non-union) of eligible earnings, up to a maximum of 3% or 3.5%, as applicable. The employee is immediately vested in the matching contributions. However, the matching contributions may not be withdrawn until termination of employment.

Employee Stockholding Program (Japan). The employee must be employed for at least three years in order to participate, and the company matches contributions up to 1.8% of an employee’s annual base salary. The employee is immediately vested in the matching contributions. However, the matching contributions may not be withdrawn until the employee terminates from the company or the employee requests to terminate from the plan. Specific regulations apply for cases when employees request to terminate from the plan.

Share Savings Plan (Denmark). The company matches contributions up to 3% of an employee’s salary. The employee is immediately vested in the matching contributions. However, the matching contributions may not be withdrawn for ten years without tax liability.

The Company also sponsors employee share purchase plans in several jurisdictions outside the U.S. The Company does not grant or issue Common Stock pursuant to these plans, but does facilitate the acquisition of Common Stock by employees in a cost-efficient manner. These plans are not equity compensation plans.

PAY RATIO DISCLOSURE

REQUIRED PAY RATIO DISCLOSURE

Under the SEC rules, the Company is required to provide the ratio of the annual total compensation of Mr. Quincey, who served as its Chief Executive Officer throughout 2018, to the annual total compensation of the median employee of the Company (the “Pay Ratio Disclosure”). The Company selected October 1, 2018 as the determination date for identifying the median employee. For 2018, we are providing the Company’s required Pay Ratio Disclosure, as well as a supplemental Pay Ratio Disclosure, which we believe provides a more representative comparison to our Pay Ratio Disclosure for 2017.

Since October 1, 2017, the date as of which the Company last identified its median employee, the Company experienced a significant change in its employee population, which changed our median employee compensation.

Since October 1, 2017:

►

The Company completed the refranchising of its bottling territories in North America. As a result, 19,960 employees who were included in the calculation of the Pay Ratio Disclosure for 2017 are not included in the calculation of the required Pay Ratio Disclosure for 2018.

►

The Company completed its acquisition of a controlling interest in Coca-Cola Beverages Africa Proprietary Limited (“CCBA”). As a result of the consolidation of CCBA, 17,054 CCBA employees were included in the calculation of the required Pay Ratio Disclosure for 2018 who were not included in the calculation of the required Pay Ratio Disclosure for 2017.

For context, most of the Company’s branded beverage products are manufactured, sold and distributed by independent bottling partners. From time to time, the Company acquires or takes control of bottling operations where it believes it can use its resources and expertise to improve performance. The Company also periodically sells its ownership interest in bottlers to improve Coca-Cola system efficiency.

For 2018, the median annual total compensation of all employees of the Company and its consolidated subsidiaries (other than the Chief Executive Officer) was $16,440. Mr. Quincey’s annual total compensation for 2018, as reported under the “Total” column (column (j)) in the 2018 Summary Compensation Table, was $16,701,328. Based on this information, for 2018, the ratio of the compensation of the Chief Executive Officer to the median annual total compensation of all other employees was estimated to be 1,016 to 1.

To identify, and to determine the annual total compensation of, the median employee, we used the following methodology:

►	We collected the payroll data of all employees globally, whether employed on a full-time, part-time, temporary or seasonal basis as of October 1, 2018.
►

We annualized the compensation of all permanent full-time and part-time employees who were hired by the Company and its consolidated subsidiaries between January 1 and October 1, 2018. We applied an exchange rate as of October 1, 2018 to convert all foreign currencies into U.S. dollars.

►

We used total base pay as of October 1, 2018 as our consistently applied compensation measure. We identified all employees within 5% of the median, and from this group used statistical sampling to select an employee as a reasonable representative of our median employee.

Using this methodology, we determined that the median employee was a non-exempt, full-time, hourly employee located in South Africa with an annual total compensation

86 2019 Proxy Statement

Pay Ratio Disclosure   COMPENSATION 7

of $16,440 for 2018, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which includes base pay, overtime pay and an employer retirement contribution.

Both the required and supplemental Pay Ratio Disclosures are reasonable estimates. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the Pay Ratio Disclosure may not be comparable to the pay ratio reported by other companies.

SUPPLEMENTAL PAY RATIO DISCLOSURE

In addition to the Pay Ratio Disclosure required by the SEC’s rules, we are also providing a supplemental pay ratio that excludes all 17,054 employees of CCBA as of October 1, 2018 in the calculation of the median annual total compensation of all employees. We believe this is helpful context, as the Company plans to hold its controlling interest in CCBA temporarily. The Company has presented the financial position and results of operations of CCBA as discontinued operations in its consolidated financial statements from the date of acquisition (as reported in Notes 1 and 2 to the Company’s consolidated financial statements in the Form 10-K). Therefore, we believe a global employee population that excludes CCBA employees provides a more representative comparison to our Pay Ratio Disclosure for 2017.

Excluding all CCBA employees as of October 1, 2018, for 2018, the median annual total compensation of all employees of the Company and its consolidated subsidiaries (other than the Chief Executive Officer) was $35,878. For 2018, the resulting ratio of the compensation of the Chief Executive Officer to the median annual total compensation of all other employees, excluding employees of CCBA, was estimated to be 466 to 1.

We identified the median employee for purposes of the supplemental pay ratio using the same methodology as the required Pay Ratio Disclosure. Our median employee was a non-exempt, full-time, hourly employee located in the United States with an annual total compensation of $35,878 for 2018, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which includes base pay, overtime pay, quarterly incentives and the Company’s matching contribution to that employee’s 401(k) plan, as well as the change in pension value during 2018 under the TCCC Pension Plan.

2019 Proxy Statement 87

8	Audit Matters

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board that outlines its responsibilities and the practices it follows. You can view the charter on the Company’s website, www.coca-colacompany.com, by clicking on “Investors,” then “Corporate Governance,” then “Board Committees & Charters.” The Audit Committee reviews and assesses the adequacy of its charter at least annually and, when appropriate, recommends to the Board changes to the Charter to reflect the evolving role of the Audit Committee.

The Audit Committee is composed entirely of non-employee Directors who meet the independence and financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. The Board has designated Ronald W. Allen and David B. Weinberg as “Audit Committee financial experts” under the SEC rules.

PRIMARY RESPONSIBILITIES AND 2018 ACTIONS

The Audit Committee represents and assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function and the annual independent audit of the Company’s financial statements. The Audit Committee oversees the Company’s compliance with legal and regulatory requirements, the Independent Auditors’ qualifications and independence, the performance of the Company’s internal audit function and the Independent Auditors, the Company’s ethical compliance programs, including the Company’s Codes of Business Conduct, and the Company’s quality and food safety programs, workplace and distribution safety programs and information technology security programs. The Audit Committee also generally oversees the Company’s overall ERM program and has direct oversight over financial reporting and control and the Company’s product integrity assurance and information technology security programs within the ERM framework. In addition, at the request of the Audit Committee, during some of its meetings, the Audit Committee participates in educational sessions on accounting and financial control matters and on areas of the Company’s operations, including some of the areas of risk it oversees.

In 2018, the Audit Committee held eight meetings. Meeting agendas are established by the Audit Committee Chair and the Chief of Internal Audit. During 2018, among other things, the Audit Committee:

►	met with the senior members of the Company’s financial management team at each regularly scheduled meeting;
►

held separate private sessions, during its regularly scheduled meetings, with each of the Company’s General Counsel, the Independent Auditors and the Chief of Internal Audit, at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place;

►	continued its long-standing practice of having independent legal counsel regularly attend Audit Committee meetings;
►	met with the Chief Ethics and Compliance Officer to discuss the effectiveness of the Company’s compliance program and regularly received status reports of compliance issues;
►

received periodic updates on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting;

►

discussed with the Independent Auditors the Company’s internal control assessment process, management’s assessment with respect thereto and the Independent Auditors’ evaluation of the Company’s system of internal control over financial reporting;

►

reviewed and discussed with management and the Independent Auditors the Company’s earnings releases and Quarterly and Annual Reports on Form 10-Q and Form 10-K, respectively, prior to filing with the SEC;

►	reviewed the Company’s internal audit plan and the performance of the Company’s internal audit function;
►

reviewed with senior members of the Company’s financial management team, the Independent Auditors and the Chief of Internal Audit the overall audit scope and plans, the results of internal and external audits, evaluations by management and the Independent Auditors of the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting;

►

reviewed with management, including the Chief of Internal Audit and General Counsel, and the Independent Auditors, significant risks and exposures identified by management, the overall adequacy and effectiveness of the Company’s legal, regulatory and ethical compliance programs, including the Company’s Codes of Business Conduct, and the Company’s quality and food safety programs, workplace and distribution safety programs and information technology security programs;

►

evaluated the performance of the Company’s Independent Auditors and interviewed and had direct involvement in the selection of the new lead assurance engagement partner for 2018 and global coordinating partner for 2019, in connection with the mandated rotation of such positions;

►	received regular updates from management and discussed Company initiatives; and
►	participated, with representatives of management and of the Independent Auditors, in educational sessions about topics requested by the Audit Committee.

88 2019 Proxy Statement

Report of the Audit Committee   AUDIT MATTERS 8

OVERSIGHT OF INDEPENDENT AUDITORS

The Audit Committee engaged Ernst & Young LLP as the Company’s Independent Auditors for the fiscal year ended December 31, 2018. In its meetings with representatives of the Independent Auditors, the Audit Committee asks them to address, and discusses their responses to, several questions that the Audit Committee believes are particularly relevant to its oversight.

These questions include:

►	Are there any significant accounting judgments or estimates made by management in preparing the financial statements that would have been made differently had the Independent Auditors prepared and been responsible for the financial statements?
►	Based on the Independent Auditors’ experience and their knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?
►	Based on the Independent Auditors’ experience and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for the Company?

The Audit Committee believes that using these questions to help focus its discussions with the Independent Auditors promotes a more meaningful dialogue that provides a basis for its oversight judgment.

The Audit Committee also discussed with the Independent Auditors those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee received the written disclosures and the letter from the Independent Auditors required by applicable requirements of the PCAOB regarding the Independent Auditors’ communication with the Audit Committee concerning independence and has discussed with the Independent Auditors their independence. The Audit Committee considered with the Independent Auditors whether the provision of non-audit services provided by them to the Company during 2018 was compatible with their independence.

2018 AUDITED FINANCIAL STATEMENTS

In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements and other reports, and of the Independent Auditors, who are engaged to audit and report on the consolidated financial statements of the Company and subsidiaries and the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and the Independent Auditors the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations and reviewed certifications prepared by the Chief Executive Officer and the Chief Financial Officer that the unaudited quarterly and audited consolidated financial statements of the Company fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company, and have expressed to both management and the auditors their general preference for conservative policies when a range of accounting options is available.

In reliance on these reviews and discussions, and the reports of the Independent Auditors, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

Ronald W. Allen, Chair
Marc Bolland
Caroline J. Tsay
David B. Weinberg

2019 Proxy Statement 89

8 AUDIT MATTERS   Item 3 - Ratification of the Appointment of Ernst & Young LLP as Independent Auditors

ITEM 3

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

►What am I voting on?
Shareowners are being asked to ratify the appointment of Ernst & Young LLP, a registered public accounting firm, to serve as the Company’s Independent Auditors for the fiscal year ending December 31, 2019. Although the Audit Committee has the sole authority to appoint the Independent Auditors, as a matter of good corporate governance, the Board submits its selection of the Independent Auditors to our shareowners for ratification. If the shareowners should not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment.
►Voting recommendation:

FOR the ratification of the appointment of Ernst & Young LLP as Independent Auditors.

The Audit Committee has the sole authority and responsibility to hire, evaluate and, where appropriate, replace the Company’s Independent Auditors and, in its capacity as a committee of the Board, is directly responsible for the appointment, compensation and general oversight of the work of the Independent Auditors.

The Audit Committee has appointed Ernst & Young LLP (“EY”) to serve as Independent Auditors for the fiscal year ending December 31, 2019. EY (including its predecessors) has served as the Company’s Independent Auditors since 1921.

ANNUAL EVALUATION AND SELECTION OF INDEPENDENT AUDITORS

The Audit Committee annually evaluates the performance of the Company’s Independent Auditors, including the senior audit engagement team, and determines whether to reengage the current Independent Auditors or consider other audit firms. Factors considered by the Audit Committee in deciding whether to retain the current Independent Auditors include:

►	EY’s global capabilities;
►	EY’s technical expertise and knowledge of the Company’s global operations and industry;
►	the quality and candor of EY’s communications with the Audit Committee and management;
►	EY’s independence;
►	the quality and efficiency of the services provided by EY, including input from management on EY’s performance and how effectively EY demonstrated its independent judgment, objectivity and professional skepticism;
►	external data on audit quality and performance, including recent PCAOB reports on EY and its peer firms; and
►	the appropriateness of EY’s fees, EY’s tenure as Independent Auditors, including the benefits of a longer tenure, and the controls and processes in place that help ensure EY’s continued independence.

90 2019 Proxy Statement

Item 3 - Ratification of the Appointment of Ernst & Young LLP as Independent Auditors   AUDIT MATTERS 8

BENEFITS OF LONGER TENURE

Enhanced audit quality – EY’s significant institutional knowledge and deep expertise of the Company’s global business, accounting policies and practices and internal control over financial reporting enhance audit quality.
Competitive fees – Because of EY’s familiarity with the Company, audit and other fees are competitive with peer companies.
Avoid costs associated with new auditor – Bringing on new Independent Auditors would be costly and require a significant time commitment, which could lead to management distractions.

INDEPENDENCE CONTROLS

Audit Committee oversight – Oversight includes regular private sessions with EY, discussion with EY about the scope of audit and business imperatives, a comprehensive annual evaluation when determining whether to reengage EY and direct involvement by the Audit Committee and its Chair in the selection of the new lead assurance engagement partner and new global coordinating partner in connection with the mandated rotation of these positions.
Limits on non-audit services – The Audit Committee pre-approves audit and permissible non-audit services provided by EY in accordance with its pre-approval policy.
EY’s internal independence process – EY conducts periodic internal reviews of its audit and other work, assesses the adequacy of partners and other personnel working on the Company’s account and rotates the lead assurance engagement partner, the global coordinating partner and other partners on the engagement consistent with independence requirements. A new lead assurance engagement partner was appointed in 2018, and a new global coordinating partner will be appointed in 2019.
Strong regulatory framework – EY, as an independent registered public accounting firm, is subject to PCAOB inspections, “Big 4” peer reviews and PCAOB and SEC oversight.

Based on this evaluation, the Audit Committee and the Board believe that retaining EY to serve as Independent Auditors for the fiscal year ending December 31, 2019 is in the best interests of the Company and its shareowners.

AUDIT FEES AND ALL OTHER FEES

The Audit Committee is responsible for approving the audit and permissible non-audit services provided by the Independent Auditors and the associated fees.

The following table shows the fees for audit and other services provided by EY for fiscal years 2018 and 2017.

	2018 Fees (In thousands)	2017 Fees (In thousands)	Description
Audit Fees	$27,210	$30,286	Includes fees associated with the annual audit and the audit of internal control over financial reporting, registration statements in 2018 and 2017, the reviews of the Company’s Quarterly Reports on Form 10-Q, and statutory audits required internationally.
Audit-Related Fees	4,801	6,479	Fees for services that are reasonably related to the performance of the audit or review of financial statements and are not included in “Audit Fees.” These services principally include due diligence in connection with acquisitions, carve-out audits, consultation on accounting and internal control matters, employee benefit plan audits, information systems audits and other attest services.
Tax Fees	6,169	5,514	Fees for tax services, including tax compliance, tax advice and tax planning.
All Other Fees	—	—	Fees for services that are not included in the above categories and primarily include capability framework services.
TOTAL	$38,180	$42,279

2019 Proxy Statement 91

8 AUDIT MATTERS   Item 3 - Ratification of the Appointment of Ernst & Young LLP as Independent Auditors

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITORS

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Independent Auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the Independent Auditors.

Under the policy, pre-approval is generally provided for work associated with the following:

►	registration statements under the Securities Act of 1933, as amended (for example, comfort letters or consents);
►	statutory or other financial audit work for non-U.S. subsidiaries that is not required for the 1934 Act audits;
►	due diligence work for potential acquisitions or dispositions;
►	attest services not required by statute or regulation;
►	adoption of new accounting pronouncements or auditing and disclosure requirements for financial or non-financial data and accounting or regulatory consultations;
►	internal control reviews and assistance with internal control reporting requirements;
►	review of information systems security and controls;
►	tax compliance, tax planning and related tax services, excluding any tax service prohibited by regulatory or other oversight authorities, expatriate and other individual tax services; and
►	assistance and consultation on questions raised by regulatory agencies.

For each proposed service, the Independent Auditors provide the Audit Committee with a description of the service and sufficient information to confirm the Independent Auditors’ determination that the provision of such service will not impair the Independent Auditors’ independence.

The Audit Committee has approved in advance certain permitted services whose scope is routine across business units, including statutory or other financial audit work for non-U.S. subsidiaries that is not required for the 1934 Act audits.

OTHER INFORMATION

The Company has been advised by EY that neither the firm, nor any covered person of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

One or more representatives of EY will be present at the 2019 Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Ratification of the appointment of the Independent Auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the 2019 Annual Meeting.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as Independent Auditors.

92 2019 Proxy Statement

9	SHAREOWNER PROPOSALS

ITEMS 4-5
►What am I voting on?
The following two proposals were submitted by shareowners. If a shareowner proponent, or a representative who is qualified under state law, is present and submits a proposal for a vote, then the proposal will be voted on at the Annual Meeting of Shareowners. Approval of each of the following proposals requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the 2019 Annual Meeting. In accordance with federal securities regulations, we included the shareowner proposals plus any supporting statements exactly as submitted by the proponents. To make sure readers can easily distinguish between materials provided by the proponents and materials provided by the Company, we have placed a black box around the materials provided by the proponents and a red box around the materials provided by the Company.
►Voting recommendation:

AGAINST each of the shareowner proposals.

ITEM 4
SHAREOWNER PROPOSAL REGARDING AN INDEPENDENT BOARD CHAIR

The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, NW, owner of 200 shares of Common Stock, submitted the following proposal:

RESOLVED: Shareholders of The Coca-Cola Company, (the “Company”) urge the Board of Directors (the “Board”) to take the steps necessary to adopt a policy, with amendments to governing documents as needed, so that, to the extent feasible, the Chairman of the Board shall be an independent director who has not previously served as an executive officer of the Company.

For these purposes, a director shall not be considered “independent” if, during the last three years, he or she—

●	was affiliated with a company that was an advisor or consultant to the Company, or a significant customer or supplier of the Company;
●	was employed by or had a personal service contract(s) with the Company or its senior management;
●	was affiliated with a company or non-profit entity that received the greater of $2 million or 2% of its gross annual revenues from the Company;
●	had a business relationship with the Company that the Company had to disclose under the Securities and Exchange Commission regulations;
●	has been employed by a public company at which an executive officer of the Company serves as a director;
●	had a relationship of the sort described above with any affiliate of the Company; and,
●	was a spouse, parent, child, sibling or in-law of any person described above.

The policy should be implemented so as not to violate any contractual obligations and should specify the process for selecting a new independent chairman if the chairman ceases to be independent between annual meetings of shareholders or if no independent director is available and willing to serve as chairman.

SUPPORTING STATEMENT:

The Board of Directors, led by its chairman, is responsible for protecting shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer, in directing the corporation’s affairs. This oversight can be diminished when the chairman is not independent.

Board oversight is of critical importance at the Company given the recent leadership transition. In May 2017, Muhtar Kent was succeeded as CEO by James Quincey, who will also take over the chairmanship from Mr. Kent immediately following this year’s annual shareholder meeting.

We believe that having an independent chair will enhance rigorous oversight of management. We view the alternative of a lead outside director, even one with a robust set of duties, as inadequate. In this case, we find it particularly concerning that despite the company assuring investors of the important role played by the lead independent director. The position carries no additional director compensation. We are not convinced that the position suitably ensures the board’s ability to provide leadership on critical issues facing the company, independently of management.

Accordingly, we urge support of this resolution.

2019 Proxy Statement 93

9 SHAREOWNER PROPOSALS   The Board’s Statement in Opposition to Item 4

THE BOARD’S STATEMENT IN OPPOSITION TO ITEM 4

The Board has carefully considered this shareowner proposal and recommends that shareowners vote AGAINST it for the following reasons:

The Board believes that leadership of both the Board and the Company by Mr. Quincey is the optimal structure to guide the Company and maintain the focus required to achieve its business goals.

In December 2018, Muhtar Kent announced his intention not to stand for reelection at the 2019 Annual Meeting and to retire as Chairman of the Board immediately following the 2019 Annual Meeting. The Board has elected Mr. Quincey to succeed Mr. Kent as the 14th Chairman of the Board.

Assuming Mr. Quincey is reelected as a Director, the Board leadership structure effective following the 2019 Annual Meeting will be comprised of a combined Chairman of the Board and Chief Executive Officer, a Lead Independent Director, Board committees led primarily by independent Directors and active engagement by all Directors. It is also relevant to note that all Directors play an active role in overseeing the Company’s business both at the Board and committee level. We believe this leadership structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent Directors.

We believe that having one person serve the combined role of Chairman and Chief Executive Officer can provide certain synergies and efficiencies that enhance the functioning of the Board and, importantly, allow us to most effectively execute our role in overseeing business strategy.

The Company’s business is complex, and its products are sold in more than 200 countries and territories around the world. Most of the Company’s products are manufactured and sold by independent bottling partners throughout the world. The Chief Executive Officer maintains strong, hands-on relationships with leaders of the bottlers and remains close to the many facets of the business existing in so many places in the world. Because the Chief Executive Officer is the Board member closest to this vast and complex business, he or she is best able to identify many of the business issues that require Board attention, and as Chairman can best focus Directors’ attention on the most critical business matters. Further, in the Board’s experience, the combined role of Chairman and Chief Executive Officer allows for timely and unfiltered communication with the Board on these critical business issues. We also believe that there are benefits when the same person represents both the Company and the Board throughout the world with bottlers, customers, consumers and other stakeholders.

While our Board is satisfied that combining the roles of Chairman and Chief Executive Officer has served our shareowners well over time, it is important to note that if we believed that a different leadership structure was warranted based on the needs of the business, we would make a change. Under the Company’s Corporate Governance Guidelines, the Board retains the flexibility to make these kinds of changes, and we have made the change in certain circumstances. Further, this proposal seeks to permanently separate the roles of Chairman of the Board and Chief Executive Officer, and we believe that a specifically defined approach that ties the Board’s hands will not serve shareowners well over time.

The Board’s full rationale for recommending this leadership structure can be found on page 27 in this Proxy Statement.

The Board of Directors recommends a vote AGAINST the shareowner proposal regarding an independent Board Chair.

94 2019 Proxy Statement

Shareowner Proposal on Sugar and Public Health   SHAREOWNER PROPOSALS 9

ITEM 5	SHAREOWNER PROPOSAL ON SUGAR AND PUBLIC HEALTH
John C. Harrington, President, Harrington Investments, Inc., 1001 2nd Street, Suite 325, Napa, California 94559, owner of 100 shares of Common Stock, submitted the following proposal:

Whereas, our Company has historically been involved in multiple lawsuits and controversies, including but not limited to, employee labor and racial discrimination issues, apartheid in South Africa, violence in foreign countries related to bottling franchises, environmental issues, including related water quality and scarcity issues, animal testing, consumer issues, including labeling of products, packaging and containers, use of genetically modified organisms, air pollution;

Whereas, more importantly, the most serious issues continue to be related to the public health and safety impacts of our Company’s beverages, including syrups and sugary drinks, and the growing national health epidemic relating to increasing uses of sugar in our diet;

Whereas, our Company continues to be the target of multiple campaigns related to our Company’s products that contribute to general level of decline in public health of consumers, including reports that 1 in 3 U.S. children born in the year 2000 will develop diabetes, resulting from poor diet, as increase in obesity in turn increases the risk of diabetes, hypertension, heart disease, cancers, asthma, arthritis, reproductive complications and premature death;

Whereas, our Company continues to directly market sugary drinks with advertising directly influencing children’s food preferences, diets and health;

Whereas, in 2011, the American Academy of Pediatrics released a policy statement calling for a total ban on child targeted and interactive junk food advertising as a response to concerns regarding childhood obesity;

Whereas, public pressure against junk food and sugary drinks linked to obesity and diabetes, has led to numerous community campaigns to impose local taxes on sugary beverages, which include our products, to which our Company has responded by lobbying efforts in numerous state legislatures to preempt local control or restrict local taxation on our Company’s products linked to obesity and diabetes;

Whereas, shareholders believe our Company should be part of the solution to solving the problem of the obesity epidemic in working with healthcare professionals and experts in diet and nutrition, not promoting advertising campaigns and funding Global Energy Balanced Network to shift the blame from poor diet causing obesity to lack of exercise;

Be It, Therefore, Resolved, that shareholders request the board of directors issue a report on Sugar and Public Health, with support from a group of independent and nationally recognized scientists and scholars providing critical feedback on our Company’s sugar products marketed to consumers, especially those Coke products targeted to children and young consumers. Such report to shareholders should be produced at reasonable expense, exclude proprietary or legally privileged information and be published no later than November 1, 2019, and include an assessment of risks to the company’s finances and reputation associated with changing scientific understanding of the role of sugar in disease causation.

2019 Proxy Statement 95

9 SHAREOWNER PROPOSALS   The Board’s Statement in Opposition to Item 5

THE BOARD’S STATEMENT IN OPPOSITION TO ITEM 5

The Board has carefully considered this shareowner proposal and recommends that shareowners vote AGAINST it for the following reasons:

This proposal requests that the Board issue a report focused on the topics of sugar and public health, with support from a group of independent and nationally recognized scientists and scholars.

However, the Access to Nutrition Foundation (the “ATNF”), a respected independent nonprofit organization, which is based in the Netherlands and is funded by the Bill & Melinda Gates Foundation, the Dutch Ministry of Foreign Affairs and the Robert Wood Johnson Foundation, already produce reports covering our Company that encompass sugar and public health, and we believe address the essential objectives sought by the proposal.

The ATNF hosts the ‘Access to Nutrition Index’ and prominently addresses sugar in its reports, as this is the ATNF’s key focus for our Company. Both the Global Indexes and the Spotlight Indexes released by the ATNF are intended to provide analysis and commentary on leading food and beverage manufacturers’ efforts to improve consumers’ access to nutritious foods and beverages. They were designed through an extensive, multi-stakeholder consultative process to ensure that they would be a useful tool for different stakeholder groups, including academia, civil society organizations, industry members and investors.

The Global Index was first released in 2013 and was updated in 2016 and 2018, each time with input from the Company, and assesses the Company’s policies and products with regard to nutrition and sugar, in particular. Part of the value of the ATNF’s findings in this report is that the Company now has a benchmark and improved awareness of where it stands compared to other manufacturers in the food and beverage industry. A link to the Global Index can be found here: https://www.accesstonutrition.org/global-index.

In November 2018, the ATNF released the U.S. Spotlight Index, a separate report on 10 leading food and beverage manufacturers’ performance in the U.S. market as it relates to healthy product portfolios and corporate transparency to assist consumers in making healthy choices. A link to the Spotlight Index can be found here: https://www.accesstonutrition.org/us-spotlight-index.

We believe it is important that our shareowners know that our Company acknowledges the ATNF findings and recognizes the role it must play in addressing health challenges. This proposal, however, might lead the reader to believe that our Company is not a responsible player regarding this issue. Nothing could be further from the truth. Our Company fully understands that people should not eat or drink too much sugar. We are taking specific, meaningful actions, including reducing sugar in many of our products, to help people everywhere more easily control the consumption of added sugar.

We continue to make progress on sugar reduction in our beverages, in addition to expanding the portfolio of new drinks we offer to consumers such as tea, juice, water and coffee and providing smaller package sizes. In 2017, we reduced sugar in more than 300 of our drinks globally, while introducing more than 500 new products across a total beverage portfolio. We also have plans to reduce sugar in over 400 additional products. We have reduced the calorie content of our beverage portfolio by 21% within the last decade. Today we offer 260 products with less than 100 calories.

For the reasons stated above, we believe that producing a report as the proposal suggests would be a redundant exercise and divert Company resources.

The Board of Directors recommends a vote AGAINST the shareowner proposal on sugar and public health.

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10	Annexes

ANNEX A - QUESTIONS AND ANSWERS

PROXY MATERIALS AND VOTING INFORMATION

1.	Who may vote at the 2019 Annual Meeting?

Only shareowners of record of our Common Stock as of the close of business on February 25, 2019, the record date, are entitled to notice of, and to vote at, the meeting or at any adjournments or postponements of the meeting.

Each owner of record on the record date is entitled to one vote for each share of Common Stock held by such shareowner. On February 25, 2019, there were 4,275,161,254 shares of Common Stock issued and outstanding.

2.	What is included in the proxy materials? What is a Proxy Statement and what is a proxy?

The proxy materials for our 2019 Annual Meeting include the Notice of Annual Meeting, this Proxy Statement and our Form 10-K. If you received a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form.

A proxy statement is a document that SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy.

If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for the 2019 Annual Meeting. These three officers are James Quincey, John Murphy and Bernhard Goepelt.

The form of proxy and this Proxy Statement have been approved by the Board of Directors and are being provided to shareowners by the Board’s authority.

3.	Why did I receive a “Notice Regarding the Availability of Proxy Materials” instead of a full set of proxy materials?

We are furnishing proxy materials to our shareowners primarily via “Notice and Access” delivery pursuant to SEC rules. On March 7, 2019, we mailed to our shareowners (other than those who previously requested a printed set) a “Notice Regarding the Availability of Proxy Materials” (the “Notice”) containing instructions on how to access the proxy materials via the Internet. Utilizing this method of proxy delivery expedites receipt of proxy materials by our shareowners, reduces the cost of producing and mailing the full set of proxy materials and helps us contribute to sustainable practices.

If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access the proxy materials and vote over the Internet. If you received a Notice by mail and would like to receive paper copies of our proxy materials in the mail, you may follow the instructions in the Notice for making this request. The Notice also contains instructions on how you may request to receive an electronic copy of our proxy materials by e-mail.

4.	Why did I receive more than one Notice, proxy card or voting instruction form?

If you received more than one Notice, proxy card or voting instruction form, you own shares registered in different names or own shares held in more than one account. To ensure that all shares are voted, please vote each account over the Internet or by telephone, or sign and return by mail all proxy cards and voting instruction forms. If you would like to consolidate your accounts, please contact our transfer agent, Computershare Trust Company, N.A. (“Computershare”), at (888) 265-3747 for assistance. If you hold your shares through a bank, broker or other nominee, you should contact them directly and request consolidation.

5.	What is the difference between holding shares as a shareowner of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare, you are considered the “shareowner of record” with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the “beneficial owner” of those shares.

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6.	What shares are included on the proxy card?

If you are a shareowner of record, you will receive only one Notice or proxy card for all the shares of Common Stock you hold in certificate form, in book-entry form and in any Company benefit plan.

If you are a Company employee and hold shares of Common Stock in The Coca-Cola Company 401(k) Plan, the Caribbean Refrescos, Inc. Thrift Plan, any other of our U.S. 401(k) plans or a Canadian savings plan (the “Plans”), it is important that you direct the trustee(s) of the Plans how to vote your shares held in such Plans. If you do not vote your shares or specify your voting instructions on your proxy card, the trustee of the applicable Plan will vote your shares in the same proportion as the shares for which they have received voting instructions in accordance with the trustees’ duties. To allow sufficient time for voting by the trustee(s), your voting instructions must be received by April 19, 2019.

If you are a beneficial owner (other than as a participant in a Plan set forth above), you will receive voting instruction information from the bank, broker or other nominee through which you own your shares of Common Stock.

7.	What are my voting choices for each of the proposals to be voted on at the 2019 Annual Meeting and what are the voting standards?

Proposal	Voting Choices and Board Recommendation	Voting Standard
Item 1: Election of Directors
►vote in favor of all nominees;
►vote in favor of specific nominees;
►vote against all nominees;
►vote against specific nominees;
►abstain from voting with respect to all nominees; or
►abstain from voting with respect to specific nominees.

The Board recommends a vote FOR each of the Director nominees.

Majority of votes cast
Item 2: Advisory Vote to Approve Executive Compensation
►vote in favor of the advisory proposal;
►vote against the advisory proposal; or
►abstain from voting on the advisory proposal.

The Board recommends a vote FOR the advisory vote to approve executive compensation.

Majority of votes cast
Item 3: Ratification of the Appointment of Ernst & Young LLP as Independent Auditors	►vote in favor of the ratification; ►vote against the ratification; or ►abstain from voting on the ratification. The Board recommends a vote FOR the ratification.	Majority of votes cast
Item 4-5: Shareowner Proposals

A separate vote will be held on each of the two shareowner proposals, if properly presented at the meeting. In voting on each proposal, shareowners may:

►vote in favor of the shareowner proposal;
►vote against the shareowner proposal; or
►abstain from voting on the shareowner proposal.

The Board recommends a vote AGAINST each of the shareowner proposals.

Majority of votes cast

As an advisory vote, the proposal to approve executive compensation is not binding upon the Company. The Compensation Committee will consider the outcome of the vote when making future compensation decisions.

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8.	What different methods can I use to vote?

See page 3 for additional information about how to vote.

By Telephone or Internet. All shareowners of record can vote through the Internet, using the procedures and instructions described on the Notice or proxy card, or by touchtone telephone within the U.S., U.S. territories and Canada, using the toll-free telephone number on the Notice or proxy card. Beneficial owners may vote through the Internet or by telephone if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will include the instructions with the proxy materials. The Internet and telephone voting procedures are designed to authenticate shareowners’ identities, to allow shareowners to vote their shares and to confirm that their instructions have been recorded properly.

By Written Proxy. All shareowners of record can vote by written proxy card. If you are a shareowner of record and receive the Notice, you may request a written proxy card by following the instructions included in the Notice. If you are a beneficial owner, you may request a written proxy card or a voting instruction form from your bank, broker or other nominee.

In Person. All shareowners of record may vote in person at the meeting. Beneficial owners may also vote in person at the meeting if they have a legal proxy, as described in the response to question 11.

9.	What if I am a shareowner of record and do not specify a choice for a matter when returning a proxy?

Shareowners should specify their choice for each matter on the proxy card. If no specific instructions are given on all matters, proxies which are signed and returned will be voted:

►	FOR the election of all Director nominees as set forth in this Proxy Statement
►	FOR the advisory vote to approve executive compensation
►	FOR the proposal to ratify the appointment of Ernst & Young LLP as Independent Auditors
►	AGAINST each of the two shareowner proposals

10.	What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

Non-Discretionary Items. The election of Directors, the advisory vote to approve executive compensation and the two shareowner proposals are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.

Discretionary Items. The ratification of the appointment of Ernst & Young LLP as Independent Auditors is a discretionary item. Generally, banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

11.	How can I vote at the 2019 Annual Meeting if I am a beneficial owner?

If you are a beneficial owner and want to vote your shares at the 2019 Annual Meeting, you will need to ask your bank, broker or other nominee to furnish you with a legal proxy. You will need to follow the procedures described in the response to question 23 and then bring the legal proxy with you to the meeting and hand it in with a signed ballot that will be provided to you at the meeting. You will not be able to vote your shares at the meeting without a legal proxy. If you do not have a legal proxy, you can still attend the meeting by following the procedures described in the response to question 23. However, you will not be able to vote your shares at the meeting. Accordingly, we encourage you to vote your shares in advance, even if you intend to attend the meeting.

Please note that if you request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

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12.	How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are included in determining whether a quorum is present but will not be included in vote totals and will not affect the outcome of the vote.

13.	What can I do if I change my mind after I vote my shares?

Shareowners can revoke a previously delivered proxy prior to the completion of voting at the meeting by:

►	giving written notice to the Office of the Secretary of the Company
►	delivering a later-dated proxy
►	voting in person at the meeting (if you are a beneficial owner, see the response to question 11)

14.	Can I access the proxy materials on the Internet? How can I sign up for the electronic proxy delivery service?

The Notice, Proxy Statement and Form 10-K are available at www.edocumentview.com/coca-cola. In addition, shareowners are able to access these documents on the 2019 Annual Meeting page of the Company’s website at www.coca-colacompany.com/annual-meeting-of-shareowners. Instead of receiving future copies of the Notice or proxy materials by mail, shareowners of record and most beneficial owners can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your Notice or proxy materials online will save us the cost of producing and mailing documents, help us contribute to sustainable practices, and also will give you an electronic link to the proxy voting site.

ELECTRONIC DOCUMENT DELIVERY
►Electronic delivery offered since 2005.
►The Company has a tree planted on behalf of each shareowner that signs up.
►Over 383,000 trees planted on behalf of Company shareowners.

Shareowners of Record. If you vote on the Internet, simply follow the prompts for enrolling in the electronic document delivery service. You also may enroll in this service at any time in the future by going directly to www.computershare.com/coca-cola and following the instructions.

Beneficial Owners. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information in the proxy materials provided to you by your bank, broker or other nominee regarding the availability of this service.

15.	Are votes confidential? Who counts the votes?

We will continue our long-standing practice of holding the votes of all shareowners in confidence from Directors, officers and employees except:

►	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company
►	in the case of a contested proxy solicitation
►	if a shareowner makes a written comment on the proxy card or otherwise communicates his or her vote to management
►	to allow the independent inspectors of election to certify the results of the vote

We also will continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

16.	When will the Company announce the voting results?

We will announce the preliminary voting results at the 2019 Annual Meeting. The Company will report the final results on our website and in a Current Report on Form 8-K filed with the SEC.

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17.	Does the Company have a policy about Directors’ attendance at the Annual Meeting of Shareowners?

The Company does not have a policy about Directors’ attendance at the Annual Meeting of Shareowners, but Directors are encouraged to attend. All Director nominees and Directors at the time, except for one, attended the 2018 Annual Meeting of Shareowners.

18.	How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged Alliance Advisers LLC to assist with the solicitation of proxies for an estimated fee of $30,000 plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock.

Our Directors, officers and employees also may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

19.	What is householding?

As permitted by the 1934 Act, only one copy of the Notice or proxy materials is being delivered to shareowners residing at the same address, unless the shareowners have notified the Company of their desire to receive multiple copies of the Notice or proxy materials. This is known as “householding.”

The Company will promptly deliver, upon oral or written request, a separate copy of the Notice or proxy materials to any shareowner residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Office of the Secretary as described in the response to question 31. Shareowners of record residing at the same address and currently receiving multiple copies of the Notice or proxy materials may contact our registrar and transfer agent, Computershare, to request that only a single copy of the Notice or proxy materials be mailed in the future.

Contact Computershare by phone at (888) 265-3747 or by mail at P.O. Box 505005, Louisville, KY 40233.

Beneficial owners, as described in the response to question 11, should contact their bank, broker or other nominee.

20.	Will you make a list of shareowners entitled to vote at the 2019 Annual Meeting available?

We will make available a list of shareowners of record as of the record date for inspection by shareowners for any purpose germane to the meeting during normal business hours from April 10 through April 23, 2019, at One Coca-Cola Plaza, Atlanta, Georgia 30313. This list also will be available to shareowners for any such purpose at the meeting.

MEETING INFORMATION

21.	Do I have to register for the 2019 Annual Meeting to attend in person?

The 2019 Annual Meeting will be held at World of Coca-Cola in Atlanta, Georgia. The meeting starts at 8:30 a.m., local time, on April 24, 2019. If you plan to attend the meeting in person, you must be a shareowner as of February 25, 2019, the record date. In addition, because space at World of Coca-Cola is limited, you must register in advance to attend the meeting in person. In order to expedite your admission process, you must register for admission before 11:59 p.m. on Friday, April 19, 2019. Registration will be accepted on a first-come, first-served basis and may close prior to the registration cut-off date if room capacity is reached before 11:59 p.m. on April 19, 2019. See question 23 for details on how to register in advance.

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22.	Will shareowners be provided free admission to World of Coca-Cola on the day of the 2019 Annual Meeting?

We are pleased to offer free admission for shareowners to World of Coca-Cola on April 24, 2019 after the 2019 Annual Meeting. Each shareowner may bring one guest to join them after the meeting.

You do not have to attend the 2019 Annual Meeting to gain free admission to World of Coca-Cola on April 24, 2019. See question 26 for instructions on how to gain free admission.

23.	How do I attend the 2019 Annual Meeting in person?

The 2019 Annual Meeting will be held at World of Coca-Cola in Atlanta, Georgia on April 24, 2019, at 8.30 a.m., local time. All attendees will need to register in advance and bring a valid photo ID to gain admission to the 2019 Annual Meeting. Please note that cameras, sound or video recording equipment, cellular telephones, smartphones or other similar equipment, electronic devices, large bags, briefcases or packages will not be allowed in the meeting room. You will be required to enter through a security checkpoint before being granted access to the venue.

Attendance at the meeting is limited to shareowners as of the record date, February 25, 2019, or their authorized named representatives (see question 25 for instructions on how to appoint an authorized named representative). Please note that seating is limited and registration will be accepted on a first-come, first-served basis. World of Coca-Cola is available to disabled persons and Communication Access Real-Time Transaction will be provided for the hearing impaired upon request.

If you are a shareowner of record, you may register to attend the meeting by accessing www.investorvote.com/coca-cola. On this site, shareowners of record will find instructions to register and print out the admission ticket. If you do not have access to the Internet, you may register by contacting Shareowner Services at (404) 676-2777. You will need the 15-digit control number included on your proxy card or Notice to register.

If you are a beneficial shareowner and hold your shares through a bank, broker or other nominee, you may register to attend the meeting by accessing www.ProxyVote.com/register. On this site, beneficial shareowners will find instructions to register and print out the admission ticket. If you do not have access to the Internet or your control number is not recognized, you may register by contacting Shareowner Services at (404) 676-2777. You will need the 16-digit number included on your voter instruction form or Notice to register. Please note that you will not be able to vote your shares at the meeting without a legal proxy (see question 11 for details on voting with a legal proxy).

At the entrance to the meeting, we will verify your registration and request to see your admission ticket and a valid form of photo ID, such as a driver’s license or passport.

Ensuring the meeting is safe and productive is our top priority. As such, failure to follow these admission procedures may result in being denied admission or being directed to view the meeting in an overflow room. Because seating in the meeting room is limited, and in order to be able to address security concerns, we reserve the right to direct attendees to listen to the meeting in an overflow room. In addition, failure to follow the meeting procedures may result in ejection from the meeting, being directed to listen to the meeting in an overflow room and/or being denied admission to this and future meetings.

If you have questions regarding admission to the 2019 Annual Meeting, please call Shareowner Services at (404) 676-2777.

24.	If I cannot attend the 2019 Annual Meeting in person, how can I listen on the Internet?

To listen to the live audiocast of the meeting, you can visit the 2019 Annual Meeting page of our website, www.coca-colacompany.com/annual-meeting-of-shareowners. An archived copy of the audiocast will be available through June 2019.

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25.	If I cannot attend in person, how can I appoint a legal representative to attend on my behalf?

If you are a shareowner as of the record date and intend to appoint an authorized named representative to attend the meeting on your behalf, you must send a written request for an admission ticket by regular mail to The Coca-Cola Company, Shareowner Services, P.O. Box 1734, Atlanta, Georgia 30301 or by e-mail to shareownerservices@coca-cola.com. Requests for authorized named representatives to attend the meeting must be received no later than April 19, 2019.

Please include the following information when submitting your request:

1.	your name, complete mailing address and e-mail address;

2.	proof that you own shares of the Company as of February 25, 2019 (such as a copy of the portion of your voting instruction form showing your name and address, a bank or brokerage account statement or a letter from the bank, broker or other nominee holding your shares); and

3.

a signed authorization appointing such individual to be your authorized named representative at the meeting, which includes the name, address, telephone number and e-mail address of the authorized named representative.

Upon receipt of proper documentation, you and your named representative will receive confirmation that your named representative has been authorized. To gain admission to the meeting, the photo ID presented must match the documentation provided in item three above. We reserve the right to limit the number of representatives who may attend the meeting.

26.	What does a shareowner have to do to gain free admission to World of Coca-Cola on April 24, 2019?

We are pleased to provide shareowners (and one guest per shareowner) with free admission to join us at World of Coca-Cola on April 24, 2019, after the 2019 Annual Meeting. If you own shares jointly, each joint owner may bring a guest. You may go to World of Coca-Cola on April 24, 2019, even if you do not attend the 2019 Annual Meeting.

At World of Coca-Cola, shareowners will have a chance to experience the fascinating story of the world’s most famous beverage brand in a dynamic, multimedia attraction, visit the vault containing the secret recipe, view more than 1,200 never-before-displayed artifacts, take a trip around the world in a thrilling 4-D movie experience, get a behind-the-scenes look at the bottling process, treat their taste buds with more than 100 beverages from around the globe and learn more about our Company.

To gain free admission to World of Coca-Cola on April 24, 2019, shareowners must bring a valid photo ID and proof of stock ownership. Proof of ownership may include your proxy card, voting instruction form, meeting notice or brokerage statement.

Please note, you will be required to enter through a security checkpoint before being granted access to World of Coca-Cola.

Due to limited availability, only shareowners and their guests are eligible to obtain free admission to attend World of Coca-Cola on April 24, 2019. Authorized named representatives will not receive free admission.

If you have questions regarding admission to World of Coca-Cola, please call (404) 676-5151 or 1-(800)-676-COKE (2653).

27.	What information is included on the 2019 Annual Meeting page of the Company’s website?

The 2019 Annual Meeting page of our website allows our shareowners to (i) easily access the Company’s proxy materials; (ii) vote through the Internet; (iii) submit questions in advance of the 2019 Annual Meeting; (iv) register to attend the 2019 Annual Meeting; (v) access the live audiocast of the meeting; (vi) learn more about free admission to World of Coca-Cola on April 24, 2019; and (vii) learn more about our Company. To submit a question in advance of the 2019 Annual Meeting, you must have your control number available, which can be found on your Notice, proxy card or voting instruction form. Shareowners may access the 2019 Annual Meeting page of our website at www.coca-colacompany.com/annual-meeting-of-shareowners.

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28.	Could any additional proposals be raised at the 2019 Annual Meeting?

Management does not know of any items, other than those referred to in the accompanying Notice of Annual Meeting of Shareowners, which may properly come before the meeting or other matters incident to the conduct of the meeting. As to any other item or proposal that may properly come before the meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC, it is intended that proxies will be voted in accordance with the discretion of the proxy holders. See the response to question 32 for how to submit a proposal for action at the 2020 Annual Meeting of Shareowners.

COMPANY DOCUMENTS, COMMUNICATIONS, SHAREOWNER PROPOSALS AND DIRECTOR NOMINEES

29.	How can I view or request copies of the Company’s corporate documents and SEC filings, including the Annual Report on Form 10-K?

The Company’s website contains the Company’s Certificate of Incorporation, By-Laws, Corporate Governance Guidelines, Board Committee Charters, Codes of Business Conduct and SEC filings. To view these documents, go to www.coca-colacompany.com, click on “Investors” and click on “Corporate Governance.” To view the Company’s SEC filings, including Forms 3, 4 and 5 filed by the Company’s Directors and executive officers, go to www.coca-colacompany.com, click on “Investors” and click on “SEC Filings.”

We will promptly deliver free of charge, upon request, a copy of the Corporate Governance Guidelines, Board Committee Charters or Codes of Business Conduct to any shareowner requesting a copy. Requests should be directed to the Office of the Secretary as described in the response to question 31.

The 2018 Annual Report on Form 10-K includes our consolidated financial statements for the year ended December 31, 2018. We have furnished the Form 10-K to all shareowners. The Form 10-K does not form any part of the material for the solicitation of proxies. We will promptly deliver free of charge, upon request, a copy of the Form 10-K to any shareowner requesting a copy. Requests should be directed to the Company’s Consumer Interaction Center, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301.

30.	How can I communicate with the Company’s Directors?

The Board has established a process to facilitate communication by shareowners and other interested parties with Directors. Communications can be addressed to Directors in care of the Office of the Secretary, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301 or by e-mail to asktheboard@coca-cola.com.

Communications may be distributed to all Directors, or to any individual Director, as appropriate. At the direction of the Board, all mail received may be opened and screened for security purposes. In addition, items that are unrelated to the duties and responsibilities of the Board shall not be distributed. Such items include, but are not limited to:

►	spam;
►	junk mail and mass mailings;
►	product complaints or inquiries;
►	new product suggestions;
►	resumes and other forms of job inquiries;
►	surveys; and
►	business solicitations or advertisements.

In addition, material that is trivial, obscene, unduly hostile, threatening or illegal or similarly unsuitable items will be excluded; however, any communication that is excluded will be made available to any independent, non-employee Director upon request.

To answer the many questions we receive about our Company and our products, we offer detailed information about common areas of interest on our “Contact Us” page of our website, www.coca-colacompany.com/contact-us.

31.	What is the contact information for the Office of the Secretary?

Materials may be sent to the Office of the Secretary (i) by mail to the Office of the Secretary, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301 or (ii) by e-mail to shareownerservices@coca-cola.com.

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32.	What is the deadline to propose actions for consideration at the 2020 Annual Meeting of Shareowners?

Shareowners may present proper proposals for inclusion in our Proxy Statement and for consideration at the 2020 Annual Meeting of Shareowners by submitting their proposals in writing to the Company in a timely manner. Proposals should be addressed to the Office of the Secretary as specified in question 31. For a shareowner proposal other than a Director nomination to be considered for inclusion in our Proxy Statement for our 2020 Annual Meeting of Shareowners, we must receive the written proposal on or before November 8, 2019. In addition, shareowner proposals must otherwise comply with the requirements of Rule 14a-8 promulgated under the 1934 Act.

Under certain circumstances, shareowners may also submit nominations for Directors for inclusion in our proxy materials by complying with the requirements in our By-Laws. For more information regarding proxy access, please see question 33.

Our By-Laws also establish an advance notice procedure for shareowners who wish to present a proposal, including the nomination of Directors, before an annual meeting of shareowners, but do not intend for the proposal to be included in our proxy materials. Pursuant to our By-Laws, in order for business to be properly brought before an annual meeting by a shareowner, the shareowner must have complied with the notice procedures specified in our By-Laws and such business must be a proper matter for shareowner action under the Delaware General Corporation Law. To be timely for our 2020 Annual Meeting of Shareowners, we must receive the written notice on or before December 26, 2019. Such notice should be addressed to the Office of the Secretary as specified in question 31.

In addition, the shareowner proponent, or a representative who is qualified under state law, must appear in person at the 2020 Annual Meeting of Shareowners to present such proposal or nomination.

33.	How do I nominate a director using the proxy access provisions of the Company’s By-Laws?

Our Board has adopted a “Proxy Access for Director Nominations” bylaw. The proxy access bylaw permits a shareowner, or a group of up to 20 shareowners, owning 3% or more of the Company’s outstanding Common Stock continuously for at least three years to nominate and include in the Company’s proxy materials Director nominees constituting up to two individuals or 20% of the Board (whichever is greater), provided that the shareowner(s) and the nominee(s) satisfy the requirements specified in Article I, Section 12 of our By-Laws.

Pursuant to our By-Laws, to be timely for inclusion in the proxy materials for our 2020 Annual Meeting of Shareowners, we must receive a shareowner’s notice to nominate a Director using the Company’s proxy materials between October 9, 2019 and November 8, 2019. Such notice should be addressed to the Office of the Secretary as specified in question 31. The notice must contain the information required by our By-Laws, and the shareowner(s) and nominee(s) must comply with the information and other requirements in our By-Laws relating to the inclusion of shareowner nominees in our proxy materials.

2019 Proxy Statement 105

10 ANNEXES   Annex B - Summary of Plans

ANNEX B - SUMMARY OF PLANS

The following section provides information on Company-sponsored plans in 2018 in which the Named Executive Officers participated.

RETIREMENT PLANS – PENSION

TCCC Pension Plan. The TCCC Pension Plan is a broad-based tax-qualified defined benefit plan for substantially all U.S. employees of the Company and its participating subsidiaries. A participant’s benefit formula in the TCCC Pension Plan is dependent on when the participant was hired and whether they were employed by Coca-Cola Enterprises Inc. (“CCE”) before the Company’s acquisition of CCE’s North American operations in 2010. The information below summarizes the provisions applicable to employees, including the participating Named Executive Officers, who were hired by the Company or its subsidiaries prior to 2010. There are no special or enhanced pension plans for the Named Executive Officers.

Vesting. For employees hired prior to January 1, 2010, the benefit vests after completing three years of service or attaining age 60 with one year of service.

Benefit Formula. Prior to 2010, all pension benefits were based on a percentage of the employee’s final average compensation (the five highest consecutive years out of the last 11) up to the limit for each year as set by the Tax Code, multiplied by the employee’s years of credited service. Effective January 1, 2010, participants began accruing a pension benefit under a new cash balance formula (known as the Part B benefit). Participants employed as of December 31, 2009 retained the pension benefit they accrued under the prior benefit calculation formula through December 31, 2009 (known as the Part A benefit) and were eligible for one or more special transition benefits. As a result, beginning in 2010, a participant’s benefit was potentially based on two formulas, Part A (prior benefit calculation formula) plus Part B (new cash balance formula). Under the cash balance formula, the Company makes an annual pay credit allocation to each active participant’s account on December 31, ranging from 3% to 8% of compensation, based on the participant’s age. In addition, on December 31 of each year, the Company makes an annual interest credit allocation based on the value of the participant’s account as of January 1 of the same year. Employees hired or rehired on or after January 1, 2012 accrue a pension benefit based on a different cash balance formula than described above.

The term “compensation” for determining the pension benefit generally includes salary, overtime, commissions and cash incentive awards, but excludes any amounts related to stock options, performance cash awards, PSUs, restricted stock or restricted stock units. It also excludes deferred compensation and any extraordinary payments related to hiring or termination of employment.

Payment of Benefits. When benefits become payable upon separation from service, participants may choose between an annuity or a lump sum option. The TCCC Pension Plan provides for payment of a reduced benefit prior to normal retirement age and/or the current cash balance amount, as applicable.

Limitations on Benefits. In 2018, a participant could receive no more than $220,000 annually from the TCCC Pension Plan and no compensation in excess of $275,000 for the year could be taken into account for calculating benefits under the TCCC Pension Plan.

TCCC Supplemental Pension Plan. Supplemental pension plans make employees whole when the Tax Code limits the benefit that otherwise would accrue under the applicable pension plan. The TCCC Supplemental Pension Plan also operates to keep employees whole when they defer part of their salary or annual incentive under the Deferred Compensation Plan. Otherwise, electing to defer would reduce an employee’s pension benefits.

Vesting. Vesting and benefits under the TCCC Supplemental Pension Plan are calculated generally in the same manner as if the participant’s otherwise eligible compensation or full annual benefit were able to be paid from the TCCC Pension Plan.

Payment of Benefits. Benefits become payable upon separation from service. The form of payment is dictated by the terms of the plan and the participant’s age and years of service at the time of separation. The cash balance portion of the TCCC Supplemental Pension Plan is paid as a lump sum. The traditional pension benefit portion is paid as an annuity if the participant separates on or after the earliest retirement date (generally, age 55 with ten years of service). Otherwise, the traditional pension benefit portion is paid as a lump sum.

Mobile Plan. The Mobile Plan provides a retirement benefit to globally mobile associates. The Mobile Plan applies on the same terms to the general population of international service associates worldwide. Under the Mobile Plan, a globally mobile associate’s account is credited with a monthly percentage of pay (“pay credit”) and a defined rate of return (“interest credit”). The pay credit is generally 10% of pay, less any benefits provided by local retirement plans. Both pay credits and interest credits are immediately vested. A participant will continue to receive monthly interest credits for as long as participation in the plan continues, even if the associate is no longer on a global assignment. International service associates who participated in certain other plans were transitioned to the Mobile Plan as of December 31, 2011. Benefits accrued under such other plans were converted to an opening balance in the Mobile Plan as part of the transition.

106 2019 Proxy Statement

Annex B - Summary of Plans   ANNEXES 10

RETIREMENT PLANS – 401(K) AND SAVINGS PLANS

401(k) Plan. The 401(k) Plan is a broad-based tax-qualified defined contribution plan for most U.S. employees of the Company and its participating subsidiaries. The Company matches participant contributions up to a maximum of 3.5% of the participant’s compensation or the amount allowable under the limits imposed under the Tax Code, whichever is lower. The Company’s matching contribution is initially invested in Common Stock, but participants may move the contribution to any other available investment option. Employees become 100% vested in Company matching contributions after two years. For 2018, compensation over $275,000 could not be taken into account under the 401(k) Plan.

Supplemental 401(k) Plan. The Supplemental 401(k) Plan makes employees whole when the Tax Code limits the Company matching contributions that otherwise would be credited to them under the 401(k) Plan. The Supplemental 401(k) Plan also operates to keep employees whole when they defer part of their salary or annual incentive under the Deferred Compensation Plan. The Company credits the employee with the Company matching contributions in hypothetical share units of Common Stock. The value of the accumulated share units, including dividend equivalents, is paid in cash after separation from service. Participants are immediately vested in their contributions. Employees are not permitted to make contributions to the Supplemental 401(k) Plan.

UK Savings Plan. The UK Savings Plan is a broad-based registered defined contribution plan in which the majority of employees in the UK participate. Plan participants must contribute a minimum of 2% of pensionable salary on which the Company contributes 2.5 times the employee’s contribution up to a maximum Company contribution of 15% of the participant’s pensionable salary. There are no limits to the amount of contributions that employees can make to their pension account; however, tax effectiveness of contributions is limited by both a lifetime allowance as well as an annual allowance. These amounts have changed frequently over recent years and continue to be subject to change. For the 2017/2018 tax year, the annual allowance was up to £40,000 and the lifetime allowance was £1 million. Generally, under the plan, normal retirement age is 65 and benefits may not be drawn before age 55.

INCENTIVE PLANS

Annual Incentive Plan. The Company maintains the Performance Incentive Plan for employees above a specified job grade level. The Performance Incentive Plan provides an annual cash payment based on predetermined performance measures. The Compensation Committee may designate one or more performance measures from the list contained in the plan. Annual incentive ranges are established for each participant. Payments are generally made in March in the year following the applicable performance year. No participant may receive an annual payment greater than $10 million. The Performance Incentive Plan was designed to satisfy the requirements of Section 162(m) of the Tax Code, but because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will be deductible under the legislation’s grandfather rules. See page 53 for additional information about the Performance Incentive Plan.

Long-Term Incentive Plans. The Company maintains long-term incentive plans for employees above a specified grade level. The following types of awards may be granted under the plans, as designated by the Compensation Committee: (i) stock options; (ii) PSUs; (iii) restricted stock and restricted stock units; (iv) other performance awards, including performance-based awards, payable in cash or Common Stock; (v) stock appreciation rights (“SARs”); and (vi) other stock-based awards. The Company currently has outstanding awards of stock options, PSUs, restricted stock, restricted stock units and performance cash awards, which are described below. See page 55 for additional information about long-term incentive compensation.

Stock Options. Stock options give the holder the right to purchase shares of Common Stock at a specified price during specified time periods. The exercise price of an option may not be less than the fair market value of Common Stock on the grant date. The fair market value is the average of the high and low prices of Common Stock on the grant date. In certain foreign jurisdictions, the law requires additional restrictions on the calculation of the option price. The grants provide that stock options generally may not be exercised during the first 12 months after the grant date. Generally, options vest 25% on the first, second, third and fourth anniversaries of the grant date and have a term of ten years. The Company’s current compensation programs include stock options as part of the annual long-term equity compensation awards made to eligible employees.

Performance Share Units. PSUs provide an opportunity for employees to receive Common Stock if predetermined performance measures are met for a predefined performance period. PSUs generally are subject to an additional holding period. The Company’s current compensation programs include PSUs as part of the annual long-term equity compensation awards made to eligible employees.

Restricted Stock and Restricted Stock Units. Restricted stock awards may be performance-based or time-based. Shares of stock are granted and transferred into the employee’s name. Shares remain subject to forfeiture until the shares are released under the terms of the awards. Restricted stock unit awards may be performance-based or time-based and are settled in stock when all required criteria are met. Employees do not receive any dividend equivalents on restricted stock units during the term. The Company’s current compensation programs include restricted stock units as part of the annual long-term equity compensation awards made to eligible employees.

2019 Proxy Statement 107

10 ANNEXES   Annex B - Summary of Plans

Performance Cash Awards. Performance cash awards are used in countries where it is difficult to grant equity. Employees who receive performance cash awards do not receive equity awards as part of the annual long-term incentive program. No Named Executive Officers received performance cash awards.

Other Awards. While the 2014 Equity Plan provides the Compensation Committee discretion to grant different types of equity awards, including SARs and other stock-based awards such as unrestricted shares, no such awards have been or are expected to be granted.

OTHER PLANS

Deferred Compensation Plan. The Deferred Compensation Plan is a nonqualified and unfunded deferred compensation program offered to approximately 500 U.S.-based Company employees in 2018. International service associates do not participate in the Deferred Compensation Plan. Eligible participants may defer up to 80% of base salary and up to 95% of their annual incentive. The Company has the benefit of full unrestricted use of all amounts deferred under the Deferred Compensation Plan until such amounts are required to be distributed to the plan participants. Gains and losses are credited based on the participant’s election of a variety of deemed investment choices. The Company does not match any employee deferral or guarantee a return. Participants’ accounts may or may not appreciate and may depreciate depending on the performance of their deemed investment choices. None of the deemed investment choices provide returns at above-market or preferential rates. All deferrals are paid out in cash upon distribution. Participants may schedule a distribution during employment or may opt to receive their balance after separation from service. Participants who are considered “specified employees” under Section 409A of the Tax Code (generally, the top 50 highest paid executives) may not receive a post-termination distribution for at least six months following separation. On occasion, the Company may provide a one-time credit to the Deferred Compensation Plan to make up for benefits lost under various circumstances, such as benefits lost at a prior employer. The Company has not provided any such credits for any of the Named Executive Officers.

International Service Programs. International service program benefits generally include relocation expenses, a housing allowance (including certain housing expenses), a cost of living adjustment (a cash adjustment designed to provide equivalent purchasing power), certain cash allowances recognizing differences in living conditions in the host location, a home leave allowance and currency protection. The programs also provide tax preparation services and tax equalization, where applicable. There were approximately 500 participants in these programs in 2018.

TCCC Severance Plan. The TCCC Severance Plan provides cash severance benefits to eligible employees who are involuntarily terminated. Eligible employees include regular, non-union, non-manufacturing U.S. employees and international service associates. Generally, benefits are payable when an employee is terminated involuntarily due to certain circumstances such as an internal reorganization or position elimination. Benefits are not payable if the employee is offered a comparable position with the Company or one of its affiliates, is terminated for cause or has entered into a separate agreement. The benefit payable is determined based on job grade level, salary and/or length of service. The minimum benefit is eight weeks of base pay and the maximum benefit is two years of base pay.

108 2019 Proxy Statement

Annex C - Reconciliation of GAAP and Non-GAAP Financial Measures   ANNEXES 10

ANNEX C - RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). However, management believes that certain non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Management also uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting.

For additional details regarding the reconciliation of GAAP and non-GAAP financial measures below, see the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2019. This information is also available in the “Investors” section of the Company’s website, www.coca-colacompany.com.

Year Ended December 31, 2018
(UNAUDITED) (In millions)	Net Operating Revenues
Reported (GAAP)	$31,856
Items Impacting Comparability:
Other Items	(9)
Comparable (Non-GAAP)	$31,847

Year Ended December 31, 2017
(UNAUDITED) (In millions)	Net Operating Revenues
Reported (GAAP)	$35,410
Items Impacting Comparability:
Other Items	6
Comparable (Non-GAAP)	$35,416

(UNAUDITED)	Year Ended December 31, 2018
% Change – Reported Net Operating Revenues (GAAP)	(10)
% Currency Impact	(1)
% Change – Currency Neutral (Non-GAAP)	(9)
% Acquisitions, Divestitures and Structural Items	(16)
% Impact of Accounting Changes[1]	2
% Change – Organic Revenues (Non-GAAP)	5
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
[1]	Impact of adoption of new revenue recognition accounting standard

Year Ended December 31, 2018
(UNAUDITED) (In millions)	Value Returned to Shareowners
Reported (GAAP):
Issuances of Stock	$1,476
Purchases of Stock for Treasury	(1,912)
Net Change in Stock Issuance Receivables[1]	(6)
Net Change in Treasury Stock Payables[2]	0
Net Share Repurchases (Non-GAAP)	(442)
Dividends (GAAP)	(6,644)
Value Returned to Shareowners (Non-GAAP)	$(7,086)
[1]	Net change in receivables related to employee stock options exercised but not settled prior to the end of the year
[2]	Represents the net change in payables for treasury shares repurchased but not settled prior to the end of the year.

2019 Proxy Statement 109

10 ANNEXES   Annex C - Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED) (In millions)	Year Ended December 31, 2018
Operating Income
Reported (GAAP)	$8,700
Items Impacting Comparability:
Asset Impairments	450
Productivity & Reinvestment	440
Transaction Gains/Losses	158
Other Items	58
Comparable (Non-GAAP)	$9,806

(UNAUDITED) (In millions)	Year Ended December 31, 2017
Operating Income
Reported (GAAP)	$7,599
Items Impacting Comparability:
Asset Impairments	737
Productivity & Reinvestment	534
Transaction Gains/Losses	302
Other Items	368
Comparable (Non-GAAP)	$9,540

Year Ended December 31, 2018
(UNAUDITED)	Operating Income
% Change – Reported (GAAP)	14
% Currency Impact	(6)
% Change – Currency Neutral (Non-GAAP)	20
% Structural Impact	(5)
% Change – Currency Neutral (Adjusted for Structural Items) (Non-GAAP)	25
% Impact of Accounting Changes[1]	0
% Change – Currency Neutral (Adjusted for Structural Items and Accounting Changes) (Non-GAAP)	26
% Impact of Items Impacting Comparability	12
% Change – Comparable (Non-GAAP)	3
% Comparable Currency Impact	(5)
% Change – Comparable Currency Neutral (Non-GAAP)	7
% Comparable Structural Impact	(4)
% Change – Comparable Currency Neutral (Adjusted for Structural Items) (Non-GAAP)	11
% Comparable Impact of Accounting Changes[1]	0
% Change – Comparable Currency Neutral (Adjusted for Structural Items and Accounting Changes)
(Non-GAAP)	11
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
[1]	Impact of adoption of new revenue recognition accounting standard

110 2019 Proxy Statement

YOU ARE PART OF A GREAT
HERITAGE AND HISTORY
JACOBS' PHARMACY.
EVERYTHING RETAILED
AT WHOLESALE PRICES
JACOBS' PHARMACY ANNEX
JACOBS PHARMACY
Coca-Cola

www.coca-colacompany.com

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 8:30 a.m., (EDT), on April 24, 2019
Online Go to www.investorvote.com/coca-cola or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
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2019 Annual Meeting Proxy Card
▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1. Election of Directors:
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Herbert A. Allen	☐	☐	☐	06 - Barry Diller	☐	☐	☐	11 - James Quincey	☐	☐	☐
02 - Ronald W. Allen	☐	☐	☐	07 - Helene D. Gayle	☐	☐	☐	12 - Caroline J. Tsay	☐	☐	☐
03 - Marc Bolland	☐	☐	☐	08 - Alexis M. Herman	☐	☐	☐	13 - David B. Weinberg	☐	☐	☐
04 - Ana Botín	☐	☐	☐	09 - Robert A. Kotick	☐	☐	☐
05 - Christopher C. Davis	☐	☐	☐	10 - Maria Elena Lagomasino	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Advisory vote to approve executive compensation	☐	☐	☐	3.	Ratification of the appointment of Ernst & Young LLP as Independent Auditors	☐	☐	☐
The Board of Directors recommends a vote AGAINST Proposals 4 and 5.
		For	Against	Abstain			For	Against	Abstain
4.	Shareowner proposal regarding an independent Board Chair	☐	☐	☐	5.	Shareowner proposal on sugar and public health	☐	☐	☐
B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

	C 1234567890	J N T
1 U P X 4 0 5 0 0 0
02ZBWL

NOTICE OF 2019 ANNUAL MEETING OF SHAREOWNERS

WHEN Wednesday, April 24, 2019 8:30 a.m., local time	WHERE World of Coca-Cola 121 Baker Street NW Atlanta, Georgia 30313

ITEMS OF BUSINESS
Our Board’s Recommendation
ITEM 1	To elect the 13 Director nominees identified in the accompanying Proxy Statement to serve until the 2020 Annual Meeting.	✓	FOR each Director Nominee
ITEM 2	To hold an advisory vote to approve executive compensation.	✓	FOR
ITEM 3	To ratify the appointment of Ernst & Young LLP as Independent Auditors of the Company to serve for the 2019 fiscal year.	✓	FOR
ITEM 4	To vote on a shareowner proposal regarding an independent Board Chair, if properly presented at the meeting.	X	AGAINST
ITEM 5	To vote on a shareowner proposal on sugar and public health, if properly presented at the meeting.	X	AGAINST
Shareowners will also transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

RECORD DATE Holders of record of our Common Stock as of February 25, 2019 are entitled to notice of, and to vote at, the meeting.	ATTENDING THE MEETING If you plan to attend the 2019 Annual Meeting of Shareowners in person, you must register in advance. See page 102 of the Proxy Statement for details.	AUDIOCAST OF THE MEETING Access links to vote, listen to a live audiocast of the meeting, submit questions and learn more about the Company at www.coca-colacompany.com/annual-meeting-of-shareowners.

Important Notice Regarding the Internet Availability of Proxy Materials for the 2019 Annual Meeting of Shareowners.
The material is available at: www.envisionreports.com/coca-cola

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

THE COCA-COLA COMPANY

This Proxy is solicited on behalf of the Board of Directors of The Coca-Cola Company

The undersigned, having received the Notice of 2019 Annual Meeting of Shareowners and Proxy Statement, hereby (i) appoints James Quincey, John Murphy and Bernhard Goepelt and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of The Coca-Cola Company owned of record by the undersigned, and (ii) directs The Northern Trust Company, Banco Popular de Puerto Rico and The Manufacturers Life Insurance Company, the trustees (the “Trustees”) under The Coca-Cola Company and its subsidiaries’ 401(k) and savings plans (the “Plans”), to vote in person or by proxy all shares of Common Stock of The Coca-Cola Company allocated to any accounts of the undersigned under such Plans, and which the undersigned is entitled to vote, in each case, on all matters which may come before the 2019 Annual Meeting of Shareowners to be held at World of Coca-Cola, 121 Baker Street, NW, Atlanta, Georgia 30313, on April 24, 2019, at 8:30 a.m., local time, and any adjournments or postponements thereof, unless otherwise specified herein or unless to do so would be inconsistent with the Trustees’ duties. The proxies, in their discretion, are further authorized to vote (x) for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter which the Board of Directors did not know would be presented at the 2019 Annual Meeting of Shareowners by a reasonable time before the proxy solicitation was made, and (z) on other matters which may properly come before the 2019 Annual Meeting of Shareowners and any adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

C	Non-Voting Items
Change of Address — Please print new address below.